Filed Pursuant to Rule 424(b)(5)
File Numbers 333-110207
333-110207-01
333-110207-03
333-110207-04
333-110207-05

PROSPECTUS SUPPLEMENT	(TO PROSPECTUS DATED NOVEMBER 3, 2003)

$300,000,000
TEPPCO Partners, L.P.

7.000% Fixed/Floating Rate Junior Subordinated Notes due 2067

Guaranteed to the extent described in this prospectus supplement by

TE Products Pipeline Company, Limited Partnership, TCTM, L.P.,
TEPPCO Midstream Companies, L.P. and Val Verde Gas Gathering Company, L.P.

The 7.000% Fixed/Floating Rate Junior Subordinated Notes due 2067, which we refer to as the “Notes,” issued by TEPPCO Partners, L.P. will bear interest from the date they are issued to June 1, 2017, at the annual rate of 7.000% of their principal amount, payable semi-annually in arrears on June 1 and December 1 of each year, commencing December 1, 2007, and thereafter will bear interest at an annual rate equal to the Three-Month LIBOR Rate for the related interest period plus a spread of 277.75 basis points, payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, commencing September 1, 2017. The Notes will mature on June 1, 2067.

We may elect to defer interest payments on the Notes on one or more occasions for up to ten consecutive years as described in this prospectus supplement. Deferred interest will accumulate additional interest at a rate equal to the interest rate then applicable to the Notes, to the extent permitted by law. Each of TE Products Pipeline Company, Limited Partnership, TCTM, L.P., TEPPCO Midstream Companies, L.P. and Val Verde Gas Gathering Company, L.P. will, jointly and severally, guarantee, on a junior subordinated basis, payment of the principal of, premium, if any, and interest on the Notes.

We may redeem the Notes in whole or in part at any time on or after June 1, 2017, at a redemption price equal to their principal amount plus accrued and unpaid interest. In addition, we may redeem the Notes prior to June 1, 2017 (a) in whole or in part, at any time, at a redemption price equal to the Make-Whole Redemption Price and (b) in whole but not in part, after the occurrence of either a Tax Event or a Rating Agency Event, at a redemption price equal to the Special Event Make-Whole Redemption Price, in each case as described in this prospectus supplement. Any redemption of the Notes is subject to the limitations set forth in the Replacement Capital Covenant described in this prospectus supplement.

Investing in the Notes involves certain risks. See “Risk Factors” beginning on page S-14 of this prospectus supplement and on page 1 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

			Proceeds to
			TEPPCO
	Public Offering	Underwriting	Partners, L.P.
	Price(1)	Discount	Before Expenses

Per Note	99.839%	1.375%	98.464%
Total	$299,517,000	$4,125,000	$295,392,000

(1)	The public offering price does not include accrued interest, if any, on the Notes, from May 18, 2007 to the date of delivery.

The underwriters expect to deliver the Notes in book entry form only, through the facilities of The Depository Trust Company, against payment on May 18, 2007.

Joint Book-Running Managers

Wachovia Securities	JPMorgan	SunTrust Robinson Humphrey

BNP PARIBAS	RBS Greenwich Capital

BNY Capital Markets, Inc.	KeyBanc Capital Markets	Wells Fargo Securities

The date of this prospectus supplement is May 15, 2007.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of Notes and certain terms of the Notes and the Guarantees. The second part is the accompanying prospectus, which describes certain terms of the indenture under which the Notes will be issued and which gives more general information, some of which may not apply to this offering of Notes. If the information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with additional or different information. We are not making an offer to sell these Notes or the Guarantees in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this document or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since these dates.

i

SUMMARY

This summary highlights information from this prospectus supplement and the accompanying prospectus to help you understand our business and the Notes. It does not contain all of the information that is important to you. You should read carefully the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of this offering and our business. You should also read “Risk Factors” beginning on page S-14 of this prospectus supplement and on page 1 of the accompanying prospectus for more information about important risks that you should consider before making a decision to purchase Notes in this offering.

TEPPCO Partners, L.P. conducts substantially all of its business through its subsidiaries and unconsolidated affiliates. Accordingly, in this “SUMMARY” and in the other sections of this prospectus supplement that describe the business of TEPPCO Partners, L.P., references to “TEPPCO Partners,” “us,” “we,” “our,” and like terms refer to TEPPCO Partners, L.P. together with its subsidiaries and unconsolidated affiliates.

The Notes are solely obligations of TEPPCO Partners, L.P. and, to the extent described in this prospectus supplement, are guaranteed by TE Products Pipeline Company, Limited Partnership., TCTM, L.P., TEPPCO Midstream Companies, L.P. and Val Verde Gas Gathering Company, L.P., which we refer to as the “Subsidiary Guarantors.” Accordingly, in the other sections of this prospectus supplement, unless the context otherwise indicates, references to “TEPPCO Partners,” the “Partnership,” “us,” “we,” “our,” and like terms refer to TEPPCO Partners, L.P. and do not include any of its subsidiaries or unconsolidated affiliates.

TEPPCO Partners, L.P. and its Subsidiaries

General Overview

We own and operate one of the largest common carrier pipelines of refined petroleum products and liquefied petroleum gases, or LPGs, in the United States. In addition, we own and operate petrochemical and natural gas liquids, or NGL, pipelines; we are engaged in crude oil transportation, storage, gathering and marketing; we own and operate natural gas gathering systems; and we own interests in Jonah Gas Gathering Company, Seaway Crude Pipeline Company, Centennial Pipeline LLC and an undivided ownership interest in the Basin Pipeline. We engage in three principal lines of business:

•	Downstream Segment: Transporting, Marketing and Storing Refined Petroleum Products, LPGs and Petrochemicals. Our Downstream Segment owns, operates or has investments in properties located in 14 states. The operations of the Downstream Segment consist of interstate transportation, storage and terminaling of refined products and LPGs; intrastate transportation of petrochemicals; distribution and marketing operations including terminaling services and other ancillary services. We own and operate an approximately 4,700-mile pipeline system, which includes receiving, storage and terminaling facilities, extending from southeast Texas through the central and midwestern United States to the northeastern United States. In addition, we own a 50% interest in Centennial Pipeline LLC, which owns and operates an interstate refined petroleum products pipeline extending from the upper Texas Gulf Coast to Illinois.

•	Upstream Segment: Gathering, Transporting, Marketing and Storing Crude Oil. Our Upstream Segment gathers, transports, markets and stores crude oil, and distributes lubrication oils and specialty chemicals, principally in Oklahoma, Texas, New Mexico and the Rocky Mountain region. We own and operate approximately 3,450 miles of crude oil trunk line and gathering pipelines, primarily in Texas, New Mexico and Oklahoma. Our Upstream Segment uses its asset base to aggregate crude oil and provide transportation and related services to its customers. Our Upstream Segment purchases crude oil from various producers and operators at the wellhead and makes bulk purchases of crude oil at pipeline and terminal facilities and trading locations. The crude oil is then sold to refiners and other customers. We also own a 50% interest in Seaway Crude Pipeline Company (starting in 2007, we receive 40% of revenue and expense), which owns an approximately 500-mile, 30-inch diameter crude oil pipeline that transports primarily imported crude oil from

Freeport, Texas to Cushing, Oklahoma, a central crude distribution point for the central United States and a delivery point for the New York Mercantile Exchange. In addition, we own crude oil storage tanks at Cushing, Oklahoma, and Midland, Texas, and an interest in the Basin pipeline, which transports crude oil from the Permian Basin in New Mexico and Texas to Cushing, Oklahoma.

•	Midstream Segment: Gathering Natural Gas, Transporting NGLs and Fractionating NGLs. Our Midstream Segment gathers natural gas and transports and fractionates NGLs. We have an equity ownership interest in Jonah Gas Gathering Company, which serves the Jonah and Pinedale fields in Wyoming. According to the Energy Information Administration’s 2005 estimates, these fields were in the top ten natural gas producing fields in the United States. The Jonah system gathers natural gas from approximately 1,130 producing wells and consists of approximately 640 miles of pipelines. Natural gas gathered on the Jonah system is delivered to several interstate pipeline systems that provide access to a number of West Coast, Rocky Mountain and Midwest markets. Through our Val Verde gathering system, we gather coal bed methane in southern Colorado and New Mexico. Our Val Verde coal bed methane gathering system consists of approximately 400 miles of pipelines, 14 compressor stations operating over 75,000 horsepower of compression and a large amine treating system for the removal of carbon dioxide. In addition, we own approximately 1,500 miles of NGL pipelines, which include the Chaparral and Quanah systems extending from southeastern New Mexico through Texas, and NGL pipelines along the Texas Gulf Coast and in East Texas. We also own two fractionators in Colorado, which separate a mixed stream of NGLs into individual components.

Our limited partner units representing limited partner interests are listed on the New York Stock Exchange under the symbol “TPP.”

Recent Developments

Acquisition of our General Partner

On May 7, 2007, Enterprise GP Holdings L.P. acquired all of the member interests in our general partner, Texas Eastern Products Pipeline Company, LLC, and 4,400,000 of our common units from affiliates of EPCO, Inc. Enterprise GP Holdings L.P.’s common units are traded on the New York Stock Exchange and it is an affiliate of EPCO, Inc.

Capital Projects and Acquisitions

In December 2006, we announced that we had signed an agreement with Motiva Enterprises, LLC (“Motiva”) for us to construct and operate a new refined products storage facility to support the proposed expansion of Motiva’s refinery in Port Arthur, Texas. Under the terms of the agreement, we will construct a 5.4 million barrel refined products storage facility for gasoline and distillates. The agreement also provides for a 15-year throughput and dedication of volume, which will commence upon completion of the refinery expansion. The project includes the construction of 20 storage tanks, five 3.5-mile product pipelines connecting the storage facility to Motiva’s refinery, 15,000 horsepower of pumping capacity and distribution pipeline connections to the Colonial, Explorer and Magtex pipelines. Under the terms of the agreement, if Motiva cancels the agreement prior to the commencement date of the project, Motiva will reimburse us the actual reasonable expenses we have incurred after the effective date of the agreement, including both internal and external costs that would be capitalized as a part of the project. If the cancellation were to occur in 2007, Motiva would also pay costs incurred to date plus a five percent cancellation fee, with the fee increasing to ten percent after 2007.

In November 2006, we purchased a refined products terminal in Aberdeen, Mississippi, for approximately $5.8 million from Mississippi Terminal and Marketing Inc. The facility, located along the Tennessee-Tombigbee Waterway system, has storage capacity of 130,000 barrels for gasoline and diesel, which are supplied by barge for delivery to local markets, including Tupelo and Columbus, Mississippi.

In July and December 2006, we purchased two LPG storage caverns, one active brine pond, a four bay truck rack, seven above ground storage tanks, and a twelve-spot railcar rack for $10.0 million and one active 170,000 barrel LPG storage cavern, the associated piping and related equipment for $4.8 million, respectively.

Sale of Downstream Segment Pipeline

On January 23, 2007, we sold a 10-mile, 18-inch segment of pipeline to an affiliate of Enterprise Products Partners L.P. (“Enterprise”) for approximately $8.0 million. These assets were part of our Downstream Segment and had a net book value of approximately $2.5 million. The sales proceeds were used to fund construction of a replacement pipeline in the area that we expect will provide greater operational capability and flexibility. We recognized a gain of approximately $5.5 million on this transaction.

Sale of Interest in Mont Belvieu Storage Partners

On March 1, 2007, we sold our equity interest in Mont Belvieu Storage Partners, L.P. and Mont Belvieu Venture, LLC, together with other related assets to Louis Dreyfus Energy Services L.P. and received approximately $168 million, which includes proceeds from the sale and approximately $10 million of cash distributions related to prior earnings. The proceeds from this transaction are being used to partially fund our 2007 portion of the expansion of the Jonah system and other organic growth projects. This sale was completed in accordance with the terms and conditions of an order issued by the Federal Trade Commission in connection with the 2005 acquisition of our general partner.

Jonah Joint Venture

On August 1, 2006, Enterprise, through its affiliate, Enterprise Gas Processing, LLC, became our joint venture partner by acquiring an interest in Jonah Gas Gathering Company, the general partnership through which we have owned our interest in the Jonah system.

We are in the fifth phase of our expansion of the Jonah system. In connection with the joint venture arrangement, we and Enterprise plan to continue the Phase V expansion, which is expected to increase the system capacity of the Jonah system from 1.5 Bcf/d to approximately 2.3 Bcf/d and to significantly reduce system operating pressures, which is anticipated to lead to increased production rates and ultimate reserve recoveries. The first portion of this phase of the expansion, which is in turn expected to increase the system gathering capacity to approximately 2.0 Bcf/d, is scheduled to be completed in the second quarter of 2007. The second portion of this phase of the expansion is expected to be completed by the end of 2007. The anticipated cost of the Phase V expansion is expected to be approximately $444.0 million. We expect to reimburse Enterprise for approximately 50% of these costs. To the extent the costs exceed an agreed upon base cost estimate of $415.2 million, we and Enterprise will each pay our respective ownership share (approximately 80% and 20%, respectively) of such costs.

Our Strategy

Our business strategy is to prudently manage our business and to grow sustainable cash flow and cash distributions to our unitholders. The key elements of our strategy are:

•	To operate in a safe, efficient and environmentally responsible manner;

•	To increase fee based revenues;

•	To maintain a balanced mix of assets;

•	To focus on internal growth prospects in order to increase pipeline system and terminal throughput, expand and upgrade existing assets and services and construct new pipelines, terminals and facilities; and

•	To target accretive and complementary acquisitions and expansion opportunities that provide attractive growth potential.

Our Organization

We are a Delaware master limited partnership formed in March 1990. Our general partner, Texas Eastern Products Pipeline Company, LLC, is wholly owned by Enterprise GP Holdings L.P., a partnership the common units of which are traded on the New York Stock Exchange.

We do not directly employ any officers or other persons responsible for managing our operations. Under our partnership agreement, our general partner manages and operates our business. Under an administrative services agreement, EPCO, Inc. performs all management, administrative and operating functions required for us and our general partner, and we reimburse EPCO, Inc. for all direct and indirect expenses that have been incurred in managing our partnership.

The following chart depicts our current organizational structure and ownership.

GP = General Partner Interest
LP = Limited Partner Interest

(1)	EPCO, Inc. and its private company affiliates own the sole 0.01% GP interest and an aggregate 90.1% LP interest in Enterprise GP Holdings L.P. The remaining LP interests in Enterprise GP Holdings L.P. are publicly owned.

(2)	Does not include our general partner’s interest in distributions above the minimum quarterly distribution. For the quarter ended March 31, 2007, our general partner received 16.4% of the cash we distributed to our partners.

THE OFFERING

Issuer	TEPPCO Partners, L.P.

Securities Offered	$300,000,000 aggregate principal amount of our 7.000% Fixed/Floating Rate Junior Subordinated Notes due 2067, which we refer to as the “Notes.”

Guarantors	TE Products Pipeline Company, Limited Partnership, TCTM, L.P., TEPPCO Midstream Companies, L.P. and Val Verde Gas Gathering Company, L.P., which we refer to as the “Subsidiary Guarantors.”

Maturity	June 1, 2067.

Interest Rate; Fixed Rate Period; Floating Rate Period	The Notes will bear interest from the date of issuance to June 1, 2017, which we refer to as the “Fixed Rate Period,” at an annual rate of 7.000%, payable semi-annually in arrears on June 1 and December 1 of each year, commencing December 1, 2007, and thereafter, which we refer to as the “Floating Rate Period,” at an annual rate equal to the sum of the Three-Month LIBOR Rate (as defined in “Description of the Notes — Determining the Floating Rate; Calculation Agent”) for the related interest period plus a spread of 277.75 basis points, payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, commencing September 1, 2017, unless payment is deferred as described below.

For a more complete description of interest payable on the Notes, see “Description of the Notes — Interest Rate and Interest Payment Dates” and “Description of the Notes — Determining the Floating Rate; Calculation Agent.”

Optional Deferral of Interest	We may defer interest payments on the Notes, from time to time, for one or more periods (each, an “Optional Deferral Period” ) of up to 10 consecutive years per Optional Deferral Period. In other words, we may declare at our discretion up to a 10-year interest payment moratorium on the Notes, and we may choose to do that on more than one occasion. We may not defer payments beyond the maturity date of, or redemption date for, the Notes.

Deferred interest not paid on an interest payment date will bear interest from that interest payment date until paid at the then prevailing interest rate on the Notes compounded semi-annually during the Fixed Rate Period and quarterly during the Floating Rate Period, as described under “Description of the Notes — Interest Rate and Interest Payment Dates.” We refer to such deferred interest, the interest accrued thereon and any accrued and unpaid interest on any interest payment date during a deferral period collectively as “Deferred Interest.” Once we pay all Deferred Interest resulting from our optional deferral, such Optional Deferral Period will end and we may later defer interest again for a new Optional Deferral Period. We have, however, no current intention of deferring interest payments on the Notes.

Distribution Stopper	During any period in which we defer interest payments on the Notes, subject to certain exceptions:

• we will not declare or make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of our equity securities;

• neither we nor the Subsidiary Guarantors will make, and we and the Subsidiary Guarantors will cause our respective majority-owned subsidiaries not to make, any payment of interest, principal or premium, if any, on or repay, purchase or redeem any of our or the Subsidiary Guarantors’ debt securities (including securities similar to the Notes) that contractually rank equally with or junior to the Notes or the Guarantees, as applicable; and

• neither we nor the Subsidiary Guarantors will make, and we and the Subsidiary Guarantors will cause our respective majority-owned subsidiaries not to make, any payments under a guarantee of debt securities (including under a guarantee of debt securities that are similar to the Notes) that contractually ranks equally with or junior to the Notes or the Guarantees, as applicable.

This covenant is subject to the exceptions described under “Description of the Notes — Distribution Stopper.”

Subordination and Ranking	Our payment obligations under the Notes will be unsecured and will, to the extent provided in the Indenture (as defined in this prospectus supplement), be subordinated to the prior payment in full of all of our present and future indebtedness for borrowed money, indebtedness evidenced by securities, bonds, notes and debentures, obligations under guarantees, direct credit substitutes, hedge and derivative products, capitalized lease obligations, letters of credit, cash management arrangements, certain operating leases and other Senior Indebtedness (as defined under “Description of the Notes — Subordination; Ranking of the Notes; Payment Blockage”). However, the Notes will rank equally with our trade accounts payable and certain other liabilities arising in the ordinary course of our business, any of our indebtedness which by its terms is expressly made equal in rank with the Notes and indebtedness owed by us to our majority-owned subsidiaries.

The Notes will rank senior in right of payment to all of our present and future equity securities.

The Indenture does not limit our ability to incur additional debt, including debt that ranks senior in priority of payment to or pari passu with the Notes.

We conduct a significant amount of our operations through our subsidiaries and unconsolidated affiliates, and a significant amount of our assets include our ownership interests in such entities. Holders of the Notes will have a junior position to claims of creditors of our subsidiaries, other than the Subsidiary Guarantors, and unconsolidated affiliates, including trade creditors, debt holders, secured creditors, taxing authorities and guarantee holders. Holders of the Notes will have a junior position to claims of creditors holding “senior indebtedness” of our subsidiaries that are Subsidiary Guarantors to the extent described under “Description of the Notes — Guarantees.”

Guarantees	Each of the Subsidiary Guarantors will, jointly and severally, fully and unconditionally guarantee (each, a “Guarantee”) the full and prompt payment of principal of, premium, if any, and interest on the Notes, when and as the same become due and payable (subject to our right to defer interest as set forth under “Description of the Notes — Optional Deferral of Interest”), whether at stated maturity, upon redemption, by declaration of acceleration or otherwise, as described under “Description of the Notes — Guarantees.” The Guarantees will be unsecured and subordinated to the senior indebtedness of each of the Subsidiary Guarantors, as described under “Description of the Notes — Guarantees.”

Optional Redemption	We may redeem the Notes before their maturity, subject to the limitations set forth in the Replacement Capital Covenant discussed below, as follows:

• in whole or in part at any time on or after June 1, 2017, at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest;

• in whole or in part at any time prior to June 1, 2017, at a redemption price equal to the Make-Whole Redemption Price (as defined in “Description of the Notes — Optional Redemption”); or

• in whole but not in part prior to June 1, 2017, after the occurrence of a Tax Event or Rating Agency Event at a redemption price equal to the “Special Event Make-Whole Redemption Price” (as defined in “Description of the Notes — Optional Redemption”).

For a more complete description of the redemption provisions of the Notes, see “Description of the Notes — Optional Redemption.”

Replacement Capital Covenant	At or around the time of the initial issuance of the Notes, we and the Subsidiary Guarantors will enter into a Replacement Capital Covenant in which we and they will covenant for the benefit of holders of a designated series of long-term indebtedness that ranks senior to the Notes that we and they will not redeem or purchase (or cause any of our majority-owned subsidiaries to purchase) or otherwise satisfy, discharge or defease (which we are together referring to as “defease” or “defeasance,” as applicable) any of the Notes on or before June 1, 2037, unless, subject to certain limitations, during the 180 days prior to the date of that redemption, repurchase, defeasance or purchase we have or one of our subsidiaries has received a specified amount of proceeds from the sale of qualifying securities that have characteristics that are the same as, or more equity-like than, the applicable characteristics of the Notes. The Replacement Capital Covenant is not intended for the benefit of holders of the Notes and cannot be enforced by them, and the Replacement Capital Covenant is not a term of the Indenture or the Notes.

In the event that the Replacement Capital Covenant terminates prior to June 1, 2037, as a result of there being no eligible designated debt outstanding, we intend that if we redeem the Notes, or if we or one of our majority-owned subsidiaries purchases the Notes, the redemption or purchase price of the Notes will be paid with amounts that include net proceeds received by us or our subsidiaries from the sale or issuance, during the 180-day period prior to the date of such redemption or such purchase, by us or our subsidiaries to third-party purchasers of securities for which we will receive equity-like credit from the rating agencies which rate our securities, that is equal to or greater than the equity-like credit then attributed to the Notes being redeemed or purchased. The determination of the equity-like credit of the Notes may result in the issuance of an amount of new securities that may be less than the principal amount of the Notes, depending upon, among other things, the nature of the new securities issued and the equity-like credit attributed by a rating agency to the Notes and the new securities.

Events of Default	The following will be events of default under the Indenture governing the terms of the Notes, as described in more detail under “Description of the Notes — Events of Default”:

• the failure to pay principal when due;

• the failure to pay interest when due and payable that continues for 30 days, subject to the right to defer interest payments as described in “Description of the Notes — Optional Deferral of Interest;”

• certain events of bankruptcy, insolvency or reorganization involving us; or

• any of the Guarantees ceases to be in full force and effect or is declared null and void in a judicial proceeding.

Reopening of the Series	We may, without the consent of the holders of the Notes, increase the principal amount of the series and issue additional notes of such series having the same ranking, interest rate, maturity and other terms as the Notes, except for issue date, issue price and, if applicable, first interest payment date. Any such additional notes may, together with the Notes, constitute a single series of securities.

Use of Proceeds	We expect to receive aggregate net proceeds of approximately $295.3 million from the sale of the Notes to the underwriters after deducting the underwriters’ discount and other offering expenses payable by us. We expect to use the net proceeds of this offering to temporarily reduce borrowings outstanding under our multi-year revolving credit facility and for general partnership purposes.

Ratings	The Notes will be rated Ba1 (negative) and BB (stable) by Moody’s Investors Service and Standard & Poor’s Rating Services,

respectively. Credit ratings are intended to provide banks and capital market participants with a framework for comparing the credit quality of securities and are not a recommendation to buy, sell or hold these securities. Each rating may be subject to revision or withdrawal at any time and should be evaluated independently of any other rating.

Federal Income Tax Considerations	In connection with the issuance of the Notes, Bracewell & Giuliani LLP will render an opinion to us that, for United States federal income tax purposes, the Notes will be classified as indebtedness (although there is no clear authority directly on point). This opinion is subject to certain customary conditions. See “Certain United States Federal Income Tax Considerations.”

Each purchaser of the Notes agrees to treat the Notes as indebtedness for all United States federal, state and local tax purposes. We intend to treat the Notes in the same manner.

If we elect to defer interest on the Notes, the holders of the Notes will be required to accrue income for United States federal income tax purposes in the amount of the accumulated interest payments on the Notes, in the form of original issue discount, even though cash interest payments are deferred and even though they may be cash basis taxpayers.

Risk Factors	Investing in the Notes involves certain risks. You should carefully consider the risk factors discussed under the heading “Risk Factors” beginning on page S-14 of this prospectus supplement and on page 1 of the accompanying prospectus and the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in the Notes.

Book-Entry Form/Denominations	The Notes will be issued in denominations of $1,000 and integral multiples thereof in book-entry form and will be represented by a permanent global certificate deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the Notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Trading	We will not list the Notes for trading on any securities exchange.

Trustee	The Bank of New York Trust Company, N.A.

Governing Law	The Notes and the Indenture will be governed by, and construed in accordance with, the laws of the State of New York.

SUMMARY CONSOLIDATED HISTORICAL FINANCIAL AND OPERATING DATA

The following table sets forth, for the periods and at the dates indicated, certain selected consolidated financial and operating data of TEPPCO Partners and its subsidiaries. The selected financial data as of and for the years ended December 31, 2004, 2005 and 2006, reflect as discontinued operations Jonah Gas Gathering Company’s Pioneer silica gel natural gas processing plant, which was sold on March 31, 2006. The selected financial data as of and for the years ended December 31, 2004, 2005 and 2006 is derived from and should be read in conjunction with the audited consolidated financial statements that are incorporated by reference into this prospectus supplement. The selected financial and operating data as of and for the three-month periods ended March 31, 2006 and 2007 is derived from and should be read in conjunction with our unaudited consolidated financial statements that are incorporated by reference into this prospectus supplement.

				Three Months Ended
	Year Ended December 31,			March 31,
	2004	2005	2006	2006	2007
				(Unaudited)
	(In thousands, except per unit amounts)

Income statement data:
Operating revenues	$5,948,090	$8,605,034	$9,607,485	$2,536,369	$1,978,429
Purchases of petroleum products	5,367,027	7,986,438	8,967,062	2,371,040	1,813,994
Depreciation and amortization	112,284	110,729	108,252	28,757	25,369
Operating, general and administrative expenses	285,388	288,502	309,796	75,312	74,281
Gains on sales of assets	(1,053)	(668)	(7,404)	(1,378)	(18,649)

Total costs and expenses	5,763,646	8,385,001	9,377,706	2,473,731	1,894,995

Operating income	184,444	220,033	229,779	62,638	83,434
Interest expense — net	(72,053)	(81,861)	(86,171)	(21,143)	(22,211)
Gain on sale of ownership interest in Mont Belvieu Storage Partners, L.P.	—	—	—	—	59,837
Equity earnings	22,148	20,094	36,761	989	16,563
Other income — net	1,320	1,135	2,965	899	586

Income before provision for income taxes	135,859	159,401	183,334	43,383	138,209
Provision for income taxes	—	—	652	—	18

Income from continuing operations	135,859	159,401	182,682	43,383	138,191
Income from discontinued operations	2,689	3,150	1,497	1,607	—
Gain on sale of discontinued operations	—	—	17,872	17,884	—

Discontinued operations	2,689	3,150	19,369	19,491	—

Net income	$138,548	$162,551	$202,051	$62,874	$138,191

Basic and diluted net income per Limited Partner Unit:
Continuing operations	$1.53	$1.67	$1.77	$0.43	$1.29
Discontinued operations	0.03	0.04	0.19	0.20	—

Basic and diluted net income per Limited Partner Unit	$1.56	$1.71	$1.96	$0.63	$1.29
Weighted average Limited Partner Units outstanding	62,999	67,397	73,657	69,964	89,805
Balance sheet data (at period end):
Property, plant and equipment — net	$1,703,702	$1,960,068	$1,642,095	$1,936,755	$1,650,547
Total assets	3,186,284	3,680,538	3,922,092	3,814,582	3,796,950
Long-term debt (net of current maturities)	1,480,226	1,525,021	1,603,287	1,547,054	1,512,302
Partners’ capital	1,011,103	1,201,370	1,320,330	1,199,259	1,386,675

				Three Months Ended
	Year Ended December 31,			March 31,
	2004	2005	2006	2006	2007
				(Unaudited)
	(In thousands, except per unit amounts)

Other financial data:
Adjusted EBITDA(1)	$349,377	$383,695	$432,229	$119,475	$199,027
Net cash flow provided by (used in):
Operating activities from continuing operations	263,896	250,723	271,552	37,093	68,731
Total operating activities	267,167	254,505	273,073	38,724	68,731
Investing activities
Capital expenditures	(156,749)	(220,553)	(170,046)	(38,272)	(34,084)
Acquisitions and equity investments	(26,279)	(116,464)	(148,775)	(1,720)	(37,023)
Proceeds from the sale of assets	1,226	510	51,558	39,030	165,266
Other	(957)	(14,408)	(6,453)	—	—
Discontinued operations	(7,398)	—	—	—	—

Total investing activities	$(190,157)	$(350,915)	$(273,716)	$(962)	$94,159
Total financing activities	$(90,057)	$80,107	$594	$(37,792)	$(162,889)
Operating data:
Downstream (barrels):
Refined products	152,437	160,667	165,269	35,808	35,754
Liquefied petroleum gases	43,982	45,061	44,997	12,840	16,598
Upstream:
Crude oil transportation (barrels)	101,462	94,743	91,487	22,328	24,133
Crude oil marketing (barrels)	177,273	203,325	222,069	52,941	55,946
Crude oil terminaling (barrels)	113,197	110,254	125,974	24,443	40,143
Lubricants and chemicals (gallons)	13,964	14,844	14,444	3,855	3,831
Midstream:
NGL transportation (barrels)	59,549	61,051	69,746	15,866	17,565
Gathering — natural gas (million cubic feet)	499,085	595,880	654,796	154,019	176,150
Fractionation — natural gas liquids (barrels)	4,149	4,431	4,406	1,153	978

(1)	“Adjusted EBITDA” is a “non-GAAP financial measure” under the rules of the Securities and Exchange Commission. We define Adjusted EBITDA as net income plus interest expense-net, provision for income taxes and depreciation and amortization plus a pro rata portion, based on our equity ownership, of the interest expense and depreciation and amortization of each of our joint ventures. We have historically included the pro rata portion of these joint venture items in our EBITDA-related disclosures. We have included Adjusted EBITDA as a supplemental disclosure because our management believes Adjusted EBITDA is used by our investors as a supplemental financial measurement in the evaluation of our business. Our management believes Adjusted EBITDA provides useful information regarding the performance of the assets of TEPPCO Partners and its subsidiaries without regard to financing methods, capital structures or historical cost basis. As a result, Adjusted EBITDA provides investors a helpful measure for comparing the operating performance of TEPPCO Partners and its subsidiaries with the performance of other companies that have different financing and capital structures. Adjusted EBITDA multiples are also used by our investors in assisting in the valuation of our limited partners’ equity.

Adjusted EBITDA should not be considered as an alternative to net income or income from continuing operations, operating income, cash flows from operating activities or any other measure of financial performance calculated and presented in accordance with generally accepted accounting principles. Adjusted EBITDA of TEPPCO Partners and its subsidiaries may not be comparable to EBITDA of other companies because other companies may not calculate EBITDA in the same manner as we do.

The following table reconciles Adjusted EBITDA to net income, its most directly comparable financial measure calculated and presented in accordance with GAAP:

	Year Ended			Three Months Ended
	December 31,			March 31,
	2004	2005	2006	2006	2007
	(In thousands)

Net income	$138,548	$162,551	$202,051	$62,874	$138,191
Discontinued operations	2,689	3,150	19,369	19,491	—

Net income from continuing operations	135,859	159,401	182,682	43,383	138,191
Interest expense — net	72,053	81,861	86,171	21,143	22,211
Depreciation and amortization (D&A)	112,284	110,729	108,252	28,757	25,369
Provision for income taxes	—	—	652	—	18
Amortization of excess investment in joint ventures	3,833	4,763	4,314	907	809
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A	22,049	23,179	30,738	5,743	12,429

Adjusted EBITDA, from continuing operations	$346,078	$379,933	$412,809	$99,933	$199,027
Discontinued operations	2,689	3,150	19,369	19,491	—
D&A included in discontinued operations	610	612	51	51	—

Adjusted EBITDA	$349,377	$383,695	$432,229	$119,475	$199,027

RISK FACTORS

An investment in the Notes involves certain risks. You should carefully consider the supplemental risks described below in addition to the risks described under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference herein, as well as the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected. In that case, the value of the Notes could decline, and you could lose part or all of your investment.

We may elect to defer interest payments on the Notes at our option for one or more periods of up to ten consecutive years.

We may elect to defer payment of all or part of the current and accrued interest otherwise due on the Notes for one or more periods of up to ten consecutive years, as described under “Description of the Notes — Optional Deferral of Interest.” If we exercise this option, you will not receive any current income on your investment in the Notes during such deferral period. In addition, although we are not permitted to defer payment of interest for more than ten consecutive years, we are permitted to defer interest for multiple periods of up to ten years without triggering an event of default.

We will not be able to pay current interest on the Notes until we have paid all Deferred Interest, which could have the effect of extending interest deferral periods.

We will be prohibited from paying current interest on the Notes until we have paid all Deferred Interest on the Notes, even if we have cash available from other sources. As a result, we will not be able to pay current interest on the Notes, even if we have funds available to pay such current interest, if we do not have available funds to pay all Deferred Interest.

The Notes are subordinated to substantially all of our direct indebtedness.

Our payment obligations under the Notes are unsecured and subordinated and rank junior in right of payment to all of our current and future “senior indebtedness,” including our indebtedness for borrowed money, indebtedness evidenced by bonds, debentures, notes or similar instruments, obligations arising from or with respect to guarantees and direct credit substitutes, obligations associated with hedges and derivative products, capitalized lease obligations and other senior indebtedness, excluding our trade account payables, certain other liabilities arising in the ordinary course of our business, any of our indebtedness which by its terms is expressly made equal in rank with or subordinated to the Notes and indebtedness owed by us to our majority-owned subsidiaries. We cannot make any payments on the Notes if we have defaulted on a payment of senior indebtedness and do not cure the default within the applicable grace period, or if the senior indebtedness becomes immediately due because of a default and has not yet been paid in full.

As a result of the subordination provisions discussed in “Description of the Notes — Subordination; Ranking of the Notes; Payment Blockage,” in the event of our insolvency, funds that we would otherwise use to pay the holders of the Notes will be used to pay the holders of our senior indebtedness to the extent necessary to pay such indebtedness in full. As a result of those payments, holders of the Notes may recover less, ratably, than the holders of our senior indebtedness. In addition, the holders of all of our senior indebtedness may, under certain circumstances, restrict or prohibit us from making payments on the Notes.

The Indenture does not limit our ability to incur additional indebtedness and other obligations, including indebtedness and other obligations that rank senior to or pari passu with the Notes. At March 31, 2007, the indebtedness of TEPPCO Partners and the Subsidiary Guarantors (including guarantees of indebtedness of unconsolidated affiliates) that is senior to the Notes and the Guarantees totaled approximately $1,562.6 million. As discussed below, the Notes will also be effectively subordinated to the existing and future indebtedness and other obligations of our subsidiaries, other than the Subsidiary Guarantors, and unconsolidated affiliates.

The Subsidiary Guarantors’ guarantee of the Notes is subordinate to all of their respective senior indebtedness.

Each Subsidiary Guarantor’s guarantee of the Notes is subordinated and ranks junior in right of payment to all of its current and future “senior indebtedness,” including such Subsidiary Guarantor’s indebtedness for borrowed money, indebtedness evidenced by bonds, debentures, notes or similar instruments, obligations arising from or with respect to guarantees and direct credit substitutes, obligations associated with hedges and derivative products, capitalized lease obligations and other senior indebtedness, excluding its trade account payables, certain other liabilities arising in the ordinary course of its business, any indebtedness which by its terms is expressly made equal in rank with or subordinated to its guarantee of the Notes and obligations owed by such Subsidiary Guarantor to its majority-owned subsidiaries. A Subsidiary Guarantor will not be permitted to make any payments under its guarantee of the Notes if it has defaulted on a payment of senior indebtedness.

A court may use fraudulent conveyance considerations to avoid or subordinate the subsidiary guarantees.

Various applicable fraudulent conveyance laws have been enacted for the protection of creditors. A court may use fraudulent conveyance laws to subordinate or avoid the Subsidiary Guarantors’ guarantees of the Notes. It is also possible that under certain circumstances a court could hold that the direct obligations of a Subsidiary Guarantor could be superior to the obligations under its guarantee of the Notes.

A court could avoid or subordinate the guarantee of the Notes by a Subsidiary Guarantor in favor of that Subsidiary Guarantor’s other debts or liabilities to the extent that the court determined either of the following were true at the time the Subsidiary Guarantor issued the guarantee:

•	that Subsidiary Guarantor incurred the guarantee with the intent to hinder, delay or defraud any of its present or future creditors or that contemplated insolvency with a design to favor one or more creditors to the total or partial exclusion of others; or

•	that Subsidiary Guarantor did not receive fair consideration or reasonable equivalent value for issuing the guarantee and, at the time it issued the guarantee, that Subsidiary Guarantor:

•	was insolvent or rendered insolvent by reason of the issuance of the guarantee;

•	was engaged or about to engage in a business or transaction for which the remaining assets of that Subsidiary Guarantor constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured.

The measure of insolvency for purposes of the foregoing will vary depending upon the law of the relevant jurisdiction. Generally, however, an entity would be considered insolvent for purposes of the foregoing if the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets at a fair valuation, or if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and matured.

Among other things, a legal challenge of a Subsidiary Guarantor’s guarantee of the Notes on fraudulent conveyance grounds may focus on the benefits, if any, realized by that Subsidiary Guarantor as a result of our issuance of the Notes. To the extent a Subsidiary Guarantor’s guarantee of the Notes is avoided as a result of fraudulent conveyance or held unenforceable for any other reason, the Note holders would cease to have any claim in respect of that Subsidiary Guarantor’s guarantee.

We may not be able to obtain cash from our subsidiaries to make payments on the Notes.

We conduct the majority of our operations through our subsidiaries and unconsolidated affiliates, some of which are not wholly-owned, and we rely on dividends, distributions, proceeds from inter-company transactions, interest payments and loans from those entities to meet our obligations for payment of principal and interest on our outstanding debt obligations and corporate expenses, including interest payments on the Notes, which may be subject to contractual restrictions. Accordingly, the Notes are structurally subordinated to all existing and future liabilities of our subsidiaries, other than the Subsidiary Guarantors, and unconsolidated affiliates. Holders of the Notes will have a junior position to claims of creditors holding “senior indebtedness” of our subsidiaries that are Subsidiary Guarantors as described in the risk factor above. Holders of Notes should look only to our assets and the assets of the Subsidiary Guarantors, and not any of our other subsidiaries or unconsolidated affiliates, for payments on the Notes. If we are unable to obtain cash from such entities to fund required payments in respect of the Notes, we may be unable to make payments of principal of or interest on the Notes.

If interest on the Notes is deferred, holders of the Notes will be required to recognize income for United States federal income tax purposes at the time interest accrues regardless of their method of accounting before they actually receive interest payments in cash.

If we defer interest payments on the Notes, each holder of the Notes will be required to accrue income for United States federal income tax purposes in the amount of the Deferred Interest on the Notes, in the form of original issue discount. In that event, you, as a holder of Notes,

•	will recognize income for United States federal income tax purposes in advance of the receipt of cash corresponding to that income even if you are on the cash basis of accounting; and

•	will not receive the cash related to that income from us if you dispose of your Notes prior to the applicable record date for any payments of those amounts.

The interest rate of the Notes will fluctuate when the fixed rate period ends, and may from time to time decline below the fixed rate.

After the conclusion of the Fixed Rate Period for the Notes, on June 1, 2017, the Notes will begin to bear interest at a floating rate equal to the Three-Month LIBOR Rate for the related interest period plus         basis points. The floating rate may be volatile over time and could be substantially less than the fixed rate. In addition to experiencing a decline in current interest income, holders of the Notes could also encounter a reduction in the value of their Notes.

We may elect to cause the redemption of the Notes when prevailing interest rates are relatively low.

We may redeem the Notes:

•	in whole or in part at any time prior to June 1, 2017 upon payment of the Make-Whole Redemption Price, as discussed under “Description of the Notes — Optional Redemption;”

•	in whole at any time prior to June 1, 2017 after the occurrence of a Tax Event or a Rating Agency Event for a price equal to the Special Event Make-Whole Redemption Price, as discussed under “Description of the Notes — Optional Redemption;” or

•	in whole or in part, on one or more occasions at any time on or after June 1, 2017 at 100% of their principal amount plus accrued and unpaid interest, as discussed under “Description of the Notes — Optional Redemption.”

We may choose to redeem the Notes for a variety of reasons, including when prevailing interest rates are lower than the then applicable interest rate on the Notes. In that case, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the Notes.

As discussed in the next succeeding risk factor, our ability to redeem the Notes will be limited by the terms of a Replacement Capital Covenant that we are entering into for the benefit of the holders of a designated series of our long-term indebtedness that ranks senior to the Notes.

Our right to redeem, repurchase, defease or purchase the Notes is limited by a covenant that we are making in favor of certain other debtholders.

By their terms, the Notes may be redeemed by us before their maturity as described in “Description of the Notes — Optional Redemption.” However, around the time of the initial issuance of the Notes, we are entering into a “Replacement Capital Covenant,” which is described under “Certain Terms of the Replacement Capital Covenant,” that will limit our right to redeem or repurchase the Notes. In the Replacement Capital Covenant, we covenant for the benefit of holders of a designated series of our long-term indebtedness that ranks senior to the Notes that we will not redeem or repurchase Notes on or before June 1, 2037 unless, subject to certain limitations, during the 180 days prior to the date of that redemption, repurchase, defeasance or purchase we, or one of our subsidiaries has received a specified amount of proceeds from the sale of qualifying securities that have characteristics that are the same as, or more equity-like than, the applicable characteristics of the Notes.

Our ability to raise proceeds from the sale of securities that qualify under the Replacement Capital Covenant during the 180 days prior to a proposed redemption, repurchase, defeasance or purchase will depend on, among other things, the condition of our business and our financial condition, market conditions at such time as well as the acceptability to prospective investors of the terms of those securities. Accordingly, there could be circumstances where we would wish to redeem, repurchase, defease or purchase some or all of the Notes and sufficient cash is available for that purpose, but we are restricted from doing so because we have not been able to obtain proceeds from the sale of securities that qualify under the Replacement Capital Covenant.

The Trustee has only limited rights of acceleration.

The Trustee may accelerate payment of the principal and accrued and unpaid interest on the Notes only upon the occurrence and continuation of an Event of Default. An event of default is generally limited to payment defaults after giving effect to our deferral rights, and specific events of bankruptcy, insolvency and reorganization relating to us. There is no right to acceleration upon breaches by us of other covenants under the Indenture.

The tax accounting for the Notes is uncertain.

We intend to treat the Notes as our indebtedness and to treat stated interest on the Notes as ordinary interest income that is includible in your gross income at the time the interest is paid or accrued, in accordance with your regular method of tax accounting. By purchasing the Notes you agree to report income on this basis. However, the determination of whether an instrument is indebtedness is an inherently factual one. Because there are no regulations, rulings or other authorities that address the United States federal income tax treatment of debt instruments that are substantially similar to the Notes, other treatments of the Notes are possible, and we can offer you no assurance that the Internal Revenue Service or a court would agree with our conclusion. See “Certain United States Federal Income Tax Considerations.”

A market may not develop for the Notes.

The Notes constitute a new issue of securities with no established trading market and will not be listed on any exchange. An active market for the Notes may not develop or be sustained. As a result, we cannot assure you that you will be able to sell your Notes or at what price. Although the underwriters have indicated that they intend to make a market in the Notes, as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue that market-making at any time without notice.

If a trading market develops for the Notes, trading may occur at prices that do not fully reflect the value of Deferred Interest and, as a result, a holder of Notes who disposes of his holdings between record dates for interest payments may incur an adverse tax effect.

A holder of Notes who disposes of Notes between record dates for payments of interest will not receive an interest payment for the period prior to the disposition but nevertheless will be required to include accumulated but unpaid interest through the date of disposition as ordinary income in such holder’s gross income for United Stated federal income tax purposes. If a trading market develops, the Notes may trade at prices that do not fully reflect the value of Deferred Interest. As a result, a holder of Notes who sells Notes between record dates for interest payments may recognize a capital loss for tax purposes as a result of a portion of the sale proceeds being allocated to Deferred Interest. Any such capital loss may not be available to offset the ordinary income recognized as a result of the Deferred Interest because, subject to limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

The aftermarket price of the Notes may be discounted significantly if we defer interest payments.

If a deferral of an interest payment occurs or is perceived by the market as being likely to occur, you may be unable to sell your Notes at a price that reflects the value of Deferred Interest or the face amount of your Notes. To the extent a trading market develops for the Notes, that market may not continue during a deferral period, or during periods in which investors perceive that there is a likelihood of a deferral, and you may be unable to sell Notes at those times, either at a price that reflects the value of required payments under the Notes or at all.

There are restrictions on your ability to resell the Notes.

The Notes may not be purchased by or transferred to certain types of benefit plans. See “Certain ERISA Considerations.”

If we were to become subject to entity level taxation for federal or state tax purposes, then our cash available for payment on the Notes would be substantially reduced.

Current law may change so as to cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to entity-level federal income taxation. If we were treated as a corporation for United States federal income tax purposes, we would pay United States federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%, and we likely would pay state taxes as well. Because a tax would be imposed upon us as a corporation, the cash available for payment on the Notes would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in our anticipated cash flows and could cause a reduction in the value of the Notes.

In addition, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. For example, we became subject in 2007 to a new entity-level tax on the portion of our income generated in Texas. Specifically, the Texas margin tax will be imposed at a maximum effective rate of 0.7% of our gross income apportioned to Texas. Imposition of such tax on us by Texas, or any other state, will reduce the cash available for payment on the Notes.

A successful IRS contest of the United States federal income tax positions we take may adversely impact the market for the Notes, and the costs of any contests will reduce cash available for payment on the Notes.

The IRS may adopt positions that differ from the positions we take, even positions taken with advice of counsel. It may be necessary to resort to administrative or court proceedings to sustain some or all of the positions we take. A court may not agree with some or all of the positions we take. Any contest with the IRS may materially and adversely impact the market for the Notes. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in the amount of cash available to us to pay the principal of, and interest and premium, if any, on the Notes.

USE OF PROCEEDS

We expect to receive aggregate net proceeds of approximately $295.3 million from the sale of the Notes to the underwriters after deducting the underwriters’ discount and other offering expenses payable by us. We expect to use the net proceeds of this offering to temporarily reduce borrowings outstanding under our revolving credit facility and for general partnership purposes.

In general, our indebtedness under the revolving credit facility was incurred to finance capital expenditures and acquisitions and for working capital purposes. As of March 31, 2007, $399.5 million was outstanding under our revolving credit facility bearing interest at a weighted average interest rate of approximately 5.9%. The final maturity date of our revolving credit facility is December 13, 2011. Affiliates of the joint book-running managers and co-managers are lenders under our revolving credit facility and, accordingly, will receive a portion of the proceeds of this offering. Please read “Underwriting”.

CAPITALIZATION

The following table sets forth the capitalization of TEPPCO Partners and its subsidiaries as of March 31, 2007:

•	on a consolidated historical basis; and

•	on a consolidated as adjusted basis to give effect to (i) the sale of $300,000,000 aggregate principal amount (excluding offering discount) of the Notes in this offering, and (ii) the application of the net proceeds we will receive to temporarily reduce borrowings outstanding under our revolving credit facility as if such amounts were applied on March 31, 2007 as described under “Use of Proceeds.”

The historical data in the table below is derived from and should be read in conjunction with our consolidated historical financial statements, including the accompanying notes, incorporated by reference in this prospectus supplement.

	As of March 31, 2007
	Actual	As Adjusted
	(In thousands)

Long-term debt:
6.450% Senior Notes due 2008 of TE Products(1)	$179,976	$179,976
7.510% Senior Notes due 2028 of TE Products	210,000	210,000
7.625% Senior Notes due 2012 of TEPPCO Partners(1)	498,921	498,921
6.125% Senior Notes due 2013 of TEPPCO Partners(1)	199,166	199,166
Revolving credit facility(2)	399,500	104,500

Total senior debt obligations	1,487,563	1,192,563
7.000% Fixed/Floating Rate Junior Subordinated Notes due 2067	—	300,000

Total debt obligations	1,487,563	1,492,563
Fair value adjustments and deferred gains related to interest rate swaps(3)	24,739	24,739

Total long-term debt	1,512,302	1,517,302
Partners’ capital	1,386,675	1,386,675

Total capitalization	$2,898,977	$2,903,977

(1)	At March 31, 2007, the 6.450% Senior Notes due 2008 of TE Products, our 7.625% Senior Notes due 2012 and our 6.125% Senior Notes due 2013 include $1.9 million of unamortized debt discounts.

(2)	At May 11, 2007, we had approximately $487.0 million of debt outstanding under our revolving credit facility.

(3)	Our TE Products subsidiary entered into an interest rate swap agreement to hedge its exposure to changes in the fair value of its 7.510% Senior Notes due 2028. At March 31, 2007, the 7.510% Senior

Notes include an adjustment to increase the fair value of the debt by $2.0 million related to this interest rate swap agreement. We also entered into interest rate swap agreements to hedge our exposure to changes in the fair value of our 7.625% Senior Notes due 2012. At March 31, 2007, the 7.625% Senior Notes include a deferred gain, net of amortization, from previous interest rate swap terminations of $26.8 million. These hedges are accounted for under the provisions of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges of TEPPCO Partners and its subsidiaries for each of the periods indicated is as follows:

						Three Months Ended
	Twelve Months Ended December 31,					March 31,
	2002	2003	2004	2005	2006	2006	2007

Ratio of Earnings to Fixed Charges	2.81	2.37	2.93	2.81	3.07	3.12	3.98

For purposes of calculating the ratio of earnings to fixed charges:

•	“fixed charges” represent interest expense (including amounts capitalized), amortization of debt costs and the portion of rental expense representing the interest factor; and

•	“earnings” represent the aggregate of income from continuing operations (before adjustment for minority interest, extraordinary loss and equity earnings), fixed charges and distributions from equity investment, less capitalized interest.

DESCRIPTION OF THE NOTES

We have summarized below certain material terms and provisions of the Notes. This summary is not a complete description of all of the terms and provisions of the Notes. You should read carefully the section entitled “Description of Debt Securities” in the accompanying prospectus for a description of other material terms of the Notes, the Guarantees and the Base Indenture. For more information, we refer you to the Notes, the Base Indenture and the Supplemental Indenture, all of which are available from us. We urge you to read the Base Indenture and the Supplemental Indenture because they, and not this description, define your rights as an owner of the Notes.

The Notes are a new series of debt securities that will be issued under an Indenture dated as of May 14, 2007 (which we refer to as the “Base Indenture”), as supplemented by the First Supplemental Indenture to be dated the date of delivery of the Notes (which we refer to as the “Supplemental Indenture,” and, together with the Base Indenture, as the “Indenture”), among TEPPCO Partners, L.P., as issuer, TE Products Pipeline Company, Limited Partnership., TCTM, L.P., TEPPCO Midstream Companies, L.P., and Val Verde Gas Gathering Company, L.P., as guarantors, and The Bank of New York Trust Company, N.A., as trustee (which we refer to as the “Trustee”).

General

The Notes:

•	will initially be issued in an aggregate principal amount of $300,000,000;

•	will be issued in denominations of $1,000 in principal amount and integral multiples thereof;

•	are general unsecured junior subordinated obligations of TEPPCO Partners;

•	will bear interest from the date of issuance to June 1, 2017, at the annual rate of 7.000% of their principal amount, payable semi-annually in arrears on June 1 and December 1 of each year, commencing December 1, 2007, and thereafter, at an annual rate equal to the sum of the Three-Month LIBOR Rate for the related interest period plus a spread of 277.75 basis points, payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, commencing September 1, 2017;

•	provide that we may elect to defer payment of all or part of the current and accrued interest otherwise due on the Notes for multiple periods of up to ten consecutive years as described below under “— Optional Deferral of Interest;”

•	will mature on June 1, 2067 and are not redeemable by us prior to June 1, 2017 without payment of a make-whole redemption price or a special event make-whole redemption price as described below under “— Optional Redemption;”

•	are subordinated in right of payment, to the extent set forth in the Indenture, to all of our existing and future Senior Indebtedness and senior obligations; and

•	are guaranteed on an unsecured and junior subordinated basis jointly and severally by each of the Subsidiary Guarantors, to the extent described below under “— Guarantees.”

We may, without the consent of the holders of the Notes, increase the principal amount of the series and issue additional notes of such series having the same ranking, interest rate, maturity and other terms as the Notes, except for issue date, issue price and, if applicable, first interest payment date. Any such additional notes may, together with the Notes, constitute a single series of securities under the Indenture. The Notes and any additional notes of the same series having the same terms as the Notes offered hereby subsequently issued under the Indenture may be treated as a single class for all purposes under the Indenture, including, without limitation, voting waivers and amendments. In addition, the Indenture does not limit our incurrence or issuance of other senior, pari passu or subordinated debt, whether under the Indenture relating to the Notes or any existing or other indenture or agreement that we may enter into in the future or otherwise. As of March 31, 2007, the indebtedness of TEPPCO Partners and the Subsidiary

Guarantors (including guarantees of indebtedness of unconsolidated affiliates) that is senior to the Notes and the Guarantees totaled approximately $1,562.6 million.

Maturity

The Notes will mature on June 1, 2067.

The Notes are non-amortizing and do not have the benefit of a sinking fund. This means that we are not required to make any principal payments prior to maturity or otherwise set aside amounts in respect of the repayment of the Notes prior to their maturity.

Interest Rate and Interest Payment Dates

The Notes will bear interest from the date of issuance to but not including June 1, 2017, which we refer to as the “Fixed Rate Period,” at an annual rate of 7.000% of their principal amount, payable semi-annually in arrears on June 1 and December 1 of each year, commencing December 1, 2007, and thereafter, which we refer to as the “Floating Rate Period,” at an annual rate equal to the Three-Month LIBOR Rate for the related interest period plus a spread of 277.75 basis points, payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, commencing September 1, 2017.

Interest payments not paid when due will accrue interest at the then applicable rate of interest on the amount of unpaid interest, to the extent permitted by law, compounded semi-annually during the Fixed Rate Period and quarterly during the Floating Rate Period. The amount of interest payable during the Fixed Rate Period will be computed based on a 360-day year consisting of twelve 30-day months, and the amount of interest payable during the Floating Rate Period will be computed based on a 360-day year and the number of days actually elapsed. The amount of interest payable for any period shorter than a full quarterly period will be computed on the basis of the actual number of days elapsed per 30-day month.

Determining the Floating Rate; Calculation Agent

Following June 1, 2017, the Calculation Agent will calculate the floating rate with respect to each interest period and the amount of interest payable on each interest payment date during the Floating Rate Period. The floating rate determined by the Calculation Agent, absent manifest error, will be binding and conclusive upon the beneficial owners and registered holders of the Notes and us. The Bank of New York Trust Company, N.A. will act initially as “Calculation Agent.”

The floating rate for any interest period during the Floating Rate Period will be equal to the sum of the Three-Month LIBOR Rate plus a spread of 277.75 basis points.

The “Three-Month LIBOR Rate,” with respect to an interest period, means the rate (expressed as a percentage per year) for deposits in U.S. dollars for a three-month period that appears on Reuters Page LIBOR01 as of 11:00 a.m. (London time) on the second London banking day immediately preceding the first day of such interest period (the “LIBOR determination date”). The term “Reuters Page LIBOR01” means the display so designated on the Reuters 3000 Xtra (or such other page as may replace that page on that service, or such other service as may be nominated as the information vendor, for the purpose of displaying rates or prices comparable to the London Interbank Offered Rate for U.S. dollar deposits).

If the Three-Month LIBOR Rate cannot be determined as described above, we will select four major banks in the London interbank market. We will request that the principal London offices of those four selected banks provide their offered quotations to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on the LIBOR determination date for such interest period. These quotations will be for deposits in U.S. dollars for a three-month period. Offered quotations must be based on a principal amount equal to an amount that is representative of a single transaction in U.S. dollars in the market at the time.

If two or more quotations are provided, the Three-Month LIBOR Rate for such interest period will be the arithmetic mean of the quotations. If fewer than two quotations are provided, we will select three offered rates quoted by three major banks in New York City on the LIBOR determination date for that interest period. The rates quoted will be for loans in U.S. dollars for a three-month period. Rates quoted must be based on a principal amount equal to an amount that is representative of a single transaction in U.S. dollars in the market at the time. If fewer than three New York City banks selected by us are quoting rates, the Three-Month LIBOR Rate for the applicable interest period will be the same as for the immediately preceding interest period or, if the immediately preceding interest period was the Fixed Rate Period, the same as for the most recent quarter for which the Three-Month LIBOR Rate can be determined.

“Business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York City or Houston, Texas.

“London banking day” means any Business day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Payment; Record Dates and Transfer

Initially, the Notes will be issued only in permanent global form. Beneficial interests in Notes in global form will be shown on, and transfers of interests in Notes in global form will be made only through, records maintained by The Depository Trust Company, or DTC, and its participants. Under the limited circumstances when the Notes are no longer in global form, Notes in definitive form, if any, may be presented for registration of transfer or exchange at the office or agency maintained by us for such purpose (which initially will be the corporate trust office of the Trustee located at 601 Travis Street, 18th Floor, Houston, Texas 77002).

Payment of principal of, premium, if any, and interest on Notes in global form registered in the name of DTC’s nominee will be made in immediately available funds to DTC’s nominee, as the registered holder of such global notes. Under the limited circumstances when the Notes are no longer in global form, payment of interest on the Notes in definitive form may, at our option, be made at the corporate trust office of the Trustee indicated above or by check mailed directly to holders at their respective registered addresses or by wire transfer to an account designated by a holder.

The regular record date for interest payable on the Notes on any interest payment date during the Fixed Rate Period will be the immediately preceding May 15 or November 15, as the case may be, and during the Floating Rate Period will be the immediately preceding February 15, May 15, August 15 and November 15 as the case may be.

No service charge will be made for any registration of transfer or exchange of Notes, but we may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection therewith. We are not required to register the transfer of or exchange any Notes selected for redemption or for a period of 15 days before mailing a notice of redemption of Notes.

The registered holder of Notes will be treated as the owner of such Notes for all purposes, and all references in this Description of the Notes to “holders” mean holders of record, unless otherwise indicated. DTC will be the holder of the global Note.

Optional Deferral of Interest

We may elect to defer payment of all or part of the current and accrued interest otherwise due on the Notes from time to time, for one or more periods (each, an “Optional Deferral Period”) of up to 10 consecutive years per Optional Deferral Period. However, we may not optionally defer interest payments on or after the maturity date of, or redemption date for, the Notes.

Deferred interest not paid on an interest payment date will bear interest from that interest payment date until paid at the then prevailing interest rate on the Notes, compounded semi-annually during the Fixed Rate Period and quarterly during the Floating Rate Period. We refer to such deferred interest, the interest accrued thereon and any accrued and unpaid interest on any interest payment date during a deferral period collectively as “Deferred Interest.” No interest will be due and payable on the Notes until the end of an Optional Deferral Period except upon a redemption of the Notes during such Optional Deferral Period. At the end of the Optional Deferral Period or on any redemption date, we will be obligated to pay all Deferred Interest.

Once we pay all Deferred Interest resulting from our optional deferral, such Optional Deferral Period will end and we may later defer interest again for a new Optional Deferral Period.

If we defer interest for a period of 10 consecutive years from the commencement of an Optional Deferral Period, we will be required to pay all Deferred Interest at the conclusion of the 10-year period, and, to the extent we do not do so, the Subsidiary Guarantors will be required to make guarantee payments in accordance with the Guarantees. If we fail to pay in full all accrued and unpaid interest at the conclusion of the 10-year period, such failure continues for 30 days and the Subsidiary Guarantors fail to make guarantee payments with respect thereto, an Event of Default that gives rise to acceleration of principal and interest on the Notes will occur under the Indenture. See “— Events of Default” herein.

We will provide the Trustee with written notice of any optional deferral of interest at least ten and not more than 60 business days prior to the applicable interest payment date, other than in the case of an optional deferral in connection with certain defaults on Senior Indebtedness as described under “— Subordination; Ranking of the Notes; Payment Blockage,” and any such notice will be forwarded promptly by the Trustee to each holder of record of the Notes.

We have no current intention to exercise our right to defer interest payments.

Distribution Stopper

During any period in which we defer interest payments on the Notes, subject to the exceptions described below:

•	we will not declare or make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of our equity securities;

•	neither we nor the Subsidiary Guarantors will make, and we and the Subsidiary Guarantors will cause our respective majority-owned subsidiaries not to make, any payment of interest, principal or premium, if any, on or repay, purchase or redeem any of our or the Subsidiary Guarantors’ debt securities (including securities similar to the Notes) that contractually rank equally with or junior to the Notes or the Guarantees, as applicable; and

•	neither we nor the Subsidiary Guarantors will make, and we and the Subsidiary Guarantors will cause our respective majority-owned subsidiaries not to make, any payments under a guarantee of debt securities (including under a guarantee of debt securities that are similar to the Notes) that contractually ranks equally with or junior to the Notes or the Guarantees, as applicable.

Notwithstanding the foregoing, we and any of our subsidiaries may take any of the following actions at any time, including during an Optional Deferral Period:

•	make any purchase, redemption or other acquisition of any of our equity securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or agents or a securities purchase or dividend or distribution reinvestment plan, or the satisfaction of any obligations pursuant to any contract or security outstanding on the date that the Optional Deferral Period commences requiring the purchase, redemption or acquisition of any of our equity securities;

•	make any payment, repayment, redemption, purchase, acquisition or declaration of a distribution as a result of a reclassification of our equity securities or the exchange or conversion of all or a portion of one class or series of our equity securities for another class or series of our equity securities;

•	purchase fractional interests in our equity securities pursuant to the conversion or exchange provisions of such securities or the security being converted or exchanged, in connection with the settlement of securities purchase contracts or in connection with any split, reclassification or similar transaction;

•	make a distribution paid or made in our equity securities (or rights to acquire our equity securities), or a repurchase, redemption or acquisition of our equity securities in connection with the issuance or exchange of our equity securities (or of securities convertible into or exchangeable for our equity securities) and distributions in connection with the settlement of securities purchase contracts outstanding on the date that the Optional Deferral Period commences;

•	make any redemption, exchange or repurchase of, or with respect to, any rights outstanding under a rights plan or the declaration or payment thereunder of a distribution of or with respect to rights in the future;

•	make any payments under (1) the Notes and under securities similar to the Notes (including trust preferred securities) that are (or, in the case of a trust preferred security, the underlying debt obligation is) pari passu with the Notes and (2) the Guarantees and similar guarantees associated with any instruments that are (or, in the case of a trust preferred security, the underlying debt obligation is) pari passu with the Notes, in each case, so long as any such payments are made on a pro rata basis with the Notes and the Guarantees, respectively; or

•	make any regularly scheduled dividend or distribution payments declared prior to the date that the Optional Deferral Period commences.

Optional Redemption

We may redeem the Notes before their maturity, subject to the limitations set forth in the Replacement Capital Covenant discussed under “Certain Terms of the Replacement Capital Covenant,” as follows:

•	in whole or in part at any time on or after June 1, 2017, at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest;

•	in whole or in part at any time prior to June 1, 2017, at a redemption price equal to the Make-Whole Redemption Price (as defined below); or

•	in whole but not in part prior to June 1, 2017, after the occurrence of a Tax Event (as defined below) or Rating Agency Event (as defined below), at a redemption price equal to the Special Event Make-Whole Redemption Price (as defined below).

Notes called for redemption become due on the redemption date. Notices of optional redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. The notice of optional redemption for the Notes will state, among other things, the amount of Notes to be redeemed, the redemption date, the method of calculating the redemption price and each place that payment will be made upon presentation and surrender of Notes to be redeemed. If less than all of the Notes are redeemed at any time, the Trustee will select the Notes to be redeemed on a pro rata basis or by any other method the Trustee deems fair and appropriate. Unless we default in payment of the redemption price, interest will cease to accrue on the redemption date with respect to any Notes called for optional redemption.

We may not redeem the Notes in part if the principal amount has been accelerated and such acceleration has not been rescinded or unless all accrued and unpaid interest, including Deferred Interest, has been paid in full on all outstanding Notes for all interest periods terminating on or before the redemption date.

In the event of any redemption, neither we nor the Trustee will be required to:

•	issue, register the transfer of, or exchange, Notes for a period of 15 days prior to the giving of any notice of redemption; or

•	register the transfer of or exchange any Notes selected, called or being called for redemption.

The provisions relating to defeasance in the accompanying prospectus shall apply to the Notes.

The following definitions apply with respect to the redemption of the Notes:

•	The “Make-Whole Redemption Price” will be equal to (a) all accrued and unpaid interest to but not including the redemption date, plus (b) the greater of (i) 100% of the principal amount of the Notes being redeemed and (ii) as determined by the Independent Investment Banker, the sum of the present values of remaining scheduled payments of principal and interest on the Notes (exclusive of interest accrued to the redemption date) being redeemed from the redemption date to June 1, 2017 (which we refer to as the “Remaining Life”), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 0.50%.

•	A “Tax Event” means the receipt by us of an opinion of counsel experienced in such matters to the effect that, as a result of any:

•	amendment to, clarification of or change (including any prospective change) in the laws or regulations of the United States or any political subdivision or taxing authority of or in the United States that is effective on or after the date of issuance of the Notes;

•	proposed change in those laws or regulations that is announced on or after the date of issuance of the Notes;

•	official administrative decision or judicial decision or administrative action or other official pronouncement (including a private letter ruling, technical advice memorandum or other similar pronouncement) by any court, government agency or regulatory authority interpreting or applying those laws or regulations that is announced on or after the date of issuance of the Notes; or

•	threatened challenge asserted in connection with an audit of us or our subsidiaries, or a threatened challenge asserted in writing against any taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, including any trust preferred or similar securities, that occurs on or after the date of issuance of the Notes;

there is more than an insubstantial risk that interest payable by us on the Notes is not, or within 90 days of the date of such opinion will not be deductible by us, in whole or in part, for United States federal income tax purposes.

•	A “Rating Agency Event” means a change by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act that publishes a rating for us (a “rating agency”) to its equity credit criteria for securities such as the Notes, as such criteria is in effect on the date of the Supplemental Indenture (the “current criteria”), which change results in (i) any shortening of the length of time for which such current criteria are scheduled to be in effect with respect to the Notes, or (ii) a lower equity credit being given to the Notes as of the date of such change than the equity credit that would have been assigned to the Notes as of the date of such change by such rating agency pursuant to its current criteria.

•	The “Special Event Make-Whole Redemption Price” for the Notes if redeemed prior to June 1, 2017 in connection with a Rating Agency Event or Tax Event will be equal to (a) all accrued and unpaid interest to but not including the redemption date, plus (b) the greater of (i) 100% of the principal amount of the Notes being redeemed and (ii) as determined by the Independent Investment Banker, the sum of the present values of remaining scheduled payments of principal and interest on the Notes (exclusive of interest accrued to the redemption date) being redeemed from the redemption date to June 1, 2017, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 0.50%.

•	“Treasury Yield” means, with respect to any redemption date applicable to the Notes, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third Business day immediately preceding the redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for the redemption date.

•	“Comparable Treasury Price” means, with respect to any redemption date, (a) the average, after excluding the highest and lowest such Reference Treasury Dealer Quotations, of up to five Reference Treasury Dealer Quotations for such redemption date, or (b) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations received.

•	“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the Remaining Life that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life; however, if no maturity is within three months before or after the end of the Remaining Life, yields for the two published maturities most closely corresponding to such United States Treasury security will be determined and the Treasury Yield will be interpolated or extrapolated from those yields on a straight-line basis, rounding to the nearest month.

•	“Independent Investment Banker” means any of J.P. Morgan Securities Inc. (and its successors) and Wachovia Capital Markets, LLC (and its successors) or, if no such firm is willing and able to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee and reasonably acceptable to us.

•	“Reference Treasury Dealer” means (a) either J.P. Morgan Securities Inc. or Wachovia Capital Markets, LLC (and their respective successors) and (b) one other primary United States government securities dealer in New York City selected by the Independent Investment Banker, each of which we refer to as a “Primary Treasury Dealer.” However, if any of the foregoing ceases to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer for such dealer.

•	“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for the Notes, an average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business day preceding the redemption date.

Our right to redeem, repurchase, defease or purchase the Notes, and the right of our subsidiaries to purchase the Notes, are limited by a covenant that we are making in favor of certain debtholders. See “Certain Terms of the Replacement Capital Covenant” in this prospectus supplement.

In the event that the Replacement Capital Covenant terminates prior to June 1, 2037 as a result of there being no eligible designated debt outstanding, we intend that, if we redeem, repurchase, defease or purchase the Notes, or if we or one of our subsidiaries purchases the Notes, the redemption or purchase price of the Notes will be paid with amounts that include net proceeds received by us or our subsidiaries from the sale or issuance, during the 180-day period prior to the date of such redemption or such purchase, by us or our subsidiaries to third-party purchasers of securities for which we will receive equity-like credit from the rating agencies that rate our securities, that is equal to or greater than the equity-like credit then attributed to the Notes being redeemed, repurchased, defeased or purchased. The determination of the equity-like credit of the Notes may result in the issuance of an amount of new securities that may be less than the principal amount of the Notes, depending upon, among other things, the nature of the new securities issued and the equity-like credit attributed by a rating agency to the Notes and the new securities.

Certain Covenants

Base Indenture.  Each of TEPPCO Partners and the Subsidiary Guarantors will be subject to the covenant in the Base Indenture to preserve their existence.

Merger, Consolidation or Sale of Assets.  We will covenant in the Indenture not to merge or consolidate with or into any other entity or sell, convey, lease, transfer or otherwise dispose of all or substantially all of our property or assets to any person, whether in a single transaction or series of related transactions unless:

•	we are the surviving entity, or the surviving entity:

•	is a partnership, limited liability company or corporation organized under the laws of the United States, a state thereof or the District of Columbia; and

•	expressly assumes by supplemental indenture satisfactory to the Trustee, the due and punctual payment of the principal of, premium, if any, and interest on the Notes, and the due and punctual performance or observance of all the other obligations under the Indenture to be performed or observed by us;

•	immediately after giving effect to the transaction or series of transactions, no Default or Event of Default has occurred and is continuing;

•	each Subsidiary Guarantor, unless such Subsidiary Guarantor is the person with which we have consummated such transaction, shall have confirmed that its Guarantee of the Notes shall continue to apply to the obligations under the Notes and the Indenture; and

•	we have delivered to the Trustee an officers’ certificate and opinion of counsel, each stating that the merger, consolidation, sale, conveyance, transfer, lease or other disposition, and if a supplemental indenture is required, the supplemental indenture, comply with the conditions set forth above and all other conditions precedent to the transaction have been complied with.

Thereafter, the surviving entity may exercise our rights and powers under the Indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our general partner’s board of directors or any of our general partner’s officers or employees may be done by the board of directors, officers or employees of the successor. If we sell or otherwise dispose of (except by lease) all or substantially all of our assets and the above stated requirements are satisfied, we will be released from all our liabilities and obligations under the Indenture. If we lease all or substantially all of our assets, we will not be so released from our obligations under the Indenture.

Non-Recourse Obligation

The Notes are obligations of TEPPCO Partners and, to the extent provided in the Subsidiary Guarantees, are guaranteed by the Subsidiary Guarantors. Pursuant to the Indenture, holders of the Notes will not have recourse against our general partner, the general partner of any Subsidiary Guarantor, any other partner of, or other person that owns an equity interest directly or indirectly in, us, a Subsidiary Guarantor or such general partners or against any of their respective past, present or future directors, managers, officers, employees, agents, members or partners. In addition, holders of the Notes by their purchase and holding thereof acknowledge the separateness of TEPPCO Partners and its general partner from each other and from any other persons, including Enterprise GP Holdings L.P. and its affiliates and EPCO, Inc. and its affiliates and that TEPPCO Partners and its general partner have assets and liabilities that are separate from those of other persons, including Enterprise GP Holdings L.P. and its affiliates and EPCO, Inc. and its affiliates.

Events of Default

Any one or more of the following events that have occurred and are continuing will constitute an Event of Default:

•	we fail to pay principal on the Notes when due;

•	we fail to pay accrued and unpaid interest on the Notes when due and such default continues for 30 days; however, our failure to pay interest during an Optional Deferral Period will not constitute an Event of Default;

•	certain events of bankruptcy, insolvency or reorganization occur with respect to us; or

•	any of the Guarantees ceases to be in full force and effect or is declared null and void in a judicial proceeding.

The Indenture provides that the Trustee must give holders notice of any default or Event of Default within 90 days after the occurrence of an Event of Default known to it, or, if later, within 30 days after the Trustee obtains actual knowledge of the Event of Default unless the default or Event of Default has been cured or waived. However, except in the cases of a default or an Event of Default in payment on the Notes, the Trustee will be protected in withholding the notice if its board of directors, executive or other committee of directors or responsible officers determine that withholding of the notice is in the interest of such holders.

If an Event of Default (other than an Event of Default described in the third bullet point above) occurs and is continuing, the Trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding Notes by notice to us and the Trustee, may, and the Trustee at the request of such holders will, declare the principal of, premium, if any, and interest, including Deferred Interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and interest will be due and payable immediately.

If an Event of Default described in the third bullet point above occurs and is continuing, the principal of, premium, if any, and interest, including Deferred Interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. However, the effect of such provision may be limited by applicable law.

The holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction and all existing Events of Default with respect to the Notes, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

The holders of a majority in aggregate principal amount of the outstanding Notes may waive any past default or Event of Default and its consequences under the Indenture or the Notes, except:

•	a default in payment of principal or interest on the Notes; or

•	a default under any provision of the Indenture that itself cannot be modified or amended without the consent of the holder of each outstanding Notes.

The holders of a majority in principal amount of the Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, subject to the provisions of the Indenture.

We are required to file an officers’ certificate with the trustee each year that states, to the knowledge of the certifying officer, whether or not any defaults exist under the terms of the Indenture.

Subordination; Ranking of the Notes; Payment Blockage

Our payment obligations under the Notes will, to the extent provided in the Indenture, be subordinated in right of payment to the prior payment in full of all of our present and future Senior Indebtedness, as defined below. The Notes will rank senior in right of payment to all of our present and future equity securities.

The holders of our Senior Indebtedness will be entitled to receive payment in full of such Senior Indebtedness before holders of the Notes will receive any payment of principal, premium or interest with respect to the Notes:

•	upon any payment or distribution of our assets to our creditors in connection with our total or partial liquidation or dissolution; or

•	in a bankruptcy, receivership or similar proceeding relating to us or our property.

In these circumstances, until our Senior Indebtedness is paid in full, any distribution to which holders of Notes would otherwise be entitled will be made to the holders of Senior Indebtedness, except that such holders may receive units representing limited partner interests and debt securities that are subordinated to Senior Indebtedness to at least the same extent as the Notes.

If we do not pay any principal, premium or interest with respect to Senior Indebtedness within any applicable grace period (including at maturity), or any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms, we may not:

•	make any payments of principal, premium, if any, or interest with respect to the Notes;

•	make any deposit for the purpose of defeasance of the Notes; or

•	purchase, redeem or otherwise retire any of the Notes,

unless, in either case,

•	the default has been cured or waived and the declaration of acceleration has been rescinded;

•	the Senior Indebtedness has been paid in full; or

•	we and the Trustee receive written notice approving the payment from the representatives of each issue of Designated Senior Indebtedness (as defined below).

During the continuance of any Senior Indebtedness default, other than a default described in the immediately preceding paragraph, that may cause the maturity of any Designated Senior Indebtedness to be accelerated immediately without further notice, other than any notice required to effect such acceleration, or the expiration of any applicable grace periods, we may not make payments on the Notes for a period called the “Payment Blockage Period.” A Payment Blockage Period will commence on the receipt by us and the Trustee of written notice of the default, called a “Blockage Notice,” from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period, and will expire 179 days thereafter.

Generally, “Designated Senior Indebtedness” will include any issue of Senior Indebtedness of at least $100 million and any issue of Senior Indebtedness designated by TEPPCO Partners at the time of issuance as Designated Senior Indebtedness.

The Payment Blockage Period may be terminated before its expiration:

•	by written notice from the person or persons who gave the Blockage Notice;

•	by repayment in full in cash of the Senior Indebtedness with respect to which the Blockage Notice was given; or

•	if the default giving rise to the Payment Blockage Period is no longer continuing.

Unless the holders of Designated Senior Indebtedness shall have accelerated the maturity of the Senior Indebtedness, we may resume payments on the Notes after the expiration of the Payment Blockage Period.

If (1) we do not pay principal, premium or interest with respect to Senior Indebtedness within any applicable grace period, (2) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms or (3) we receive a Blockage Notice, then, notwithstanding any notice requirements necessary to invoke an Optional Deferral Period, we may elect to defer payment of all or part of the current and accrued interest otherwise due on the Notes on an interest payment date by giving notice to the Trustee of such election not later than the time we must remit payment of interest on the Notes to the Trustee under the Supplemental Indenture on such interest payment date. Any such notice will be forwarded promptly by the Trustee to each holder of record of the Notes. However, we may only exercise this right if we are otherwise entitled to elect to optionally defer payment of interest on the Notes as described under “— Optional Deferral of Interest.”

Generally, not more than one Blockage Notice may be given in any period of 360 consecutive days. The total number of days during which any one or more Payment Blockage Periods are in effect, however, may not exceed an aggregate of 179 days during any period of 360 consecutive days.

After all Senior Indebtedness is paid in full and until the Notes are paid in full, holders of the Notes will be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

Because of the subordination, in the event of our insolvency, our creditors who are holders of Senior Indebtedness, as well as certain of our general creditors, may recover more, ratably, than the holders of the Notes.

The term “Senior Indebtedness” as used in this section includes our obligations in respect of the principal of, any interest and premium, if any, on and any other payments in respect of any of the following, whether currently outstanding or hereafter created or incurred:

•	indebtedness for borrowed money;

•	indebtedness evidenced by securities, bonds, notes and debentures, including any of the same that are subordinated (other than the Notes), issued under credit agreements, indentures or other similar instruments (other than the Supplemental Indenture), and other similar instruments;

•	obligations arising from or with respect to guarantees and direct credit substitutes (other than the Guarantees);

•	obligations arising from or with respect to hedges and derivative products (including, but not limited to, interest rate, commodity and foreign exchange contracts);

•	capitalized lease obligations;

•	obligations arising from or with respect to any letter of credit, banker’s acceptance, security purchase facility, cash management arrangement, or similar credit transactions;

•	operating leases (but only to the extent the terms of such leases expressly provide that the same constitute “Senior Indebtedness”);

•	guarantees of any of the foregoing; and

•	any modifications, refundings, deferrals, renewals or extensions of any of the foregoing or any other evidence of indebtedness issued in exchange therefor,

but does not include our obligations in respect of:

•	trade accounts payable;

•	any indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business to the extent that the same is incurred from, and owed to, the vendor of such goods or materials or the provider of such services;

•	any indebtedness which by its terms is expressly made equal in rank and payment with or subordinated to the Notes; and

•	indebtedness owed by us to our majority-owned subsidiaries.

Our obligations under the Notes will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries, other than the Subsidiary Guarantors, and unconsolidated affiliates. In the event of an insolvency, liquidation, bankruptcy proceeding or other reorganization of any such entity, all of the existing and future liabilities of such entity, including any claims of lessors under capital and operating leases, trade creditors and holders of preferred stock or units of that entity have the right to be satisfied prior to receipt by us of any payment on account of our status as an equity owner of such entity. Holders of the Notes will also have a junior position to claims of creditors holding “senior indebtedness” of our subsidiaries that are Subsidiary Guarantors as described more fully below under “Guarantees.” At March 31, 2007, the indebtedness of TEPPCO Partners and the Subsidiary Guarantors (including guarantees of indebtedness of unconsolidated affiliates) that is senior to the Notes and the Guarantees totaled approximately $1,562.6 million. Moreover, the Indenture does not limit our ability or the ability of our subsidiaries or unconsolidated affiliates to incur additional indebtedness and other obligations, including indebtedness and other obligations that rank senior in priority of payment to or pari passu with the Notes.

Guarantees

Each of the Subsidiary Guarantors will, jointly and severally, fully and unconditionally guarantee on an unsecured and junior subordinated basis the full and prompt payment of principal of, premium, if any, and interest on the Notes, when and as the same become due and payable (other than during an Optional Deferral Period), whether at stated maturity, upon redemption, by declaration of acceleration or otherwise.

Each Subsidiary Guarantor’s obligations under its Guarantee will, to the extent provided in the Indenture, be subordinated to the prior payment in full of all present and future Senior Indebtedness of such Subsidiary Guarantor, as defined below. Each Subsidiary Guarantor’s obligations under its Guarantee will rank senior in right of payment to all of its present and future equity securities.

The holders of a Subsidiary Guarantor’s Senior Indebtedness will be entitled to receive payment in full in cash of such Senior Indebtedness before holders of the Notes receive any payment of principal, premium or interest with respect to the Notes from such Subsidiary Guarantor:

•	upon any payment or distribution of such Subsidiary Guarantor’s assets to its creditors in connection with such Subsidiary Guarantor’s total or partial liquidation or dissolution; or

•	in a bankruptcy, receivership or similar proceeding relating to such Subsidiary Guarantor’s or its property.

In these circumstances, until such Subsidiary Guarantor’s Senior Indebtedness is paid in full, any distribution to which holders of Notes would otherwise be entitled under the Guarantees will be made to the holders of such Subsidiary Guarantor’s Senior Indebtedness, except that such holders may receive equity securities and any debt securities that are subordinated to such Subsidiary Guarantor’s Senior Indebtedness to at least the same extent as its Guarantee.

If a Subsidiary Guarantor does not pay any principal, premium or interest with respect to its Senior Indebtedness within any applicable grace period (including at maturity), or any other default on its Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms, such Subsidiary Guarantor may not:

•	make any payments under its Guarantee of principal, premium, if any, or interest with respect to the Notes;

•	make any deposit under its Guarantee for the purpose of defeasance of the Notes; or

•	advance monies under its Guarantee to repurchase, redeem or otherwise retire any of the Notes,

unless, in either case,

•	the default has been cured or waived and the declaration of acceleration has been rescinded;

•	the Senior Indebtedness has been paid in full; or

•	such Subsidiary Guarantor and the Trustee receive written notice approving the payment from the representatives of each issue of Designated Senior Indebtedness (as defined below).

During the continuance of any Senior Indebtedness default, other than a default described in the immediately preceding paragraph, that may cause the maturity of any Designated Senior Indebtedness of a Subsidiary Guarantor to be accelerated immediately without further notice, other than any notice required to effect such acceleration, or the expiration of any applicable grace periods, such Subsidiary Guarantor may not make payments under its Guarantee for a period called the “Payment Blockage Period.” A Payment Blockage Period will commence on the receipt by such Subsidiary Guarantor and the Trustee of written notice of the default, called a “Blockage Notice,” from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period, and will expire 179 days thereafter.

Generally, “Designated Senior Indebtedness” will include any issue of Senior Indebtedness of at least $100 million and any issue of Senior Indebtedness designated by TEPPCO Partners at the time of issuance as Designated Senior Indebtedness.

The Payment Blockage Period may be terminated before its expiration:

•	by written notice from the person or persons who gave the Blockage Notice;

•	by repayment in full in cash of the Senior Indebtedness with respect to which the Blockage Notice was given; or

•	if the default giving rise to the Payment Blockage Period is no longer continuing.

Unless the holders of the Designated Senior Indebtedness of a Subsidiary Guarantor shall have accelerated the maturity of the Senior Indebtedness, such Subsidiary Guarantor may resume making payments under its Guarantee after the expiration of the Payment Blockage Period.

Generally, not more than one Blockage Notice may be given in any period of 360 consecutive days. The total number of days during which any one or more Payment Blockage Periods are in effect, however, may not exceed an aggregate of 179 days during any period of 360 consecutive days.

After all Senior Indebtedness is paid in full and until the Notes are paid in full, holders of the Notes will be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

Because of the subordination, in the event of a Subsidiary Guarantor’s insolvency, its creditors who are holders of Senior Indebtedness, as well as certain of its general creditors, may recover more, ratably, than the holders of the Notes will recover under its Guarantee.

The term “Senior Indebtedness” as used in this section includes the Subsidiary Guarantors’ obligations in respect of the principal of, any interest and premium, if any, on and any other payments in respect of any of the following, whether currently outstanding or hereafter created or incurred:

•	indebtedness for borrowed money;

•	indebtedness evidenced by securities, bonds, notes and debentures, including any of the same that are subordinated, issued under credit agreements, indentures or other similar instruments, and other similar instruments;

•	obligations arising from or with respect to guarantees and direct credit substitutes other than the Subsidiary Guarantors’ obligations under the Guarantees;

•	obligations arising from or with respect to hedges and derivative products (including, but not limited to, interest rate, commodity, and foreign exchange contracts);

•	capitalized lease obligations;

•	obligations arising from or with respect to any letter of credit, banker’s acceptance, security purchase facility, cash management arrangement or similar credit transactions;

•	operating leases (but only to the extent the terms of such leases expressly provide that the same constitute “Senior Indebtedness”);

•	guarantees of any of the foregoing; and

•	any modifications, refundings, deferrals, renewals or extensions of any of the foregoing or any other evidence of indebtedness issued in exchange therefor,

but does not include the Subsidiary Guarantors’ obligations in respect of:

•	trade accounts payable;

•	any indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business to the extent that the same is incurred from, and owed to, the vendor of such goods or materials or the provider of such services;

•	any indebtedness which by its terms is expressly made equal in rank and payment with or subordinated to the Subsidiary Guarantors’ obligations under the Guarantees; and

•	indebtedness owed by the Subsidiary Guarantors to their majority-owned subsidiaries.

The obligations of the Subsidiary Guarantors under the Guarantees will be structurally subordinated to all indebtedness and other liabilities of their respective subsidiaries and unconsolidated affiliates. In the event of an insolvency, liquidation, bankruptcy proceeding or other reorganization of any such entity, all of the existing and future liabilities of such entity, including any claims of lessors under capital and operating leases, trade creditors and holders of preferred stock or units of that entity have the right to be satisfied prior to receipt by us of any payment on account of the applicable Subsidiary Guarantor’s status as an equity owner of such entity. Moreover, the Guarantees do not limit the Subsidiary Guarantors or any of their subsidiaries or unconsolidated affiliates from incurring or issuing other secured or unsecured debt, including Senior Indebtedness. Accordingly, claimants under the Guarantee should look only to the Subsidiary Guarantors and not to any of their subsidiaries or unconsolidated affiliates for payments under the Guarantee.

The Guarantee of a Subsidiary Guarantor may be released under certain circumstances set forth in the Indenture as more fully described in the accompanying prospects under “Description of Debt Securities — The Subsidiary Guarantees.”

Agreement by Purchasers of Certain Tax Treatment

Each registered holder and beneficial owner of the Notes will, by accepting the Notes or a beneficial interest therein, be deemed to have agreed that the holder intends that the Notes constitute debt and will treat the Notes as debt for United States federal, state and local tax purposes.

CERTAIN TERMS OF THE REPLACEMENT CAPITAL COVENANT

We have summarized below certain terms of the Replacement Capital Covenant. This summary is not a complete description of the Replacement Capital Covenant and is qualified in its entirety by the terms and provisions of the full document.

We and the Subsidiary Guarantors will covenant in the Replacement Capital Covenant for the benefit of persons that buy, hold or sell a specified series of our long-term indebtedness that ranks senior to the Notes, that neither we nor the Subsidiary Guarantors will redeem or repurchase (or cause any of our subsidiaries to purchase) or otherwise satisfy, discharge or defease (which we are together referring to as “defease” or “defeasance,” as applicable), any of the Notes on or before June 1, 2037 (subject to extension as described below), unless we or one of our subsidiaries have received a specified amount of proceeds from the sale during the 180 days prior to the date of that redemption, repurchase, defeasance or purchase of qualifying securities that have equity-like characteristics that are the same as, or more equity-like than, the applicable characteristics of the Notes at the time of such redemption, repurchase, defeasance or purchase. The determination of the equity-like credit of the Notes may result in the issuance of an amount of new securities that may be less than the principal amount of the Notes, depending upon, among other things, the nature of the new securities issued and the equity-like credit attributed by a rating agency to the Notes and the new securities.

Our ability to raise proceeds from qualifying securities during the 180 days prior to a proposed redemption, repurchase, defeasance or purchase of the Notes will depend on, among other things, market conditions at that time as well as the acceptability to prospective investors of the terms of those qualifying securities.

The initial series of indebtedness benefiting from the Replacement Capital Covenant is TEPPCO Partners’ 6.125% Senior Notes due 2013. The Replacement Capital Covenant includes provisions requiring us to redesignate a new series of indebtedness if the covered series of indebtedness approaches maturity or is to be redeemed or purchased such that the outstanding principal amount is less than $100,000,000, unless no eligible series of covered indebtedness exists.

The covenants in the Replacement Capital Covenant will run only to the benefit of holders of the designated series of our long-term indebtedness or the long-term indebtedness of the Subsidiary Guarantors, as applicable. The Replacement Capital Covenant is not intended for the benefit of holders of the Notes and cannot be enforced by them. The Replacement Capital Covenant is not a term of the Indenture, the Guarantees or the Notes.

We may amend or supplement the Replacement Capital Covenant from time to time with the consent of the holders of a majority in aggregate outstanding principal amount of the designated series of indebtedness benefiting from the Replacement Capital Covenant, except that no such consent will be required (i) for certain specified types of changes to the types of securities qualifying as replacement capital securities, (ii) if such amendment or supplement extends the June 1, 2037 termination date for the Replacement Capital Covenant, or (iii) if such amendment or supplement is not adverse to the covered debtholders.

The Replacement Capital Covenant may be terminated if the holders of a majority of the aggregate principal amount of the then existing designated covered debt agree to terminate the Replacement Capital Covenant, or if we no longer have outstanding any indebtedness that qualifies as covered debt, or if the Notes have been accelerated as a result of an Event of Default.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes certain United States federal income tax considerations associated with the purchase, ownership and disposition of the Notes by United States Holders (as defined below) and non-United States Holders (as defined below), as of the date of this prospectus supplement. Except where noted, this summary deals only with the Notes held as capital assets by holders who acquired the Notes upon their original issuance at their public offering price set forth on the cover of this prospectus supplement. Some holders (including banks, insurance companies, tax-exempt organizations, financial institutions, regulated investment companies, mutual funds, persons whose functional currency is not the U.S. dollar, persons subject to alternative minimum tax, broker-dealers, persons that hold the Notes as part of a straddle, hedge, conversion transaction or other integrated investment, expatriates, controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid United States federal income tax) may be subject to special rules not discussed below. The discussion below does not address the effect of any state, local or foreign tax law.

Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date of this prospectus supplement. Because the foregoing are subject to change or differing interpretations, possibly on a retroactive basis, the United States federal income tax consequences of an investment in the Notes may be different from those discussed below.

A “United States Holder” of the Notes means a holder that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

A “non-United States holder” means a beneficial owner of the Notes that is for United States federal income tax purposes:

•	an individual that is not a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for United States federal income tax purposes) not created or organized in or under the laws of the United States or any political subdivision thereof; or

•	an estate or trust other than an estate or trust that is a United States Holder as defined above.

If a partnership or other entity treated as a partnership for United States federal income tax purposes holds the Notes, the United States federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Notes, you should consult your own tax advisor on this, as well as other issues.

There is no clear authority addressing the United States federal income tax treatment of the Notes. Accordingly, you should consult your tax advisor in determining the tax consequences to you of purchasing, holding and disposing of the Notes, including the application to your particular situation of the United States federal income tax considerations discussed below, as well as the application of state, local, or other tax laws.

Classification of the Notes

In connection with the issuance of the Notes, Bracewell & Giuliani LLP, special tax counsel to us, will render its opinion to us generally to the effect that, under then current law and assuming full compliance with the terms of the indenture and other relevant documents, and based on the facts, assumptions and analysis contained in that opinion, as well as representations we make, the Notes will be classified for United States federal income tax purposes upon issuance as indebtedness of TEPPCO Partners (although there is no clear authority directly on point). That opinion will not be binding on the IRS or any court. The determination of whether an instrument is indebtedness for United States federal income tax purposes is an inherently factual one, dependent on all the facts and circumstances, with no one factor being conclusive. The remainder of this discussion assumes that the classification of the Notes as indebtedness of TEPPCO Partners will be respected for United States federal income tax purposes.

United States Holders

Interest Income and Original Issue Discount

Under applicable Treasury regulations, a “remote” contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with original issue discount, or OID. We believe that the likelihood of our exercising our option to defer payments is remote within the meaning of the Treasury regulations. Based on the foregoing, we believe that the Notes will not be considered to be issued with OID at the time of their original issuance. Accordingly, each United States Holder of Notes should include in gross income that holder’s allocable share of interest on the Notes in accordance with that holder’s method of tax accounting.

Under applicable Treasury regulations, if the option to defer any payment of interest was determined not to be “remote,” or if we exercised that option, the Notes would be treated as issued with OID at the time of issuance or at the time of that exercise, as the case may be. In that case, all stated interest on the Notes thereafter would be treated as OID as long as the Notes remained outstanding. Accordingly, all of a United States Holder’s taxable interest income relating to the Notes would constitute OID that would have to be included in income on an economic accrual basis before the receipt of the cash attributable to the interest, regardless of that holder’s method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. Consequently, such a holder of Notes would be required to include OID in gross income even though we will not make actual payments on the Notes during a deferral period.

No rulings or other interpretations have been issued by the IRS which have addressed the meaning of the term “remote” as used in the applicable Treasury regulations, and it is possible that the IRS could take a position contrary to the interpretation in this prospectus supplement.

If the IRS were to challenge successfully the classification of the Notes as indebtedness, payments on the Notes likely would be treated as guaranteed payments or distributions with respect to a preferred partnership interest. In such case, United States Holders of the Notes that are employee benefit plans, and most other organizations exempt from United States federal income tax including individual retirement accounts and other retirement plans, could be subject to United States federal income tax on their income with respect to the Notes as unrelated business taxable income.

Sale, Exchange, Redemption or Retirement of the Notes

Upon sale, exchange, redemption or retirement of the Notes, a United States Holder will recognize gain or loss equal to the difference between its adjusted tax basis in the Notes and the amount realized on the sale, exchange, redemption or retirement of the Notes. Assuming that we do not exercise our option to defer payment of interest on the Notes and that the Notes are not deemed to be issued with OID, a United States Holder’s adjusted tax basis in the Notes generally will be that holder’s initial purchase price. If the Notes are deemed to be issued with OID, a United States Holder’s adjusted tax basis in the Notes generally will be its initial purchase price, increased by OID previously includible in that holder’s gross income to the date of disposition and decreased by distributions or other payments received on the Notes since and including the date that the Notes were deemed to be issued with OID. That gain or loss generally will be a capital gain or loss, except to the extent of any accrued interest relating to that United States Holder’s ratable share of the Notes required to be included in income, and generally will be a long-term capital gain or loss if the Notes have been held for more than one year. Capital losses generally cannot be applied to offset ordinary income for United States federal income tax purposes.

Information Reporting and Backup Withholding

Generally, interest on the Notes will be subject to information reporting on Internal Revenue Service Form 1099-INT or, if interest on the Notes constitutes OID as discussed above under “— United States Holders — Interest Income and Original Issue Discount,” on Internal Revenue Service Form 1099-OID. In addition, United States Holders may be subject to a backup withholding tax on those payments if they do not provide their taxpayer identification numbers to the trustee in the manner required, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. United States Holders also may be subject to information reporting and backup withholding tax with respect to the proceeds from a sale, exchange, retirement or other taxable disposition of the Notes. Any amounts withheld under the backup withholding rules will be allowed as a credit against the United States Holder’s United States federal income tax liability, so long as the required information is timely furnished to the IRS.

Non-United States Holders

No withholding of United States federal income tax will apply to interest paid on Notes to a non-United States Holder under the “portfolio interest exemption,” so long as:

•	the interest is not effectively connected with the non-United States Holder’s conduct of a trade or business in the United States;

•	the non-United States Holder does not actually or constructively own 10% or more of the capital or profits interests in us;

•	the non-United States Holder is not a controlled foreign corporation that is related directly or constructively to us through stock ownership;

•	the non-United States Holder is not a bank that acquired the Notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	the non-United States Holder provides to the withholding agent, in accordance with specified procedures, a statement to the effect that such non-United States Holder is not a United States person (generally by providing a properly executed IRS Form W-8BEN).

If a non-United States Holder cannot satisfy the requirements of the portfolio interest exemption described above, interest paid on the Notes (including payments in respect of OID, if any, on the Notes) made to a non-United States Holder should be subject to a 30% United States federal withholding tax, unless that non-United States Holder provides the withholding agent with a properly executed statement (i) claiming an exemption from or reduction of withholding under an applicable United States income tax treaty or (ii) stating that the interest is not subject to withholding tax because it is effectively connected with that non-United States Holder’s conduct of a trade or business in the United States.

If a non-United States Holder is engaged in a trade or business in the United States (or, if an applicable United States income tax treaty applies, if the non-United States Holder maintains a permanent establishment within the United States) and the interest is effectively connected with the conduct of that trade or business (or, if an applicable United States income tax treaty applies, attributable to that permanent establishment), that non-United States Holder will be subject to United States federal income tax on the interest on a net income basis in the same manner as if that non-United States Holder were a

United States Holder. In addition, a non-United States Holder that is a foreign corporation engaged in a trade or business in the United States may be subject to a 30% (or, if an applicable United States income tax treaty applies, a lower rate as provided) branch profits tax.

Any gain realized on the sale, exchange, redemption or retirement of the Notes generally will not be subject to United States federal income tax unless:

•	that gain is effectively connected with the non-United States Holder’s conduct of a trade or business in the United States (or, if an applicable United States income tax treaty applies, is attributable to a permanent establishment maintained by the non-United States Holder within the United States); or

•	the non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

In general, backup withholding and information reporting will not apply to interest paid on the Notes to a non-United States Holder, or to proceeds from the sale, exchange, redemption or retirement of the Notes by a non-United States Holder, in each case, if the non-United States Holder certifies under penalties of perjury that it is a non-United States Holder and neither we nor our paying agent has actual knowledge (or reason to know) to the contrary. Any amounts withheld under the backup withholding rules will entitle such non-United States Holder to a credit against United States federal income tax liability and may entitle such non-United States Holder to a refund, so long as the required information is timely and properly furnished to the IRS. In general, if Notes are not held through a qualified intermediary, the amount of payments made on such Notes, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

Non-United States Holders should consult their tax advisors regarding the application of backup withholding in their particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

If the IRS were to challenge successfully the classification of the Notes as indebtedness, payments on the Notes likely would be treated as guaranteed payments or distributions with respect to a preferred partnership interest. In such case, non-United States Holders of the Notes would be treated as engaged in a trade or business within the United States, be required to file a United States federal income tax return and pay taxes on their share of our income or gain and be subject to withholding.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

CERTAIN ERISA CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan or other arrangement subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or a plan or other arrangement subject to any other law or other restrictions materially similar to Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) (each, a “Plan”), should consider the fiduciary standards of ERISA or Similar Law in the context of such a Plan’s particular circumstances before authorizing an investment in the Notes. Among other factors, the fiduciary should consider whether such an investment is in accordance with the documents governing the Plan and whether the investment is appropriate for the Plan in view of its overall investment policy and the prudence and diversification requirements of ERISA or Similar Law.

The Notes may not be sold to any Plan unless either (i) the purchase and holding of the Notes would not be a transaction prohibited under Section 406 of ERISA, Section 4975 of the Code or Similar Law, or (ii) an exemption under ERISA, the Code or Similar Law or one of the following Prohibited Transaction Class Exemptions (“PTCE”) issued by the U.S. Department of Labor (or a materially similar exemption or exception under Similar Law) applies to the purchase, holding and disposition of the Notes:

•	PTCE 96-23 for transactions determined by in-house asset managers;

•	PTCE 95-60 for transactions involving insurance company general accounts;

•	PTCE 91-38 for transactions involving bank collective investment funds;

•	PTCE 90-1 for transactions involving insurance company pooled separate accounts; or

•	PTCE 84-14 for transactions determined by independent qualified professional asset managers.

Any purchaser of the Notes or any interest therein and any subsequent transferee will be deemed to have represented and warranted to us on each day from and including the date of its purchase of such Notes through and including the date of its disposition of such Notes that either:

(a) Plan assets under ERISA and the regulations issued thereunder, or under any Similar Law, are not being used to acquire the Notes; or

(b) Plan assets as so defined are being used to acquire such Notes but the purchase, holding and disposition of such Notes either (1) are not and will not be a “prohibited transaction” within the meaning of ERISA, the Code or Similar Law or (2) are and will be exempt from the prohibited transaction rules under ERISA, the Code and Similar Law under a provision of ERISA, the Code or Similar Law or by one or more of the following prohibited transaction exemptions: PTCE 96-23, 95-60, 91-38, 90-1 or 84-14, or a materially similar exemption or exception under Similar Law.

The discussion set forth above is general in nature and is not intended to be complete. In addition, such discussion assumes that the Notes will constitute indebtedness as opposed to “equity” interests under the U.S. Department of Labor’s plan asset regulations or Similar Law. Although such characterization of the Notes would appear appropriate, we can offer you no assurance that this will be the case. Accordingly, it is important that any person considering the purchase of Notes with Plan assets consult with its counsel regarding the consequences under ERISA, the Code or other Similar Law of the acquisition and ownership of the Notes. Purchasers of the Notes have exclusive responsibility for ensuring that their purchase and holding of the Notes do not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. The sale of the Notes to a Plan is in no respect a representation by us or the underwriters that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

UNDERWRITING

We, the Subsidiary Guarantors and the underwriters named below have entered into an underwriting agreement, dated May 15, 2007, with respect to the Notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of Notes set forth opposite its name in the following table. J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC are the representatives of the underwriters.

Principal Amount
Underwriters	of Notes

Wachovia Capital Markets, LLC	$75,000,000
J.P. Morgan Securities Inc.	75,000,000
SunTrust Capital Markets, Inc.	60,000,000
BNP Paribas Securities Corp.	27,000,000
Greenwich Capital Markets, Inc.	27,000,000
BNY Capital Markets, Inc.	12,000,000
KeyBanc Capital Markets Inc.	12,000,000
Wells Fargo Securities, LLC	12,000,000

Total	$300,000,000

The underwriters are committed to take and pay for all of the Notes being offered, if any are taken.

We will pay as compensation to the underwriters discounts and commissions in the following amounts.

Paid by
TEPPCO
Partners, L.P.

Per Note	$13.75
Total	$4,125,000

The Notes sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any Notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to $5.00 per Note. If all the Notes are not sold at the public offering price, the underwriters may change the offering price and the other selling terms.

The Notes are a new issue of securities with no established trading market. We have been advised by the underwriters that they presently intend to make a market in the Notes but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

In connection with this offering, the underwriters may purchase and sell the Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Notes than they are required to purchase in this offering. Stabilizing transactions consist of certain bids for or purchases of Notes made by the underwriters in the open market prior to the completion of this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the Notes, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Notes. As a result, the price of the Notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in over-the-counter market or otherwise.

We estimate that our total out-of-pocket expenses of this offering, excluding underwriting discounts and commissions, will be approximately $500,000. The underwriters have agreed to reimburse us for certain of our expenses incurred in connection with the offering of the Notes in an amount equal to approximately $375,000.

We have agreed to indemnify the underwriters against certain liabilities including liabilities under the Securities Act.

Any offerings of Notes will be conducted in accordance with the provisions of Rule 2810 of the NASD Rules of Fair Conduct or any successor provision.

In compliance with guidelines of the NASD, the maximum commission or discount to be received by any NASD member or independent broker dealer may not exceed 8% of the aggregate principal amount of the securities offered pursuant to this prospectus supplement. It is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

From time to time the underwriters engage in transactions with us in the ordinary course of business. The underwriters have performed investment banking services for us in the last two years and have received fees for these services. In addition, affiliates of certain of the underwriters are lenders under our revolving credit facility and, accordingly, will receive a portion of the proceeds of this offering. Because certain affiliates of the underwriters are lenders under our multi-year revolving credit facility, this offering is being conducted in accordance with Rule 2710(h) of the NASD. That rule requires that the public offering price of the Notes can be no higher than that recommended by a “qualified independent underwriter”, as defined by the NASD. BNY Capital Markets, Inc. has served in that capacity and performed due diligence investigations and reviewed and participated in the preparation of this prospectus supplement.

VALIDITY OF SECURITIES

Bracewell & Giuliani LLP, Houston, Texas, will pass on the validity of the Notes, the Guarantees and certain federal income tax matters related to the Notes for us and the Subsidiary Guarantors. Certain legal matters with respect to the Notes and the Guarantees will be passed upon for the underwriters by Cadwalader, Wickersham & Taft LLP, New York, New York.

EXPERTS

The (1) consolidated financial statements and the related consolidated financial statement schedule and management’s report on the effectiveness of internal control over financial reporting of TEPPCO Partners as of December 31, 2006 incorporated in this prospectus supplement by reference from TEPPCO Partners’ Annual Report on Form 10-K for the year ended December 31, 2006, (2) consolidated financial statements and the related consolidated financial schedule of TE Products Pipeline Company, Limited Partnership (“TE Products”) as of December 31, 2006 incorporated in this prospectus supplement by reference from TE Products’ Annual Report on Form 10-K for the year ended December 31, 2006 and (3) the balance sheet of Texas Eastern Products Pipeline Company, LLC as of December 31, 2006, incorporated in this prospectus supplement by reference from TEPPCO Partners’ Current Report on Form 8-K filed with the Securities and Exchange Commission on March 20, 2007, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of TEPPCO Partners and subsidiaries and TE Products and subsidiaries as of December 31, 2005, and for each of the years in the two-year period ended December 31,

2005 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We and TE Products file annual, quarterly and current reports, and other information with the Commission under the Exchange Act (Commission File Nos. 1-10403 and 1-13603, respectively). You may read and copy any document we or it files at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-732-0330 for further information on the public reference room. Such filings are also available to the public at the Commission’s web site at http://www.sec.gov. In addition, documents filed by us can be inspected at the offices of the New York Stock Exchange, Inc. 20 Broad Street, New York, New York 10002. We maintain an Internet Website at www.teppco.com. On the Investor Relations page of that site, we provide access to our Commission filings free of charge as soon as reasonably practicable after filing with the Commission. The information on our Internet Website is not incorporated in this prospectus supplement or the accompanying prospectus by reference and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

The Commission allows us and TE Products to incorporate by reference into this prospectus supplement and the accompanying prospectus the information we or TE Products file with the Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and later information that we or TE Products file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we or TE Products make with the Commission under section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed (other than information furnished under Items 2.02 or 7.01 of any Form 8-K, which is not incorporated by reference herein):

TEPPCO Partners, L.P.

•	Annual Report on Form 10-K for the year ended December 31, 2006;

•	Quarterly Report on Form 10-Q for the period ended March 31, 2007; and

•	Current Reports on Form 8-K filed with the Commission on January 18, 2007, February 5, 2007, March 8, 2007 (Item 8.01 only), March 20, 2007, May 10, 2007 and May 15, 2007; and

TE Products Pipeline Company, Limited Partnership

•	Annual Report on Form 10-K for the year ended December 31, 2006;

•	Quarterly Report on Form 10-Q for the period ended March 31, 2007; and

•	Current Report on Form 8-K filed with the Commission on May 15, 2007.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement has been delivered, a copy of any and all Commission filings. You may request a copy of these filings by writing or telephoning us at:

TEPPCO Partners, L.P.
1100 Louisiana Street, Suite 1800
Houston, Texas 77002
Attention: Investor Relations
Telephone: (713) 381-4707

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and some of the documents we have incorporated herein and therein by reference contain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements that express belief, expectation, estimates or intentions, as well as those that are not statements of historical facts are forward-looking statements. The words “proposed,” “anticipate,” “potential,” “may,” “will,” “could,” “should,” “expect,” “estimate,” “believe,” “intend,” “plan,” “seek” and similar expressions are intended to identify forward-looking statements. Without limiting the broader description of forward-looking statements above, we specifically note that statements included or incorporated by reference herein that address activities, events or developments that we expect or anticipate will or may occur in the future, including such things as future distributions, estimated future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of our business and operations, plans, references to future success, references to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances. While we believe our expectations reflected in these forward-looking statements are reasonable, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including general economic, market or business conditions, the opportunities (or lack thereof) that may be presented to and pursued by us, competitive actions by other pipeline companies, changes in laws or regulations and other factors, many of which are beyond our control. For example, the demand for refined products is dependent upon the price, prevailing economic conditions and demographic changes in the markets served, trucking and railroad freight, agricultural usage and military usage; the demand for propane is sensitive to the weather and prevailing economic conditions; the demand for petrochemicals is dependent upon prices for products produced from petrochemicals; the demand for crude oil and petroleum products is dependent upon the price of crude oil and the products produced from the refining of crude oil; and the demand for natural gas is dependent upon the price of natural gas and the locations in which natural gas is drilled. We are also subject to regulatory factors such as the amounts we are allowed to charge our customers for the services we provide on our regulated pipeline systems. Consequently, all of the forward-looking statements made or incorporated by reference in this document are qualified by these cautionary statements, and we cannot assure you that actual results or developments that we anticipate will be realized or, even if substantially realized, will have the expected consequences to or effect on us or our business or operations. Also note that we provide a cautionary discussion of risks and uncertainties under the captions “Risk Factors,” in this prospectus supplement, in the accompanying prospectus, in our Annual Report on Form 10-K for the year ended December 31, 2006 and in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2006 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007.

The forward-looking statements contained or incorporated by reference herein speak only as of the date hereof. Except as required by the federal and state securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained herein, in the accompanying prospectus, in our Annual Report on Form 10-K, in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007 and in our future periodic reports filed with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein may not occur or may occur in a manner that is materially different from the description thereof in the forward-looking statements.

PROSPECTUS
TEPPCO Partners, L.P.
Limited Partnership Units
Debt Securities

Guarantees of Debt Securities of TEPPCO Partners, L.P. by:
TE Products Pipeline Company, Limited Partnership
TCTM, L.P.
TEPPCO Midstream Companies, L.P.
Jonah Gas Gathering Company
Val Verde Gas Gathering Company, L.P.

        We, TEPPCO Partners, L.P., may from time to time offer and sell limited partnership units and debt securities that may be fully and unconditionally guaranteed by our subsidiaries, TE Products Pipeline Company, Limited Partnership, TCTM, L.P., TEPPCO Midstream Companies, L.P., Jonah Gas Gathering Company and Val Verde Gas Gathering Company, L.P. This prospectus describes the general terms of these securities and the general manner in which we will offer the securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the securities.
      The New York Stock Exchange has listed our limited partnership units under the symbol “TPP.”
      Our address is 2929 Allen Parkway, P.O. Box 2521, Houston, Texas 77252-2521, and our telephone number is (713) 759-3636.
       You should carefully consider the risk factors beginning on Page 1 of this prospectus before you make an investment in our securities.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is November 3, 2003

      You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized anyone else to give you different information. We are not offering these securities in any state where they do not permit the offer. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the Securities and Exchange Commission incorporated by reference in this prospectus.

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ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf registration process, we may sell up to $2,000,000,000 in principal amount of the limited partnership units or debt securities, or a combination of both described in this prospectus in one or more offerings. This prospectus generally describes us and the limited partnership units and debt securities. Each time we sell limited partnership units or debt securities with this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information in this prospectus. The information in this prospectus is accurate as of November 3, 2003. You should carefully read both this prospectus and any prospectus supplement and the additional information described under the heading “Where You Can Find More Information.”
ABOUT TEPPCO PARTNERS
      We are one of the largest publicly traded limited partnerships engaged in the transportation of refined products, liquefied petroleum gases and petrochemicals, the transportation and marketing of crude oil and natural gas liquids and the gathering of natural gas. Texas Eastern Products Pipeline Company, LLC (formerly Texas Eastern Products Pipeline Company and referred to in this prospectus as TEPPCO LLC) serves as our general partner and is an indirect wholly owned subsidiary of Duke Energy Field Services, LLC, which is owned 70% by Duke Energy Corporation and 30% by ConocoPhillips. Please see the organization chart on page 11 for a more detailed description of our organizational structure.
      As used in this prospectus, “we,” “us,” “our” and “TEPPCO Partners” mean TEPPCO Partners, L.P. and, where the context requires, include our subsidiary operating partnerships.
THE SUBSIDIARY GUARANTORS
      TE Products Pipeline Company, Limited Partnership, TCTM, L.P., TEPPCO Midstream Companies, L.P., Jonah Gas Gathering Company and Val Verde Gas Gathering Company, L.P. are our only “significant subsidiaries” as defined by the rules and regulations of the SEC, as of the date of this prospectus. The general partner of TE Products, TCTM and TEPPCO Midstream is TEPPCO GP, Inc., which is wholly owned by us. TEPPCO GP owns a 0.001% general partner interest in each of TE Products, TCTM and TEPPCO Midstream. We own a 99.999% limited partner interest in each of TE Products, TCTM and TEPPCO Midstream. Jonah is a Wyoming general partnership. TEPPCO Midstream owns a 99.999% general partner interest in Jonah and TEPPCO GP owns a 0.001% general partner interest and serves as its managing general partner. TEPPCO NGL Pipelines, LLC owns a 0.001% general partner interest in Val Verde, and TEPPCO Midstream owns a 99.999% limited partner interest in Val Verde. We sometimes refer to TE Products, TCTM, TEPPCO Midstream, Jonah and Val Verde in this prospectus as the “Subsidiary Guarantors.” The Subsidiary Guarantors may jointly and severally and unconditionally guarantee our payment obligations under any series of debt securities offered by this prospectus, as set forth in a related prospectus supplement.

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RISK FACTORS
      Before you invest in our securities, you should be aware that there are risks associated with such an investment. You should consider carefully these risk factors together with all of the other information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference into this document before purchasing our securities.
      If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In that event, we may be unable to make distributions to our unitholders or pay interest on, or the principal of, any debt securities, the trading price of our limited partnership units could decline or you may lose all of your investment.
Risks Relating to Our Business
Potential future acquisitions and expansions, if any, may affect our business by substantially increasing the level of our indebtedness and contingent liabilities and increasing our risks of being unable to effectively integrate these new operations.
      From time to time, we evaluate and acquire assets and businesses that we believe complement our existing assets and businesses. Acquisitions may require substantial capital or the incurrence of substantial indebtedness. If we consummate any future acquisitions, our capitalization and results of operations may change significantly, and you will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of these funds and other resources.
      Acquisitions and business expansions involve numerous risks, including difficulties in the assimilation of the assets and operations of the acquired businesses, inefficiencies and difficulties that arise because of unfamiliarity with new assets and the businesses associated with them and new geographic areas and the diversion of management’s attention from other business concerns. Further, unexpected costs and challenges may arise whenever businesses with different operations or management are combined, and we may experience unanticipated delays in realizing the benefits of an acquisition. Following an acquisition, we may discover previously unknown liabilities associated with the acquired business for which we have no recourse under applicable indemnification provisions.
Expanding our natural gas gathering business by constructing new pipelines and compression facilities subjects us to construction risks and risks that natural gas supplies will not be available upon completion of the new pipelines.
      We may expand the capacity of our existing natural gas gathering system through the construction of additional facilities. The construction of gathering facilities requires the expenditure of significant amounts of capital, which may exceed our estimates. Generally, we may have only limited natural gas supplies committed to these facilities prior to their construction. Moreover, we may construct facilities to capture anticipated future growth in production in a region in which anticipated production growth does not materialize. As a result, there is the risk that new facilities may not be able to attract enough natural gas to achieve our expected investment return, which could adversely affect our financial position or results of operations.
Our interstate tariff rates are subject to review and possible adjustment by federal regulators, which could have a material adverse effect on our financial condition and results of operations.
      The Federal Energy Regulatory Commission, or the FERC, pursuant to the Interstate Commerce Act, regulates the tariff rates for our interstate common carrier pipeline operations. To be lawful under that Act, interstate tariff rates must be just and reasonable and not unduly discriminatory. Shippers may protest, and the FERC may investigate, the lawfulness of new or changed tariff rates. The FERC can suspend those tariff rates for up to seven months. It can also require refunds of amounts collected under rates ultimately found unlawful. The FERC may also challenge tariff rates that have become final and effective. Because of the complexity of rate making, the lawfulness of any rate is never assured.

      The FERC uses prescribed rate methodologies for approving regulated tariff rates for transporting crude oil and refined products. These methodologies may limit our ability to set rates based on our actual costs or may delay the use of rates reflecting increased costs. Changes in the FERC’s approved methodology for approving rates could adversely affect us. Adverse decisions by the FERC in approving our regulated rates could adversely affect our cash flow. Additional challenges to our tariff rates could be filed with the FERC.
      While the FERC does not directly regulate our natural gas gathering operations, federal regulation, directly or indirectly, influences the parties that gather natural gas on our gas gathering systems. Our intrastate natural gas gathering systems are generally exempt from FERC regulation under the Natural Gas Act of 1938. Nonetheless, FERC regulation still significantly affects our natural gas gathering business. In recent years, the FERC has pursued pro-competition policies in its regulation of interstate natural gas pipelines. However, if the FERC does not continue this approach as it considers proposals by natural gas pipelines to allow negotiated rates that are not limited by rate ceilings, pipeline rate case proposals and revisions to rules and policies that may affect our shippers’ rights of access to interstate natural gas transportation capacity, it could have an adverse effect on the rates we are able to charge in the future.
Our partnership status may be a disadvantage to us in calculating our cost of service for rate-making purposes.
      In a 1995 decision involving an unrelated oil pipeline limited partnership, the FERC partially disallowed the inclusion of income taxes in that partnership’s cost of service. In another FERC proceeding involving a different oil pipeline limited partnership, the FERC held that the oil pipeline limited partnership may not claim an income tax allowance for income attributable to non-corporate limited partners, both individuals and other entities. Because corporations are taxpaying entities, income taxes are generally allowed to be included as a corporate cost-of-service. While we currently do not use the cost-of-service methodology to support our rates, these decisions might adversely affect us should we elect in the future to use the cost-of-service methodology or should we be required to use that methodology to defend our rates if challenged by our customers. This could put us at a competitive disadvantage.
Competition could adversely affect our operating results.
      Our refined products and liquefied petroleum gases, or LPGs, transportation business competes with other pipelines in the areas where we deliver products. We also compete with trucks, barges and railroads in some of the areas we serve. Competitive pressures may adversely affect our tariff rates or volumes shipped. The crude oil gathering and marketing business is characterized by thin margins and intense competition for supplies of crude oil at the wellhead. A decline in domestic crude oil production has intensified competition among gatherers and marketers. Our crude oil transportation business competes with common carriers and proprietary pipelines owned and operated by major oil companies, large independent pipeline companies and other companies in the areas where our pipeline systems deliver crude oil and natural gas liquids.
      New supplies of natural gas are necessary to offset natural declines in production from wells connected to our gathering system and to increase throughput volume, and we encounter competition in obtaining contracts to gather natural gas supplies. Competition in natural gas gathering is based in large part on reputation, efficiency, reliability, gathering system capacity and price arrangements. Our key competitors in the gas gathering segment include independent gas gatherers and major integrated energy companies. Alternate gathering facilities are available to producers we serve, and those producers may also elect to construct proprietary gas gathering systems. If the production delivered to our gathering system declines, our revenues from such operations will decline.
Our business requires extensive credit risk management that may not be adequate to protect against customer nonpayment.
      Risks of nonpayment and nonperformance by customers are a major consideration in our businesses. Our credit procedures and policies may not be adequate to fully eliminate customer credit risk.

Our crude oil marketing business involves risks relating to product prices.
      Our crude oil operations subject us to pricing risks as we buy and sell crude oil for delivery on our crude oil pipelines. These pricing and basis risks cannot be completely hedged or eliminated. These are the risks that price relationships between delivery points, classes of products or delivery periods will change from time to time.
Reduced demand could affect shipments on the pipelines.
      Our products pipeline business depends in large part on the demand for refined petroleum products in the markets served by our pipelines. Reductions in that demand adversely affect our pipeline business. Market demand varies based upon the different end uses of the refined products we ship. Demand for gasoline, which has in recent years accounted for approximately one-half of our refined products transportation revenues, depends upon price, prevailing economic conditions and demographic changes in the markets we serve. Weather conditions, government policy and crop prices affect the demand for refined products used in agricultural operations. Demand for jet fuel, which has in recent years accounted for almost one-quarter of our refined products revenues, depends on prevailing economic conditions and military usage. Propane deliveries are generally sensitive to the weather and meaningful year-to-year variances have occurred and will likely continue to occur.
Our gathering system profits and cash flow depend on the volumes of natural gas produced from the fields served by our gathering systems and are subject to factors beyond our control.
      Regional production levels drive the volume of natural gas gathered on our system. We cannot influence or control the operation or development of the gas fields we serve. Production levels may be affected by:

•	the absolute price of, volatility in the price of, and market demand for natural gas;

•	changes in laws and regulations, particularly with regard to taxes, denial of reduced well density spacing, safety and protection of the environment;

•	the depletion rates of existing wells;

•	adverse weather and other natural phenomena;

•	the availability of drilling and service rigs; and

•	industry changes, including the effect of consolidations or divestitures.
      Any declines in the volumes of natural gas delivered for gathering on our system will adversely affect our revenues and could, if sustained or pronounced, materially adversely affect our financial position or results of operation.
Our operations are subject to governmental laws and regulations relating to the protection of the environment which may expose us to significant costs and liabilities.
      The risk of substantial environmental costs and liabilities is inherent in pipeline and terminaling operations and we may incur substantial environmental costs and liabilities. Our operations are subject to federal, state and local laws and regulations relating to protection of the environment. We currently own or lease, and have owned or leased, many properties that have been used for many years to terminal or store crude oil, petroleum products or other chemicals. Owners, tenants or users of these properties have disposed of or released hydrocarbons or solid wastes on or under them. Additionally, some sites we operate are located near current or former refining and terminaling operations. There is a risk that contamination has migrated from those sites to ours. Increasingly strict environmental laws, regulations and enforcement policies and claims for damages and other similar developments could result in substantial costs and liabilities.
      Many of our operations and activities are subject to significant federal and state environmental laws and regulations. These include, for example, the Federal Clean Air Act and analogous state laws, which impose obligations related to air emissions and the Federal Water Pollution Control Act, commonly referred to as the Clean Water Act, and analogous state laws, which regulate discharge of wastewaters from our facilities to state and federal waters. In addition, our operations are also subject to the federal Comprehensive Environmental Response, Compensation, and Liability Act, also known as CERCLA or the Superfund law, the Resource Conservation and Recovery Act, also known as RCRA, and analogous state laws in connection with the cleanup of hazardous substances that may have been released at properties currently or previously owned or operated by us or locations to which we have sent wastes for disposal. Various governmental authorities including the U.S. Environmental Protection Agency have the power to enforce compliance with these regulations and the permits issued under them, and violators are subject to administrative, civil and criminal penalties, including civil fines, injunctions or both. Liability may be incurred without regard to fault under CERCLA, RCRA, and analogous state laws for the remediation of contaminated areas. Private parties, including the owners of properties through which our pipeline systems pass, may also have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage. There is inherent risk of the incurrence of environmental costs and liabilities in our business due to our handling of the products we gather or transport, air emissions related to our operations, historical industry operations, waste disposal practices and the prior use of flow meters containing mercury, some of which may be material. In addition, the possibility exists that stricter laws, regulations or enforcement policies could significantly increase our compliance costs and the cost of any remediation that may become necessary, some of which may be material. Our insurance may not cover all environmental risks and costs or may not provide sufficient coverage in the event an environmental claim is made against us. Our business may be adversely affected by increased costs due to stricter pollution control requirements or liabilities resulting from non-compliance with required operating or other regulatory permits. New environmental regulations might adversely affect our products and activities, including processing, storage and transportation, as well as waste management and air emissions. Federal and state agencies also could impose additional safety requirements, any of which could affect our profitability.
Terrorist attacks aimed at our facilities could adversely affect our business.
      On September 11, 2001, the United States was the target of terrorist attacks of unprecedented scale. Since the September 11 attacks, the United States government has issued warnings that energy assets, specifically our nation’s pipeline infrastructure, may be the future target of terrorist organizations. These developments have subjected our operations to increased risks. Any future terrorist attack on our facilities, those of our customers and, in some cases, those of other pipelines, could have a material adverse effect on our business.
Our business involves many hazards and operational risks, some of which may not be covered by insurance.
      Our operations are subject to the many hazards inherent in the transportation of refined petroleum products, liquefied petroleum gases and petrochemicals, the transportation of crude oil and the gathering, compressing, treating and processing of natural gas and natural gas liquids and in the storage of residue gas, including ruptures, leaks and fires. These risks could result in substantial losses due to personal injury or loss of life, severe damage to and destruction of property and equipment and pollution or other environmental damage and may result in curtailment or suspension of our related operations. We are not fully insured against all risks incident to our business. Most significantly, we are not insured against the loss of revenues caused by interruption of business in the event of a loss of, or damage to, our facilities. If a significant accident or event occurs that is not fully insured, it could adversely affect our financial position or results of operations.
Risks Relating to Our Partnership Structure
We are a holding company and depend entirely on our operating subsidiaries’ distributions to service our debt obligations.
      We are a holding company with no material operations. If we cannot receive cash distributions from our operating subsidiaries, we will not be able to meet our debt service obligations. Our operating subsidiaries may from time to time incur additional indebtedness under agreements that contain restrictions which could further limit each operating subsidiary’s ability to make distributions to us.
      The debt securities issued by us and the guarantees issued by our subsidiary guarantors will be structurally subordinated to the claims of the creditors of our operating subsidiaries who are not guarantors of the debt securities. Holders of the debt securities will not be creditors of our operating partnerships that have not guaranteed the debt securities. The claims to the assets of non-guarantor operating subsidiaries derive from our own partnership interests in those operating subsidiaries. Claims of our non-guarantor operating subsidiaries’ creditors will generally have priority as to the assets of those operating subsidiaries over our own partnership interest claims and will therefore have priority over the holders of our debt, including the debt securities. Our non-guarantor operating subsidiaries’ creditors may include:

•	general creditors,

•	trade creditors,

•	secured creditors,

•	taxing authorities, and

•	creditors holding guarantees.
      While our non-guarantor operating subsidiaries currently have no indebtedness for borrowed money, such subsidiaries are not restricted from incurring indebtedness and may do so in the future. Any debt securities offered pursuant to this prospectus and the applicable prospectus supplement will be structurally subordinated to any such indebtedness.
We may issue additional limited partnership interests, diluting existing interests of unitholders.
      Our partnership agreement allows us to issue additional limited partnership units and other equity securities without unitholder approval. These additional securities may be issued to raise cash or acquire additional assets or for other partnership purposes. There is no limit on the total number of limited partnership units and other equity securities we may issue. When we issue additional limited partnership units or other equity securities, the proportionate partnership interest of our existing unitholders will decrease. The issuance could negatively affect the amount of cash distributed to unitholders and the market price of limited partnership units. Issuance of additional limited partnership units will also diminish the relative voting strength of the previously outstanding limited partnership units.
Our general partner and its affiliates may have conflicts with our partnership.
      The directors and officers of our general partner and its affiliates have duties to manage the general partner in a manner that is beneficial to its member. At the same time, the general partner has duties to manage us in a manner that is beneficial to us. Therefore, the general partner’s duties to us may conflict with the duties of its officers and directors to its member.
      Such conflicts may include, among others, the following:

•	decisions of our general partner regarding the amount and timing of cash expenditures, borrowings and issuances of additional limited partnership units or other securities can affect the amount of incentive compensation payments we make to our general partner;

•	under our partnership agreement we reimburse the general partner for the costs of managing and operating us; and

•	under our partnership agreement, it is not a breach of our general partner’s fiduciary duties for affiliates of our general partner to engage in activities that compete with us.
      We may acquire additional businesses or properties directly or indirectly for the issuance of additional limited partnership units. At our current level of cash distributions, our general partner receives as incentive distributions approximately 50% of any incremental increase in our distributions. As a result, acquisitions funded though the issuance of limited partnership units have in the past and may in the future benefit our general partner more than our unitholders.
Unitholders have limited voting rights and control of management.
      Our general partner manages and controls our activities and the activities of our operating partnerships. Unitholders have no right to elect the general partner or the directors of the general partner on an annual or other ongoing basis. However, if the general partner resigns or is removed, its successor may be elected by holders of a majority of the limited partnership units. Unitholders may remove the general partner only by a vote of the holders of at least 66 2/3% of the limited partnership units and only after receiving state regulatory approvals required for the transfer of control of a public utility. As a result, unitholders will have limited influence on matters affecting our operations, and third parties may find it difficult to gain control of us or influence our actions.
Our partnership agreement limits the liability of our general partner.
      Our general partner owes duties of loyalty and care to the unitholders. Provisions of our partnership agreement and the partnership agreements for each of the operating partnerships, however, contain language limiting the liability of the general partner to the unitholders for actions or omissions taken in good faith. In addition, the partnership agreements grant broad rights of indemnification to the general partner and its directors, officers, employees and affiliates for acts taken in good faith in a manner believed to be in or not opposed to our best interests.
Tax Risks to Unitholders
      You should read “Tax Considerations,” beginning on page 28, for a more complete discussion of the following federal income tax risks related to owning and disposing of limited partnership units.
The IRS could treat us as a corporation for tax purposes, which would substantially reduce the cash available for distribution to you.
      The anticipated benefit of an investment in our limited partnership units depends largely on our being treated as a partnership for U.S. federal income tax purposes.
      If we were classified as a corporation for U.S. federal income tax purposes, we would pay federal income tax on our income at the corporate tax rate, which is currently a maximum of 35%, and would pay state income taxes at varying rates. Distributions to you would generally be taxed again to you as corporate distributions, and no income, gains, losses or deductions would flow through to you. Because a tax would be imposed upon us as a corporation, the cash available for distribution to you would be substantially reduced. Treatment of us as a corporation would result in a material reduction in the after-tax return to the unitholders, likely causing a substantial reduction in the value of the limited partnership units. Current law may change so as to cause us to be taxed as a corporation for federal income tax purposes or otherwise subject us to entity-level taxation. Our partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, then the minimum quarterly distribution and the target distribution levels will be decreased to reflect that impact on us.
A successful IRS contest of the federal income tax positions we take may adversely impact the market for limited partnership units.
      We have not requested a ruling from the Internal Revenue Service, or IRS, with respect to any matter affecting us. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain our counsel’s conclusions or the positions we take. A court may not concur with our counsel’s conclusions or the positions we take. Any contest with the IRS may materially and adversely impact the market for limited partnership units and the price at which they trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will be borne by us and directly or indirectly by the unitholders and the general partner.
You may be required to pay taxes even if you do not receive any cash distributions.
      You will be required to pay federal income taxes and, in some cases, state and local income taxes on your share of our taxable income even if you do not receive any cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax liability that results from your share of our taxable income.
Tax gain or loss on disposition of limited partnership units could be different than expected.
      If you sell your limited partnership units, you will recognize gain or loss equal to the difference between the amount realized and your tax basis in those limited partnership units. Prior distributions in excess of the total net taxable income you were allocated for a limited partnership unit, which decreased your tax basis in that limited partnership unit, will, in effect, become taxable income to you if the limited partnership unit is sold at a price greater than your tax basis in that limited partnership unit, even if the price you receive is less than your original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income to you. Should the IRS successfully contest some positions we take, you could recognize more gain on the sale of limited partnership units than would be the case under those positions, without the benefit of decreased income in prior years. Also, if you sell your limited partnership units, you may incur a tax liability in excess of the amount of cash you receive from the sale.
If you are a tax-exempt entity, regulated investment company or mutual fund or you are not an individual residing in the United States, you may have adverse tax consequences from owning limited partnership units.
      Investment in limited partnership units by tax-exempt entities, regulated investment companies (or mutual funds) and foreign persons raises issues unique to them. For example, virtually all of our income allocated to organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and will be taxable to them. Very little of our income will be qualifying income to a regulated investment company or mutual fund. Distributions to foreign persons will be reduced by withholding taxes at the highest effective rate applicable to individuals and foreign persons will be required to file federal income tax returns and pay tax on their share of our taxable income.
We have registered as a tax shelter. This may increase the risk of an IRS audit of us or a unitholder.
      We have registered with the IRS as a “tax shelter.” The IRS requires that some types of entities, including some partnerships, register as “tax shelters” in response to the perception that they claim tax benefits that the IRS may believe to be unwarranted. As a result, we may be audited by the IRS and tax adjustments could be made. Any unitholder owning less than a 1% profits interest in us has very limited rights to participate in the income tax audit process. Further, any adjustments in our tax returns will lead to adjustments in our unitholders’ tax returns and may lead to audits of unitholders’ tax returns and adjustments of items unrelated to us. You will bear the cost of any expense incurred in connection with an examination of your personal tax return.
We will treat each purchaser of limited partnership units after the initial sale of any limited partnership units pursuant to this prospectus as having the same tax benefits without regard to the limited partnership units purchased. The IRS may challenge this treatment, which could adversely affect the value of our limited partnership units.
      Because we cannot match transferors and transferees of limited partnership units, we will adopt depreciation and amortization positions that do not conform with all aspects of final Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from your sale of limited partnership units and could have a negative impact on the value of the limited partnership units or result in audit adjustments to your tax returns. Please read “Tax Considerations — Uniformity of Limited Partnership Units” for a further discussion of the effect of the depreciation and amortization positions we adopt.
You will likely be subject to state and local taxes in states where you do not live as a result of an investment in our limited partnership units.
      In addition to federal income taxes, you will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property and in which you do not reside. You may be required to file state and local income tax returns and pay state and local income taxes in many or all of the jurisdictions in which we do business. Please read “Tax Considerations — State, Local and Other Tax Considerations” for a discussion of the jurisdictions in which we do business or own property and the jurisdictions in which you will likely be required to file tax returns. Further, you may be subject to penalties for failure to comply with those requirements. It is your responsibility to file all United States federal, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in the limited partnership units.

WHERE YOU CAN FIND MORE INFORMATION
      TEPPCO Partners, L.P. and TE Products Pipeline Company, Limited Partnership file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their public reference room. Our SEC filings are also available at the SEC’s web site at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.
      The SEC allows TEPPCO Partners and TE Products to “incorporate by reference” the information they have filed with the SEC. This means that TEPPCO Partners and TE Products can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that TEPPCO Partners and TE Products file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC. The documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 are incorporated by reference in this prospectus until the termination of this offering.
TEPPCO Partners, L.P. (File No. 1-10403)

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed March 21, 2003.

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003 filed May 1, 2003.

•	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003 filed July 30, 2003.

•	Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003 filed October 29, 2003.

•	Current Report on Form 8-K/A filed October 8, 2002.

•	Current Report on Form 8-K filed January 21, 2003.

•	Current Report on Form 8-K filed January 30, 2003.

•	Current Report on Form 8-K filed February 6, 2003 (other than any information furnished pursuant to Item 9 thereof).

•	Current Report on Form 8-K filed March 4, 2003 (other than any information furnished pursuant to Item 9 thereof).

•	Current Report on Form 8-K filed April 8, 2003.

•	Current Report on Form 8-K filed April 30, 2003 (other than any information furnished pursuant to Item 9 thereof).

•	Current Report on Form 8-K filed June 13, 2003 (other than any information furnished pursuant to Item 9 thereof).

•	Current Report on Form 8-K filed July 15, 2003.

•	Current Report on Form 8-K filed July 30, 2003.

•	Current Report on Form 8-K filed August 8, 2003.

•	Current Report on Form 8-K filed September 16, 2003 (other than any information furnished pursuant to Item 9 thereof).

•	Current Report on Form 8-K filed October 28, 2003.

•	Current Report on Form 8-K filed November 3, 2003 (other than any information furnished pursuant to Item 9 thereof).

•	The description of the limited partnership units contained in the Registration Statement on Form 8-A (Registration No. 001 10403), initially filed December 6, 1989, and any subsequent amendment thereto filed for the purpose of updating such description.

TE Products Pipeline Company, Limited Partnership (File No. 1-13603)

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed March 27, 2003, as amended by the Annual Report on Form 10-K/A filed April 1, 2003.

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003, filed May 5, 2003.

•	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003, filed August 1, 2003.

•	Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003, filed October 30, 2003.

•	Current Report on Form 8-K filed January 30, 2003.

•	Current Report on Form 8-K filed July 15, 2003.
      You may request a copy of any document incorporated by reference in this prospectus, at no cost, by writing or calling us at the following address:

Investor Relations Department
TEPPCO Partners, L.P.
TE Products Pipeline Company, Limited Partnership
2929 Allen Parkway
P.O. Box 2521
Houston, Texas 77252-2521
(713) 759-3636
FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS
      This prospectus, any accompanying prospectus supplement and the documents we have incorporated by reference contain forward-looking statements. The words “believe,” “expect,” “estimate” and “anticipate” and similar expressions identify forward-looking statements. Forward-looking statements include those that address activities, events or developments that we expect or anticipate will or may occur in the future. These include the following:

•	the amount and nature of future capital expenditures,

•	business strategy and measures to carry out strategy,

•	competitive strengths,

•	goals and plans,

•	expansion and growth of our business and operations,

•	references to intentions as to future matters and

•	other similar matters.
      A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the risk factors set forth under the caption “Risk Factors” and other cautionary statements in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We will not update these statements unless the securities laws require us to do so.

TEPPCO PARTNERS
      We are a publicly traded Delaware limited partnership engaged in the transportation of refined products, liquefied petroleum gases and petrochemicals, the transportation and marketing of crude oil and natural gas liquids and the gathering of natural gas. The following chart shows our organization and ownership structure as of the date of this prospectus before giving effect to this offering. Except in the following chart, the ownership percentages referred to in this prospectus reflect the approximate effective ownership interest in us and our subsidiary companies on a combined basis. Please read “The Subsidiary Guarantors” on page ii for a more detailed description of our ownership of the Subsidiary Guarantors.

USE OF PROCEEDS
      Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds we receive from the sale of the securities to pay all or a portion of indebtedness outstanding at the time and to acquire properties as suitable opportunities arise.
RATIO OF EARNINGS TO FIXED CHARGES
      The ratio of earnings to fixed charges for each of the periods indicated is as follows:

						Nine Months
						Ended
	Twelve Months Ended December 31,					September 30,

	1998	1999	2000	2001	2002	2002	2003

Ratio of Earnings to Fixed Charges	2.72x	3.06x	2.10x	2.79x	2.70x	2.61x	2.18x
      For purposes of calculating the ratio of earnings to fixed charges:

•	“fixed charges” represent interest expense (including amounts capitalized), amortization of debt costs and the portion of rental expense representing the interest factor; and

•	“earnings” represent the aggregate of income from continuing operations (before adjustment for minority interest, extraordinary loss and equity earnings), fixed charges and distributions from equity investment, less capitalized interest.
DESCRIPTION OF DEBT SECURITIES
      We will issue our debt securities under an Indenture dated February 20, 2002, as supplemented, among us, as issuer, First Union National Bank, as trustee, and the Subsidiary Guarantors. The debt securities will be governed by the provisions of the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. We, the trustee and the Subsidiary Guarantors may enter into additional supplements to the Indenture from time to time. If we decide to issue subordinated debt securities, we will issue them under a separate Indenture containing subordination provisions.
      This description is a summary of the material provisions of the debt securities and the Indentures. We urge you to read the Indenture and the form of Subordinated Indenture filed as exhibits to the registration statement of which this prospectus is a part because those Indentures, and not this description, govern your rights as a holder of debt securities. References in this prospectus to an “Indenture” refer to the particular Indenture under which we issue a series of debt securities.
General
The debt securities
      Any series of debt securities that we issue:

•	will be our general obligations;

•	will be general obligations of the Subsidiary Guarantors if they are guaranteed by the Subsidiary Guarantors; and

•	may be subordinated to our senior indebtedness and that of the Subsidiary Guarantors.
      The Indenture does not limit the total amount of debt securities that we may issue. We may issue debt securities under the Indenture from time to time in separate series, up to the aggregate amount authorized for each such series.

      We will prepare a prospectus supplement and either an indenture supplement or a resolution of our Board of Directors and accompanying officers’ certificate relating to any series of debt securities that we offer, which will include specific terms relating to some or all of the following:

•	the form and title of the debt securities;

•	the total principal amount of the debt securities;

•	the date or dates on which the debt securities may be issued;

•	the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

•	any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable;

•	the dates on which the principal and premium, if any, of the debt securities will be payable;

•	the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	whether the debt securities are entitled to the benefits of any guarantees by the Subsidiary Guarantors;

•	whether the debt securities may be issued in amounts other than $1,000 each or multiples thereof;

•	any changes to or additional Events of Default or covenants;

•	the subordination, if any, of the debt securities and any changes to the subordination provisions of the Indenture; and

•	any other terms of the debt securities.
This description of debt securities will be deemed modified, amended or supplemented by any description of any series of debt securities set forth in a prospectus supplement related to that series.
      The prospectus supplement will also describe any material United States federal income tax consequences or other special considerations regarding the applicable series of debt securities, including those relating to:

•	debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula, including changes in prices of particular securities, currencies or commodities;

•	debt securities with respect to which principal, premium or interest is payable in a foreign or composite currency;

•	debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates; and

•	variable rate debt securities that are exchangeable for fixed rate debt securities.
      At our option, we may make interest payments by check mailed to the registered holders of debt securities or, if so stated in the applicable prospectus supplement, at the option of a holder by wire transfer to an account designated by the holder.
      Unless otherwise provided in the applicable prospectus supplement, fully registered securities may be transferred or exchanged at the office of the trustee at which its corporate trust business is principally administered in the United States, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any applicable tax or governmental charge.
      Any funds we pay to a paying agent for the payment of amounts due on any debt securities that remain unclaimed for two years will be returned to us, and the holders of the debt securities must look only to us for payment after that time.
The Subsidiary Guarantees
      Our payment obligations under any series of debt securities may be jointly and severally, fully and unconditionally guaranteed by the Subsidiary Guarantors. If a series of debt securities are so guaranteed, the Subsidiary Guarantors will execute a notation of guarantee as further evidence of their guarantee. The applicable prospectus supplement will describe the terms of any guarantee by the Subsidiary Guarantors.
      The obligations of each Subsidiary Guarantor under its guarantee will be limited to the maximum amount that will not result in the obligations of the Subsidiary Guarantor under the guarantee constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to:

•	all other contingent and fixed liabilities of the Subsidiary Guarantor; and

•	any collections from or payments made by or on behalf of any other Subsidiary Guarantors in respect of the obligations of the Subsidiary Guarantor under its guarantee.
      The guarantee of any Subsidiary Guarantor may be released under certain circumstances. If no default has occurred and is continuing under the Indenture, and to the extent not otherwise prohibited by the Indenture, a Subsidiary Guarantor will be unconditionally released and discharged from the guarantee:

•	automatically upon any sale, exchange or transfer, to any person that is not our affiliate, of all of our direct or indirect limited partnership or other equity interests in the Subsidiary Guarantor;

•	automatically upon the merger of the Subsidiary Guarantor into us or any other Subsidiary Guarantor or the liquidation and dissolution of the Subsidiary Guarantor; or

•	following delivery of a written notice by us to the trustee, upon the release of all guarantees by the Subsidiary Guarantor of any debt of ours for borrowed money (or a guarantee of such debt), except for any series of debt securities.
      If a series of debt securities is guaranteed by the Subsidiary Guarantors and is designated as subordinate to our Senior Indebtedness, then the guarantees by the Subsidiary Guarantors will be subordinated to the Senior Indebtedness of the Subsidiary Guarantors to substantially the same extent as the series is subordinated to our Senior Indebtedness. See “— Subordination.”
Covenants
Reports
      The Indenture contains the following covenant for the benefit of the holders of all series of debt securities:
      So long as any debt securities are outstanding, we will:

•	for as long as we are required to file information with the SEC pursuant to the Exchange Act, file with the trustee, within 15 days after we are required to file with the SEC, copies of the annual report and of the information, documents and other reports which we are required to file with the SEC pursuant to the Exchange Act;

•	if we are not required to file information with the SEC pursuant to the Exchange Act, file with the trustee, within 15 days after we would have been required to file with the SEC, financial statements and a Management’s Discussion and Analysis of Financial Condition and Results of Operations, both comparable to what we would have been required to file with the SEC had we been subject to the reporting requirements of the Exchange Act; and

•	if we are required to furnish annual or quarterly reports to our unitholders pursuant to the Exchange Act, file with the trustee any annual report or other reports sent to our unitholders generally.
      A series of debt securities may contain additional financial and other covenants applicable to us and our subsidiaries. The applicable prospectus supplement will contain a description of any such covenants that are added to the Indenture specifically for the benefit of holders of a particular series.
Events of Default, Remedies and Notice
Events of default
      Each of the following events will be an “Event of Default” under the Indenture with respect to a series of debt securities:

•	default in any payment of interest on any debt securities of that series when due that continues for 30 days;

•	default in the payment of principal of or premium, if any, on any debt securities of that series when due at its stated maturity, upon redemption, upon required repurchase or otherwise;

•	default in the payment of any sinking fund payment on any debt securities of that series when due;

•	failure by us or, if the series of debt securities is guaranteed by the Subsidiary Guarantors, by a Subsidiary Guarantor, to comply for 60 days after notice with the other agreements contained in the Indenture, any supplement to the Indenture or any board resolution authorizing the issuance of that series;

•	certain events of bankruptcy, insolvency or reorganization of us or, if the series of debt securities is guaranteed by the Subsidiary Guarantors, of the Subsidiary Guarantors; or

•	if the series of debt securities is guaranteed by the Subsidiary Guarantors:

•	any of the guarantees by the Subsidiary Guarantors ceases to be in full force and effect, except as otherwise provided in the Indenture;

•	any of the guarantees by the Subsidiary Guarantors is declared null and void in a judicial proceeding; or

•	any Subsidiary Guarantor denies or disaffirms its obligations under the Indenture or its guarantee.
Exercise of remedies
      If an Event of Default, other than an Event of Default described in the fifth bullet point above, occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the entire principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable immediately.
      A default under the fourth bullet point above will not constitute an Event of Default until the trustee or the holders of 25% in principal amount of the outstanding debt securities of that series notify us and, if the series of debt securities is guaranteed by the Subsidiary Guarantors, the Subsidiary Guarantors, of the default and such default is not cured within 60 days after receipt of notice.
      If an Event of Default described in the fifth bullet point above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all outstanding debt securities of all series will become immediately due and payable without any declaration of acceleration or other act on the part of the trustee or any holders.

      The holders of a majority in principal amount of the outstanding debt securities of a series may:

•	waive all past defaults, except with respect to nonpayment of principal, premium or interest; and

•	rescind any declaration of acceleration by the trustee or the holders with respect to the debt securities of that series, but only if:

•	rescinding the declaration of acceleration would not conflict with any judgment or decree of a court of competent jurisdiction; and

•	all existing Events of Default have been cured or waived, other than the nonpayment of principal, premium or interest on the debt securities of that series that have become due solely by the declaration of acceleration.
      If an Event of Default occurs and is continuing, the trustee will be under no obligation, except as otherwise provided in the Indenture, to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable indemnity or security against any costs, liability or expense. No holder may pursue any remedy with respect to the Indenture or the debt securities of any series, except to enforce the right to receive payment of principal, premium or interest when due, unless:

•	such holder has previously given the trustee notice that an Event of Default with respect to that series is continuing;

•	holders of at least 25% in principal amount of the outstanding debt securities of that series have requested that the trustee pursue the remedy;

•	such holders have offered the trustee reasonable indemnity or security against any cost, liability or expense;

•	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity or security; and

•	the holders of a majority in principal amount of the outstanding debt securities of that series have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.
      The holders of a majority in principal amount of the outstanding debt securities of a series have the right, subject to certain restrictions, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any right or power conferred on the trustee with respect to that series of debt securities. The trustee, however, may refuse to follow any direction that:

•	conflicts with law;

•	is inconsistent with any provision of the Indenture;

•	the trustee determines is unduly prejudicial to the rights of any other holder; or

•	would involve the trustee in personal liability.
Notice of event of default
      Within 30 days after the occurrence of an Event of Default, we are required to give written notice to the trustee and indicate the status of the default and what action we are taking or propose to take to cure the default. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a compliance certificate indicating that we have complied with all covenants contained in the Indenture or whether any default or Event of Default has occurred during the previous year.
      If an Event of Default occurs and is continuing and is known to the trustee, the trustee must mail to each holder a notice of the Event of Default by the later of 90 days after the Event of Default occurs or 30 days after the trustee knows of the Event of Default. Except in the case of a default in the payment of principal, premium or interest with respect to any debt securities, the trustee may withhold such notice, but only if and so long as the board of directors, the executive committee or a committee of directors or responsible officers of the trustee in good faith determines that withholding such notice is in the interests of the holders.
Amendments and Waivers
      We may amend the Indenture without the consent of any holder of debt securities to:

•	cure any ambiguity, omission, defect or inconsistency;

•	convey, transfer, assign, mortgage or pledge any property to or with the trustee;

•	provide for the assumption by a successor of our obligations under the Indenture;

•	add Subsidiary Guarantors with respect to the debt securities;

•	change or eliminate any restriction on the payment of principal of, or premium, if any, on, any debt securities;

•	secure the debt securities;

•	add covenants for the benefit of the holders or surrender any right or power conferred upon us or any Subsidiary Guarantor;

•	make any change that does not adversely affect the rights of any holder;

•	add or appoint a successor or separate trustee; or

•	comply with any requirement of the Securities and Exchange Commission in connection with the qualification of the Indenture under the Trust Indenture Act.
      In addition, we may amend the Indenture if the holders of a majority in principal amount of all debt securities of each series that would be affected then outstanding under the Indenture consent to it. We may not, however, without the consent of each holder of outstanding debt securities of each series that would be affected, amend the Indenture to:

•	reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment;

•	reduce the rate of or extend the time for payment of interest on any debt securities;

•	reduce the principal of or extend the stated maturity of any debt securities;

•	reduce the premium payable upon the redemption of any debt securities or change the time at which any debt securities may or shall be redeemed;

•	make any debt securities payable in other than U.S. dollars;

•	impair the right of any holder to receive payment of premium, principal or interest with respect to such holder’s debt securities on or after the applicable due date;

•	impair the right of any holder to institute suit for the enforcement of any payment with respect to such holder’s debt securities;

•	release any security that has been granted in respect of the debt securities;

•	make any change in the amendment provisions which require each holder’s consent;

•	make any change in the waiver provisions; or

•	release a Subsidiary Guarantor or modify such Subsidiary Guarantor’s guarantee in any manner adverse to the holders.

      The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, we are required to mail to all holders a notice briefly describing the amendment. The failure to give, or any defect in, such notice, however, will not impair or affect the validity of the amendment.
      The holders of a majority in aggregate principal amount of the outstanding debt securities of each affected series, on behalf of all such holders, and subject to certain rights of the trustee, may waive:

•	compliance by us or a Subsidiary Guarantor with certain restrictive provisions of the Indenture; and

•	any past default under the Indenture, subject to certain rights of the trustee under the Indenture;
except that such majority of holders may not waive a default:

•	in the payment of principal, premium or interest; or

•	in respect of a provision that under the Indenture cannot be amended without the consent of all holders of the series of debt securities that is affected.
Defeasance
      At any time, we may terminate, with respect to debt securities of a particular series all our obligations under such series of debt securities and the Indenture, which we call a “legal defeasance.” If we decide to make a legal defeasance, however, we may not terminate our obligations:

•	relating to the defeasance trust;

•	to register the transfer or exchange of the debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities; or

•	to maintain a registrar and paying agent in respect of the debt securities.
If we exercise our legal defeasance option, any subsidiary guarantee will terminate with respect to that series of debt securities.
      At any time we may also effect a “covenant defeasance,” which means we have elected to terminate our obligations under:

•	covenants applicable to a series of debt securities and described in the prospectus supplement applicable to such series, other than as described in such prospectus supplement;

•	the bankruptcy provisions with respect to the Subsidiary Guarantors, if any; and

•	the guarantee provision described under “Events of Default” above with respect to a series of debt securities.
      We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the affected series of debt securities may not be accelerated because of an Event of Default with respect to that series. If we exercise our covenant defeasance option, payment of the affected series of debt securities may not be accelerated because of an Event of Default specified in the fourth, fifth (with respect only to a Subsidiary Guarantor (if any)) or sixth bullet points under “— Events of Default” above or an Event of Default that is added specifically for such series and described in a prospectus supplement.
      In order to exercise either defeasance option, we must:

•	irrevocably deposit in trust with the trustee money or certain U.S. government obligations for the payment of principal, premium, if any, and interest on the series of debt securities to redemption or maturity, as the case may be;

•	comply with certain other conditions, including that no default has occurred and is continuing after the deposit in trust; and

•	deliver to the trustee of an opinion of counsel to the effect that holders of the series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not; occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.
No Personal Liability of General Partner
      Texas Eastern Products Pipeline Company, LLC, our general partner, and its directors, officers, employees, incorporators and stockholders, as such, will not be liable for:

•	any of our obligations or the obligations of the Subsidiary Guarantors under the debt securities, the Indentures or the guarantees; or

•	any claim based on, in respect of, or by reason of, such obligations or their creation.
      By accepting a debt security, each holder will be deemed to have waived and released all such liability. This waiver and release are part of the consideration for our issuance of the debt securities. This waiver may not be effective, however, to waive liabilities under the federal securities laws and it is the view of the Securities and Exchange Commission that such a waiver is against public policy.
Subordination
      Debt securities of a series may be subordinated to our “Senior Indebtedness,” which we define generally to include all notes or other evidences of indebtedness for money, including guarantees, borrowed by us or, if applicable to any series of outstanding debt securities, the Subsidiary Guarantors, that are not expressly subordinate or junior in right of payment to any of our or any Subsidiary Guarantor’s other indebtedness. Subordinated debt securities will be subordinate in right of payment, to the extent and in the manner set forth in the Indenture and the prospectus supplement relating to such series, to the prior payment of all of our indebtedness and that of any Subsidiary Guarantor that is designated as “Senior Indebtedness” with respect to the series.
      The holders of Senior Indebtedness of ours or, if applicable, a Subsidiary Guarantor, will receive payment in full of the Senior Indebtedness before holders of subordinated debt securities will receive any payment of principal, premium or interest with respect to the subordinated debt securities:

•	upon any payment or distribution of our assets or, if applicable to any series of outstanding debt securities, the Subsidiary Guarantors’ assets, to creditors;

•	upon a total or partial liquidation or dissolution of us or, if applicable to any series of outstanding debt securities, the Subsidiary Guarantors; or

•	in a bankruptcy, receivership or similar proceeding relating to us or, if applicable to any series of outstanding debt securities, to the Subsidiary Guarantors.
      Until the Senior Indebtedness is paid in full, any distribution to which holders of subordinated debt securities would otherwise be entitled will be made to the holders of Senior Indebtedness, except that such holders may receive limited partnership units and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the subordinated debt securities.

      If we do not pay any principal, premium or interest with respect to Senior Indebtedness within any applicable grace period (including at maturity), or any other default on Senior Indebtedness occurs and the maturity of the Senior Indebtedness is accelerated in accordance with its terms, we may not:

•	make any payments of principal, premium, if any, or interest with respect to subordinated debt securities;

•	make any deposit for the purpose of defeasance of the subordinated debt securities; or

•	repurchase, redeem or otherwise retire any subordinated debt securities, except that in the case of subordinated debt securities that provide for a mandatory sinking fund, we may deliver subordinated debt securities to the trustee in satisfaction of our sinking fund obligation, unless, in either case,

•	the default has been cured or waived and the declaration of acceleration has been rescinded;

•	the Senior Indebtedness has been paid in full in cash; or

•	we and the trustee receive written notice approving the payment from the representatives of each issue of “Designated Senior Indebtedness.”
      Generally, “Designated Senior Indebtedness” will include:

•	indebtedness for borrowed money under a bank credit agreement, called “Bank Indebtedness”;

•	any specified issue of Senior Indebtedness of at least $100 million; and

•	any other indebtedness for borrowed money that we may designate.
      During the continuance of any default, other than a default described in the immediately preceding paragraph, that may cause the maturity of any Senior Indebtedness to be accelerated immediately without further notice, other than any notice required to effect such acceleration, or the expiration of any applicable grace periods, we may not pay the subordinated debt securities for a period called the “Payment Blockage Period.” A Payment Blockage Period will commence on the receipt by us and the trustee of written notice of the default, called a “Blockage Notice,” from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period.
      The Payment Blockage Period may be terminated before its expiration:

•	by written notice from the person or persons who gave the Blockage Notice;

•	by repayment in full in cash of the Senior Indebtedness with respect to which the Blockage Notice was given; or

•	if the default giving rise to the Payment Blockage Period is no longer continuing.
Unless the holders of Senior Indebtedness shall have accelerated the maturity of the Senior Indebtedness, we may resume payments on the subordinated debt securities after the expiration of the Payment Blockage Period.
      Generally, not more than one Blockage Notice may be given in any period of 360 consecutive days unless the first Blockage Notice within the 360-day period is given by holders of Designated Senior Indebtedness, other than Bank Indebtedness, in which case the representative of the Bank Indebtedness may give another Blockage Notice within the period. The total number of days during which any one or more Payment Blockage Periods are in effect, however, may not exceed an aggregate of 179 days during any period of 360 consecutive days.
      After all Senior Indebtedness is paid in full and until the subordinated debt securities are paid in full, holders of the subordinated debt securities shall be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

      As a result of the subordination provisions described above, in the event of insolvency, the holders of Senior Indebtedness, as well as certain of our general creditors, may recover more, ratably, than the holders of the subordinated debt securities.
The Trustee
      We may appoint a separate trustee for any series of debt securities. We use the term “trustee” to refer to the trustee appointed with respect to any such series of debt securities. We may maintain banking and other commercial relationships with the trustee and its affiliates in the ordinary course of business, and the trustee may own debt securities.
Governing Law
      The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.
BOOK ENTRY, DELIVERY AND FORM
      We may issue debt securities of a series in the form of one or more global certificates deposited with a depositary. We expect that The Depository Trust Company, New York, New York, or “DTC,” will act as depositary. If we issue debt securities of a series in book-entry form, we will issue one or more global certificates that will be deposited with DTC and will not issue physical certificates to each holder. A global security may not be transferred unless it is exchanged in whole or in part for a certificated security, except that DTC, its nominees and their successors may transfer a global security as a whole to one another.
      DTC will keep a computerized record of its participants, such as a broker, whose clients have purchased the debt securities. The participants will then keep records of their clients who purchased the debt securities. Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global securities will be made only through, records maintained by DTC and its participants.
      DTC advises us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the United States Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934.
DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. The rules that apply to DTC and its participants are on file with the Securities and Exchange Commission.
      DTC holds securities that its participants deposit with DTC. DTC also records the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants’ accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.
      We will wire principal, premium, if any, and interest payments due on the global securities to DTC’s nominee. We, the trustee and any paying agent will treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.
      It is DTC’s current practice, upon receipt of any payment of principal, premium, if any, or interest, to credit participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to participants, whose accounts are credited with debt securities on a record date, by using an omnibus proxy.
      Payments by participants to owners of beneficial interests in the global securities, as well as voting by participants, will be governed by the customary practices between the participants and the owners of beneficial interests, as is the case with debt securities held for the account of customers registered in “street name.” Payments to holders of beneficial interests are the responsibility of the participants and not of DTC, the trustee or us.
      Beneficial interests in global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

•	we determine not to require all of the debt securities of a series to be represented by a global security and notify the trustee of our decision.
CASH DISTRIBUTIONS
General
      We hold all of our assets and conduct all of our operations through our subsidiaries. Our subsidiaries will generate all of our Cash from Operations. The distribution of that cash from our subsidiaries to us is expected to be our principal source of Available Cash, as described below, from which we will make distributions. Available Cash means generally, with respect to any calendar quarter, the sum of all of our cash receipts plus net reductions to cash reserves less the sum of all of our cash disbursements and net additions to cash reserves. Cash from Operations, which is determined on a cumulative basis, generally means all cash generated by our operations, after deducting related cash expenditures, reserves and other items specified in our partnership agreement. It also includes the $20 million cash balance we had on the date of our initial public offering in 1990. The full definitions of Available Cash and Cash from Operations are set forth in “— Defined Terms.”
      Our subsidiary partnerships must, under their partnership agreements, distribute 100% of their available cash. Available cash is defined in the subsidiary partnership agreements in substantially the same manner as it is in our partnership agreement. Our limited liability company subsidiaries have adopted a dividend policy under which all available cash is to be distributed. Accordingly, the following paragraphs describing distributions to unitholders and the general partner, and the percentage interests in our distributions, are stated on the basis of cash available for distribution by us and our subsidiaries on a combined basis.
      We will make distributions to unitholders and the general partner with respect to each calendar quarter in an amount equal to 100% of our Available Cash for the quarter, except in connection with our dissolution and liquidation. Distributions of our Available Cash will be made 98% to unitholders and 2% to the general partner, subject to the payment of incentive distributions to the general partner, if specified target levels of cash distributions to the unitholders are achieved. The general partner’s incentive distributions are described below under “— Quarterly Distributions of Available Cash — Distributions of Cash from Operations.”

      The following table sets forth the amount of distributions of Available Cash constituting Cash from Operations effected with respect to our limited partnership units for the quarters in the periods shown.

		Amount
Record Date	Payment Date	per Unit

January 31, 2001	February 2, 2001	0.525
April 30, 2001	May 4, 2001	0.525
July 31, 2001	August 6, 2001	0.525
October 31, 2001	November 5, 2001	0.575
January 31, 2002	February 8, 2002	0.575
April 30, 2002	May 8, 2002	0.575
July 31, 2002	August 8, 2002	0.600
October 31, 2002	November 8, 2002	0.600
January 31, 2003	February 7, 2003	0.600
April 30, 2003	May 9, 2003	0.625
July 31, 2003	August 8, 2003	0.625
October 31, 2003	November 7, 2003	0.650
      Cash distributions are characterized as either distributions of Cash from Operations or Cash from Interim Capital Transactions. This distinction is important because it affects the amount of cash that is distributed to the unitholders relative to the general partner. See “— Quarterly Distributions of Available Cash — Distributions of Cash from Operations” and “— Quarterly Distributions of Available Cash — Distributions of Cash from Interim Capital Transactions” below. We will ordinarily generate Cash from Interim Capital Transactions from:

•	borrowings and sales of debt securities other than for working capital purposes;

•	sales of equity interests; and

•	sales or other dispositions of our assets.
      All Available Cash that we distribute on any date from any source will be treated as if it were a distribution of Cash from Operations until the sum of all Available Cash distributed as Cash from Operations to the unitholders and to the general partner equals the aggregate amount of all Cash from Operations that we generated since we commenced operations through the end of the prior calendar quarter.
      Any remaining Available Cash distributed on that date will be treated as if it were a distribution of Cash from Interim Capital Transactions, except as otherwise set forth below under the caption “— Quarterly Distributions of Available Cash — Distributions of Cash from Interim Capital Transactions.”
      A more complete description of how we will distribute cash before we commence to dissolve or liquidate is set forth below under “— Quarterly Distributions of Available Cash.” Distributions of cash in connection with our dissolution and liquidation will be made as described below under “— Distributions of Cash Upon Liquidation.”
Quarterly Distributions of Available Cash
Distributions of Cash from Operations
      Our distributions of Available Cash that constitutes Cash from Operations in respect of any calendar quarter will be made in the following priorities:

•	first, 98% to all unitholders pro rata and 2% to the general partner until all unitholders have received distributions of $0.275 per limited partnership unit for such calendar quarter (the “First Target Distribution”);

•	second, 85% to all unitholders pro rata and 15% to the general partner until all unitholders have received distributions of $0.325 per limited partnership unit for such calendar quarter (the “Second Target Distribution”);

•	third, 75% to all unitholders pro rata and 25% to the general partner until all unitholders have received distributions of $0.450 per limited partnership unit for such calendar quarter (the “Third Target Distribution” and, together with the First Target Distribution and Second Target Distribution, the “Target Distributions”); and

•	thereafter, 50% to all unitholders pro rata and 50% to the general partner.
      The following table illustrates the percentage allocation of distributions of Available Cash that constitute Cash from Operations among the unitholders and the general partner up to the various target distribution levels.

	Marginal Percentage
	Interest in
	Distributions

		General
Quarterly amount:	Unitholders	Partner

up to $0.275	98%	2%
$0.276 to $0.325	85%	15%
$0.326 to $0.450	75%	25%
Thereafter	50%	50%
      The Target Distributions are each subject to adjustment as described below under “— Adjustment of the Target Distributions.”
Distributions of Cash from Interim Capital Transactions
      Distributions of Available Cash that constitute Cash from Interim Capital Transactions will be distributed 99% to all unitholders pro rata and 1% to the general partner until a hypothetical holder of a limited partnership unit acquired in our initial public offering has received, with respect to that limited partnership unit, distributions of Available Cash constituting Cash from Interim Capital Transactions in an amount per limited partnership unit equal to $20.00. Thereafter, all Available Cash will be distributed as if it were Cash from Operations. We have not distributed any Available Cash that constitutes Cash from Interim Capital Transactions.
Adjustment of the Target Distributions
      The Target Distributions will be proportionately adjusted in the event of any combination or subdivision of limited partnership units. In addition, if a distribution is made of Available Cash constituting Cash from Interim Capital Transactions, the Target Distributions will also be adjusted proportionately downward to equal the product resulting from multiplying each of them by a fraction, of which the numerator shall be the Unrecovered Capital immediately after giving effect to such distribution and the denominator shall be the Unrecovered Capital immediately before such distribution. For these purposes, “Unrecovered Capital” means, at any time, an amount equal to the excess of (1) $10.00 over (2) the sum of all distributions theretofore made in respect of a hypothetical limited partnership unit offered in our initial public offering out of Available Cash constituting Cash from Interim Capital Transactions and all distributions in connection with our liquidation.

      The Target Distributions also may be adjusted if legislation is enacted that causes us to be taxable as a corporation or to be treated as an association taxable as a corporation for federal income tax purposes. In that event, the Target Distributions for each quarter thereafter would be reduced to an amount equal to the product of each of the Target Distributions multiplied by 1 minus the sum of:

•	the maximum marginal federal corporate income tax rate, plus

•	any increase that results from such legislation in the effective overall state and local income tax rate applicable to us for the taxable year in which such quarter occurs after taking into account the benefit of any deduction allowable for federal income tax purposes with respect to the payment of state and local income taxes.
Distributions of Cash Upon Liquidation
      We will dissolve on December 31, 2084, unless we are dissolved at an earlier date pursuant to the terms of our partnership agreement. The proceeds of our liquidation shall be applied first in accordance with the provisions of our partnership agreement and applicable law to pay our creditors in the order of priority provided by law. Thereafter, any remaining proceeds will be distributed to unitholders and the general partner as set forth below. Upon our liquidation, unitholders are entitled to share with the general partner in the remainder of our assets. Their sharing will be in proportion to their capital account balances, after giving effect to the following allocations of any gain or loss realized from sales or other dispositions of assets following commencement of our liquidation. Gain or loss will include any unrealized gain or loss attributable to assets distributed in kind. Any such gain will be allocated as follows:

•	first, to each partner having a deficit balance in his capital account in the proportion that the deficit balance bears to the total deficit balances in the capital accounts of all partners until each partner has been allocated gain equal to that deficit balance;

•	second, 100% to the partners in accordance with their percentage interests until the capital account in respect of each limited partnership unit then outstanding is equal to the Unrecovered Capital attributable to that limited partnership unit;

•	third, 100% to the partners in accordance with their percentage interests until the per-unit capital account in respect of each limited partnership unit is equal to the sum of:

–	the Unrecovered Capital attributable to that limited partnership unit, plus

–	any cumulative arrearages in the payment of the Minimum Quarterly Distribution in respect of that limited partnership unit for any quarter after December 31, 1994;

•	fourth, 85% to all unitholders pro rata and 15% to the general partner until the capital account of each outstanding limited partnership unit is equal to the sum of:

–	the Unrecovered Capital with respect to that limited partnership unit, plus

–	any cumulative arrearages in the payment of the Minimum Quarterly Distribution in respect of that limited partnership unit for any quarter after December 31, 1994, plus

–	the excess of:

(a) the First Target Distribution over the Minimum Quarterly Distribution for each quarter of our existence, less

(b) the amount of any distributions of Cash from Operations in excess of the Minimum Quarterly Distribution which were distributed 85% to the unitholders pro rata and 15% to the general partner for each quarter of our existence ((a) less (b) being the “Target Amount”);

•	fifth, 75% to all unitholders pro rata and 25% to the general partner, until the capital account of each outstanding limited partnership unit is equal to the sum of:

–	the Unrecovered Capital with respect to that limited partnership unit, plus

–	the Target Amount, plus

–	the excess of:

(a) the Second Target Distribution over the First Target Distribution for each quarter of our existence, less

(b) the amount of any distributions of Cash from Operations in excess of the First Target Distribution which were distributed 75% to the unitholders pro rata and 25% to the general partner for each quarter of our existence ((a) less (b) being the “Second Target Amount”);

•	thereafter, any then-remaining gain would be allocated 50% to all unitholders pro rata and 50% to the general partner.
      For these purposes, “Unrecovered Capital” means, at any time with respect to any limited partnership units,

•	$10, less

•	the sum of:

–	any distributions of Available Cash constituting Cash from Interim Capital Transactions, and

–	any distributions of cash and the fair value of any assets distributed in kind in connection with our dissolution and liquidation theretofore made in respect of a limited partnership unit that was sold in the initial offering of the limited partnership units.
      Any loss realized from sales or other dispositions of assets following commencement of our dissolution and liquidation, including any unrealized gain or loss attributable to assets distributed in kind, will be allocated to the general partner and the unitholders: first, in proportion to the positive balances in the partners’ capital accounts until all balances are reduced to zero; and second, to the general partner.
Defined Terms
      “Available Cash” means, with respect to any calendar quarter, the sum of:

•	all our cash receipts during that quarter from all sources, including distributions of cash received from subsidiaries, plus

•	any reduction in reserves established in prior quarters,

•	less the sum of:

–	all our cash disbursements during that quarter, including, disbursements for taxes on us as an entity, debt service and capital expenditures,

–	any reserves established in that quarter in such amounts as the general partner shall determine to be necessary or appropriate in its reasonable discretion

(a) to provide for the proper conduct of our business, including reserves for future rate refunds or capital expenditures, or

(b) to provide funds for distributions with respect to any of the next four calendar quarters, and

–	any other reserves established in that quarter in such amounts as the general partner determines in its reasonable discretion to be necessary because the distribution of such amounts would be prohibited by applicable law or by any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which we are a party or by which we are bound or our assets are subject.

      Taxes that we pay on behalf of, or amounts withheld with respect to, less than all of the unitholders shall not be considered cash disbursements by us that reduce “Available Cash” but will be deemed a distribution of Available Cash to those unitholders. Alternatively, in the discretion of our general partner, those taxes that pertain to all unitholders may be considered to be cash disbursements which reduce Available Cash and which will not be deemed to be a distribution of Available Cash to the unitholders. Notwithstanding the foregoing, “Available Cash” will not include any cash receipts or reductions in reserves or take into account any disbursements made or reserves established after commencement of our dissolution and liquidation.
      “Cash from Interim Capital Transactions” means all cash distributed other than Cash from Operations.
      “Cash from Operations” means, at any date but before the commencement of our dissolution and liquidation, on a cumulative basis:

•	$20 million, plus

•	all our cash receipts during the period since the commencement of our operations through that date, excluding any cash proceeds from any Interim Capital Transactions or Termination Capital Transactions, less the sum of:

(a) all our cash operating expenditures during that period including, without limitation, taxes imposed on us,

(b) all our cash debt service payments during that period other than:

•	payments or prepayments of principal and premium required by reason of loan agreements or by lenders in connection with sales or other dispositions of assets all cash distributed other than Cash from Operations, and

•	payments or prepayments of principal and premium made in connection with refinancings or refundings of indebtedness, provided that any payment or prepayment or principal, whether or not then due, shall be determined at the election and in the discretion of the general partner, to be refunded or refinanced by any indebtedness incurred or to be incurred by us simultaneously with or within 180 days before or after that payment or prepayment to the extent of the principal amount of such indebtedness so incurred,

(c) all our cash capital expenditures during that period other than:

•	cash capital expenditures made to increase the throughput or deliverable capacity or terminaling capacity of our assets, taken as a whole, from the throughput or deliverable capacity or terminaling capacity existing immediately before those capital expenditures, and

•	cash expenditures made in payment of transaction expenses relating to Interim Capital Transactions,

(d) an amount equal to the incremental revenues collected pursuant to a rate increase that are subject to possible refund,

(e) any reserves outstanding as of that date that the general partner determines in its reasonable discretion to be necessary or appropriate to provide for the future cash payment of items of the type referred to in (a) through (c) above, and

(f) any reserves that the general partner determines to be necessary or appropriate in its reasonable discretion to provide funds for distributions with respect to any one or more of the next four calendar quarters, all as determined on a consolidated basis and after elimination of intercompany items and the general partner’s interest in our subsidiaries.
      “Interim Capital Transactions” means our:

•	borrowings and sales of debt securities other than for working capital purposes and other than for items purchased on open account in the ordinary course of business,

•	sales of partnership interests, and

•	sales or other voluntary or involuntary dispositions of any assets other than:

–	sales or other dispositions of inventory in the ordinary course of business,

–	sales or other dispositions of other current assets including receivables and accounts or

–	sales or other dispositions of assets as a part of normal retirements or replacements, in each case before the commencement of our dissolution and liquidation.
TAX CONSIDERATIONS
      This section was prepared by Fulbright & Jaworski L.L.P., our tax counsel, and addresses all material United States federal income tax consequences to prospective unitholders who are individual citizens or residents of the United States, and unless otherwise noted, this section is our tax counsel’s opinion with respect to the matters set forth except for statements of fact and the representations and estimates of the results of future operations included in this discussion which are the expression of our general partner and as to which no opinion is expressed. Our tax counsel bases its opinions on its interpretation of the Internal Revenue Code of 1986, as amended (the “Code”), and existing and proposed Treasury Regulations issued thereunder, judicial decisions, administrative rulings, the facts set forth in this prospectus and factual representations made by our general partner. Our tax counsel’s opinions are subject to both the accuracy of such facts and the continued applicability of such legislative, administrative and judicial authorities, all of which authorities are subject to changes and interpretations that may or may not be retroactively applied.
      It is impractical to comment on all aspects of federal, state, local and foreign laws that may affect the tax consequences of the transactions contemplated by the sale of limited partnership units made by this prospectus and of an investment in such limited partnership units. Moreover, this discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to taxpayers such as corporations, estates, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt entities, foreign persons, regulated investment companies and insurance companies. Accordingly, we encourage each prospective unitholder to consult, and rely on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences peculiar to him with respect to the ownership and disposition of limited partnership units.
      We have not requested a ruling from the Internal Revenue Service (the “IRS”) with respect to our classification as a partnership for federal income tax purposes or any other matter affecting us. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the IRS may adopt positions that differ from our tax counsel’s conclusions expressed herein. We may need to resort to administrative or court proceedings to sustain some or all of our tax counsel’s conclusions, and some or all of these conclusions ultimately may not be sustained. Any contest of this sort with the IRS may materially and adversely impact the market for the limited partnership units and the prices at which limited partnership units trade. In addition the costs of any contest with the IRS will be borne directly or indirectly by the unitholders and the general partner. Furthermore, neither we nor our tax counsel can assure you that the tax consequences of investing in limited partnership units will not be significantly modified by future legislation, administrative changes or court decisions, which may or may not be retroactively applied.
      For the reasons described below, our tax counsel has not rendered an opinion with respect to the following specific federal income tax issues:

•	the treatment of a unitholder whose limited partnership units are loaned to a short seller to cover a short sale of limited partnership units (please read “— Tax Consequences of Limited Partnership Unit Ownership — Treatment of Short Sales and Constructive Sales of Appreciated Financial Positions”);

•	whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “— Disposition of Limited Partnership Units — Allocations Between Transferors and Transferees”);

•	whether our method for depreciating Code Section 743 adjustments is sustainable (please read “— Tax Consequences of Limited Partnership Unit Ownership — Section 754 Election”); and

•	whether assignees of limited partnership units who are entitled to execute and deliver transfer applications, but who fail to execute and deliver transfer applications, are our partners (please read “— Partner Status”).
Partnership Status
      A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account in computing his federal income tax liability his allocable share of the partnership’s items of income, gain, loss and deduction, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner’s adjusted basis in his partnership interest.
      Our tax counsel is of the opinion that under present law, and subject to the conditions and qualifications set forth below, both we and each of our subsidiary partnerships are and will continue to be classified as a partnership for federal income tax purposes. Our tax counsel’s opinion as to our classification as a partnership and that of each of our subsidiary partnerships is based principally on our tax counsel’s interpretation of the factors set forth in Treasury Regulations under Sections 7701 and 7704 of the Code, its interpretation of Section 7704 of the Code and upon representations made by our general partner.
      The Treasury Regulations under Section 7701 pertaining to the classification of entities such as us as partnerships or associations taxable as corporations for federal income tax purposes were significantly revised effective January 1, 1997. Pursuant to these revised Treasury Regulations, known as the “check-the-box” regulations, entities organized as limited partnerships under domestic partnership statutes are treated as partnerships for federal income tax purposes unless they elect to be treated as associations taxable as corporations. For taxable years beginning after January 1, 1997, domestic limited partnerships that were in existence prior to January 1, 1997 are deemed to have elected to continue their classification under the Treasury Regulations in force prior to January 1, 1997, unless they formally elect another classification. Neither we nor our subsidiary partnerships have filed an election to be treated as an association taxable as a corporation under the “check-the-box” regulations, and our tax counsel has rendered its opinion that we and our subsidiary partnerships were classified as partnerships on December 31, 1996 under the prior Treasury Regulations.
      Notwithstanding the “check-the-box” regulations under Section 7701 of the Code, Section 7704 of the Code provides that publicly traded partnerships shall, as a general rule, be taxed as corporations despite the fact that they are not classified as corporations under Section 7701 of the Code. Section 7704 of the Code provides an exception to this general rule for a publicly traded partnership if 90% or more of its gross income for every taxable year consists of “qualifying income” (the “Qualifying Income Exception”). For purposes of this exception, “qualifying income” includes income and gains derived from the exploration, development, mining or production, processing, refining, transportation (including pipelines) or marketing of any mineral or natural resource. Other types of “qualifying income” include interest, dividends, real property rents, gains from the sale of real property, including real property held by one considered to be a “dealer” in such property, and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes “qualifying income”. We have represented that 90% or more of our gross income, as determined for purposes of the Qualifying Income Exception, has been and will be derived from fees and charges for transporting natural gas, refined petroleum products, natural gas liquids, carbon dioxide and other hydrocarbons through our pipelines, dividends, and interest. We estimate that less than 10% of our income is not qualifying income; however, this estimate could change from time to time.

      In rendering its opinion as to periods before 1997 that we and our subsidiary partnerships were each classified as a partnership for federal income tax purposes, our tax counsel has relied on the following factual representations that the general partner made about us and our subsidiary partnerships:

•	As to us and each of our subsidiary partnerships, the general partner at all times while acting as general partner had a net worth of at least $5.0 million computed by excluding any net worth attributable to its interest in, and accounts and notes receivable from, or payable to, us or any limited partnership in which it is a general partner.

•	Each such partnership operated and will continue to operate in accordance with applicable state partnership statutes, the partnership agreements and the statements and representations made in this prospectus.

•	Except as otherwise required by Section 704(c) of the Code, the general partner of each partnership had at least a 1% interest in each material item of income, gain, loss, deduction and credit of its respective partnership.

•	For each taxable year, 90% or more of our gross income was from sources that, in our counsel’s opinion, generated “qualified income” within the meaning of Section 7704 of the Code.

•	Our general partner and the general partner of each of our subsidiary partnerships acted independently of the limited partners of such partnerships.
      Our tax counsel has rendered its opinion as to taxable years beginning after 1996 relying on the accuracy of the second and fourth representations listed above together with the further representation by the general partner of each partnership that such partnership neither has nor will elect to be treated as an association taxable as a corporation pursuant to the “check-the-box” regulations.
      Our tax counsel’s opinion as to the classification of us and our subsidiary partnerships as partnerships for federal income tax purposes is also based on the assumption that if the general partner of each partnership ceases to be the general partner, any successor general partner will make and satisfy such representations. In this regard, if the general partner were to withdraw as a general partner at a time when there is no successor general partner, or if the successor general partner could not satisfy the above representations, then the IRS might attempt to classify us or a subsidiary partnership as an association taxable as a corporation.
      If we fail to meet the Qualifying Income Exception to the general rule of Section 7704 of the Code, other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation on the first day of the year in which we fail to meet the Qualifying Income Exception in return for stock in such corporation, and then distributed such stock to the unitholders in liquidation of their limited partnership units. This contribution and liquidation should be tax-free to the unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be classified as an association taxable as a corporation for federal income tax purposes.
      If we were taxable as a corporation in any year, our items of income, gain, loss, deduction, and credit would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed at corporate rates. In addition, any distribution made to a unitholder would be treated as either:

•	dividend income to the extent of our current or accumulated earnings and profits;

•	in the absence of earnings and profits, as a nontaxable return of capital to the extent of the unitholder’s tax basis in his limited partnership units; or

•	taxable capital gain, after the unitholder’s tax basis in his limited partnership units is reduced to zero.
      Accordingly, our classification as an association taxable as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return, and thus, would likely result in a substantial reduction in the value of a unitholder’s limited partnership units.

Partner Status
      Unitholders who have become our limited partners pursuant to the provisions of our partnership agreement will be treated as our partners for federal income tax purposes. Moreover, the IRS has ruled that assignees of limited partnership interests who have not been admitted to a partnership as limited partners, but who have the capacity to exercise substantial dominion and control over the assigned partnership interests, will be treated as partners for federal income tax purposes. On the basis of this ruling, except as otherwise described herein, (1) assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and (2) unitholders whose limited partnership units are held in street name or by another nominee will be treated as our partners for federal income tax purposes. As there is no direct authority addressing assignees of limited partnership units who are entitled to execute and deliver transfer applications, but who fail to execute and deliver transfer applications, the tax status of such unitholders is unclear and our tax counsel expresses no opinion with respect to the status of such assignees. Such unitholders should consult their own tax advisors with respect to their status as partners for federal income tax purposes. A purchaser or other transferee of limited partnership units who does not execute and deliver a transfer application may not receive federal income tax information or reports furnished to record holders of limited partnership units unless the limited partnership units are held in a nominee or street name account and the nominee or broker executes and delivers a transfer application with respect to such limited partnership units.
      A beneficial owner of limited partnership units whose limited partnership units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to such limited partnership units for federal income tax purposes. These holders should consult with their own tax advisors with respect to their status as our partners for federal income tax purposes. Please read “— Tax Consequences of Limited Partnership Unit Ownership — Treatment of Short Sales and Constructive Sales of Appreciated Financial Positions”.
      Our items of income, gain, deduction, loss, and credit would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These unitholders should consult their own tax advisors with respect to their status as our partner.
Tax Consequences of Limited Partnership Unit Ownership
Flow-through of taxable income
      We will not pay any federal income tax. Our items of income, gain, loss, deduction and credit will consist of our allocable share of the income, gains, losses, deductions and credits of our subsidiary partnerships and dividends from our corporate subsidiaries. Each unitholder will be required to take into account his allocable share of our items of income, gain, loss, deduction, and credit for our taxable year ending within his taxable year without regard to whether we make any cash distributions to him. Consequently, a unitholder may be allocated income from us although he has not received a cash distribution from us.
Treatment of distributions
      Our distributions generally will not be taxable to a unitholder for federal income tax purposes to the extent of his tax basis in his limited partnership units immediately before the distribution. Cash distributions in excess of such tax basis generally will be considered to be gain from the sale or exchange of the limited partnership units, taxable in accordance with the rules described under “— Disposition of Limited Partnership Units”. Any reduction in a unitholder’s share of our nonrecourse liabilities included in his tax basis in his limited partnership units will be treated as a distribution of cash to such unitholder. Please read “— Tax Consequences of Limited Partnership Unit Ownership — Tax Basis of Limited Partnership Units”. If a unitholder’s percentage interest decreases because we offer additional limited partnership units, then such unitholder’s share of nonrecourse liabilities will decrease, and this will result in a corresponding deemed distribution of cash. To the extent our distributions cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “— Tax Consequences of Limited Partnership Unit Ownership — Limitations on Deductibility of Losses”.

      A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his limited partnership units, if such distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, and/or “inventory items” (as both are defined in Section 751 of the Code) (collectively, “Section 751 Assets”). To that extent, the unitholder will be treated as having received his proportionate share of the Section 751 Assets and having exchanged such assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income under Section 751(b) of the Code. Such income will equal the excess of (1) the non-pro rata portion of such distribution over (2) the unitholder’s tax basis for the share of such Section 751 Assets deemed relinquished in the exchange.
Tax basis of limited partnership units
      A unitholder’s tax basis in his limited partnership units initially will be equal to the amount paid for the limited partnership units plus his share of our liabilities that are without recourse to any partner (“nonrecourse liabilities”), if any. A unitholder’s share of our nonrecourse liabilities will generally be based on his share of our profits. Please read “— Disposition of Limited Partnership Units — Gain or Loss in General”. A unitholder’s basis will be increased by the unitholder’s share of our income and by any increase in the unitholder’s share of our nonrecourse liabilities. A unitholder’s basis in his limited partnership units will be decreased, but not below zero, by his share of our distributions, his share of decreases in our nonrecourse liabilities, his share of our losses and his share of our nondeductible expenditures that are not required to be capitalized.
Limitations on deductibility of losses
      A unitholder may not deduct from taxable income his share of our losses, if any, to the extent that such losses exceed the lesser of (1) the adjusted tax basis of his limited partnership units at the end of our taxable year in which the loss occurs and (2) in the case of an individual unitholder, a shareholder of a corporate unitholder that is an “S” corporation and a corporate unitholder if 50% or more of the value of the corporation’s stock is owned directly or indirectly by five or fewer individuals, the amount for which the unitholder is considered “at risk” at the end of that year. In general, a unitholder will initially be “at risk” to the extent of the purchase price of his limited partnership units. A unitholder’s “at risk” amount increases or decreases as his tax basis in his limited partnership units increases or decreases, except that our nonrecourse liabilities, or increases or decreases in such liabilities, are not included in a unitholder’s “at risk” amount. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his “at risk” amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations can be carried forward and will be allowable to the unitholder to the extent that his tax basis or “at risk” amount, whichever was the limiting factor, is increased in a subsequent year. Upon a taxable disposition of a limited partnership unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the “at risk” limitation, but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the “at risk” or basis limitation is no longer utilizable.
      In addition to the foregoing limitations, the passive loss limitations generally provide that individuals, estates, trusts and closely held corporations and personal service corporations can deduct losses from passive activities, which are generally activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses that we generate will only be available to offset future income that we generate and will not be available to offset income from other passive activities or investments, including other publicly traded partnerships, or salary or active business income. The passive activity loss rules are applied after other applicable limitations on deductions, such as the “at risk” and basis limitation rules discussed above. Suspended passive losses that are not used to offset a unitholder’s allocable share of our income may be deducted in full when the unitholder disposes of his entire investment in us to an unrelated party in a fully taxable transaction.

Limitations on interest deductions
      The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of such taxpayer’s “net investment income”. The IRS has announced that Treasury Regulations will be issued that characterize “net passive income” from a publicly traded partnership as “investment income” for purposes of the limitations on the deductibility of “investment interest expense,” and until such Treasury Regulations are issued, “net passive income” from publicly traded partnerships shall be treated as “investment income”. In addition, a unitholder’s share of our portfolio income will be treated as “investment income”. “Investment interest expense” includes:

•	interest on indebtedness properly allocable to property held for investment;

•	a partnership’s interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.
      The computation of a unitholder’s “investment interest expense” will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a limited partnership unit. “Net investment income” includes gross income from property held for investment and amounts treated as portfolio income pursuant to the passive loss rules less deductible expense, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.
Allocation of income, gain, loss and deduction
      In general, if we have a net profit, items of income, gain, loss and deduction will be allocated among the general partner and the unitholders in accordance with their respective percentage interests in us. If we have a net loss, items of income, gain, loss and deduction will generally be allocated (1) first, to the general partner and the unitholders in accordance with their respective percentage interests in us to the extent of their positive capital accounts, and (2) second, to the general partner.
      Notwithstanding the above, as required by Section 704(c) of the Code, specified items of income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of property contributed to us by the general partner and its affiliates (“Contributed Property”) and our property that has been revalued and reflected in the partners’ capital accounts upon the issuance of limited partnership units prior to this offering (“Adjusted Property”). In addition, items of recapture income will be allocated to the extent possible to the partner allocated the deduction giving rise to the treatment of such gain as recapture income. Although we expect that these allocations of recapture income will be respected under Treasury Regulations, if they are not respected, the amount of the income or gain allocated to a unitholder will not change, but instead a change in the character of the income allocated to a unitholder would result. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.
      An allocation of our items of income, gain, loss and deduction, other than an allocation required by the Code to eliminate the difference between a unitholder’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for federal income tax purposes in determining a unitholder’s distributive share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect” under the Treasury Regulations. In any other case, a unitholder’s distributive share of an item will be determined on the basis of the unitholder’s interest in us, which will be determined by taking into account all the facts and circumstances, including the unitholder’s relative contributions to us, the interests of all the unitholders in profits and losses, the interest of all the unitholders in cash flow and other nonliquidating distributions and rights of all the unitholders to distributions of capital upon liquidation.

      Under the Code, partners in a partnership cannot be allocated more depreciation, gain or loss than the total amount of any such item recognized by that partnership in a particular taxable period (the “ceiling limitation”). This “ceiling limitation” is not expected to have significant application to allocations with respect to Contributed Property, and thus, is not expected to prevent our unitholders from receiving allocations of depreciation, gain or loss from such properties equal to that which they would have received had such properties actually had a basis equal to fair market value at the outset. However, to the extent the ceiling limitation is or becomes applicable, our partnership agreement requires that certain items of income and deduction be allocated in a way designed to effectively “cure” this problem and eliminate the impact of the ceiling limitation. Such allocations will not have substantial economic effect because they will not be reflected in the capital accounts of our unitholders.
      The legislative history of Section 704(c) of the Code states that Congress anticipated that Treasury Regulations would permit partners to agree to a more rapid elimination of Book-Tax Disparities than required provided there is no tax avoidance potential. Further, under Final Treasury Regulations under Section 704(c) of the Code, allocations similar to our curative allocations would be allowed. However, since the Final Treasury Regulations are not applicable to us, our tax counsel is unable to opine on the validity of our curative allocations.
Section 754 election
      We and our subsidiary partnerships have each made the election permitted by Section 754 of the Code, which is irrevocable without the consent of the IRS. Such election will generally permit us to adjust a limited partnership unit purchaser’s tax basis in our properties (“inside basis”) pursuant to Section 743(b) of the Code. The Section 754 election only applies to a person who purchases limited partnership units from a unitholder, and the Section 743(b) adjustment belongs solely to such purchaser. Thus, for purposes of determining income, gains, losses and deductions, the purchaser will have a special basis for those of our properties that are adjusted under Section 743(b) of the Code.
      Generally, the amount of the Section 743(b) adjustment is the difference between a partner’s tax basis in his partnership interest and the partner’s proportionate share of the common basis of the partnership’s properties attributable to such partnership interest. Therefore, the calculations and adjustments in connection with determining the amount of the Section 743(b) adjustment depend on, among other things, the date on which a transfer occurs and the price at which the transfer occurs. To help reduce the complexity of those calculations and the resulting administrative cost to us, we will apply the following method to determine the Section 743(b) adjustment for transfers of limited partnership units made after this offering: the price paid by a transferee for his limited partnership units will be deemed to be the lowest quoted trading price for the limited partnership units during the calendar month in which the transfer was deemed to occur, without regard to the actual price paid. The application of such convention yields a less favorable tax result, as compared to adjustments based on actual price, to a transferee who paid more than the “convention price” for his limited partnership units.
      It is possible that the IRS could successfully assert that our method for determining the Section 743(b) adjustment amount does not meet the requirements of the Code or the applicable Treasury Regulations and require us to use a different method. Should the IRS require us to use a different method and should, in our opinion, the expense of compliance exceed the benefit of the Section 754 election, we may seek permission from the IRS to revoke our Section 754 election. Such a revocation may increase the ratio of a unitholder’s allocable share of taxable income to cash distributions and, therefore, could adversely affect the value of a unitholder’s limited partnership units.
      The allocation of the Section 743(b) adjustment among our assets is complex and will be made on the basis of assumptions as to the value of our assets and other matters. We cannot assure you that the allocations we make will not be successfully challenged by the IRS and that the deductions resulting from such allocations will not be reduced or disallowed altogether. For example, the IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to intangible assets instead, such as goodwill, which, as an intangible asset, is generally amortizable over a longer period of time and under a less accelerated method than our tangible assets. Should the IRS require a different allocation of the Section 743(b) adjustment be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of limited partnership units may be allocated more income than he would have been allocated had the election not been revoked, and therefore, such revocation could adversely affect the value of a unitholder’s limited partnership units.
      Treasury Regulations under Sections 743 and 197 of the Code generally require, unless the remedial allocation method is adopted, that the Section 743(b) adjustment attributable to recovery property to be depreciated as if the total amount of such adjustment were attributable to newly-purchased recovery property placed in service when the limited partnership unit transfer occurs. The remedial allocation method can be adopted only with respect to property contributed to a partnership on or after December 21, 1993, and a significant part of our assets were acquired by contribution to us before that date. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Code rather than cost-recovery deductions under Section 168 generally is required to be depreciated using either the straight-line method or the 150 percent declining-balance method. We utilize the 150 percent declining-balance method on such property. The depreciation and amortization methods and useful lives associated with the Section 743(b) adjustment, therefore, may differ from the methods and useful lives generally used to depreciate the common basis in such properties. This difference could adversely affect the continued uniformity of the intrinsic tax characteristics of our limited partnership units. To avoid such a lack of uniformity, we have adopted an accounting convention under Section 743(b) to preserve the uniformity of limited partnership units despite its inconsistency with these Treasury Regulations. Please read “— Uniformity of Limited Partnership Units”.
      Although our tax counsel is unable to opine as to the validity of such an approach because there is no clear authority on this issue, we depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of such property, despite its inconsistency with the Treasury Regulations described above. To the extent a Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring limited partnership units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “— Uniformity of Limited Partnership Units”.
      A Section 754 election is advantageous if the transferee’s tax basis in his limited partnership units is higher than the limited partnership units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his limited partnership units is lower than those limited partnership units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the limited partnership units may be affected either favorably or unfavorably by the election.
Treatment of short sales and constructive sales of appreciated financial positions
      Taxpayers are required to recognize gain but not loss on constructive sales of appreciated financial positions, which would include a constructive sale of limited partnership units. Constructive sales include short sales of the same or substantially identical property, entering into a notional principal contract on the same or substantially identical property, and entering into a futures or forward contract to deliver the same or substantially identical property. Thus, gain would be triggered if a unitholder entered into a contract to sell his or her limited partnership units for a fixed price on a future date. If a constructive sale occurs, the taxpayer must recognize gain as if the appreciated financial position were sold, assigned or otherwise terminated at its fair market value on the date of the constructive sale. Adjustments for the gain recognized on the constructive sale are made in the amount of any gain or loss later realized by the taxpayer with respect to the position.
      It would appear that a unitholder whose limited partnership units are loaned to a “short seller” to cover a short sale of limited partnership units would be considered as having transferred beneficial ownership of such limited partnership units and would no longer be a partner with respect to such limited partnership units during the period of such loan. As a result, during such period, any of our items of income, gain, loss and deductions with respect to such limited partnership units would appear not to be reportable by such unitholder, any cash distributions the unitholder receives with respect to such limited partnership units would be fully taxable and all of such distributions would appear to be treated as ordinary income. The IRS also may contend that a loan of limited partnership units to a “short seller” constitutes a taxable exchange, and if such a contention were successfully made, the lending unitholder may be required to recognize gain or loss.
      Our tax counsel has not rendered an opinion regarding the treatment of a unitholder whose limited partnership units are loaned to a short seller to cover a short sale of limited partnership units. Unitholders desiring to assure their status as partners should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their limited partnership units. The IRS announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please read “— Disposition of Limited Partnership Units — Gain or Loss in General”.
Alternative minimum tax
      Each unitholder will be required to take into account his share of any items of our income, gain, loss and deduction for purposes of the alternative minimum tax. A portion of our depreciation deductions may be treated as an item of tax preference for this purpose. A unitholder’s alternative minimum taxable income derived from us may be higher than his share of our net income because we may use more accelerated methods of depreciation for purposes of computing federal taxable income or loss. Each prospective unitholder should consult with his tax advisors as to the impact of an investment in limited partnership units on his liability for the alternative minimum tax.
Treatment of Operations
Accounting method and taxable year
      We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his limited partnership units following the close of our taxable year but before the close of his taxable year must include his share of our items of income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our items of income, gain, loss and deduction. Please read “— Disposition of Limited Partnership Units — Allocations Between Transferors and Transferees”.
Initial tax basis, depreciation and amortization
      The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to this offering will be borne by the general partner and its affiliates and unitholders acquiring limited partnership units prior to this offering. Please read “— Tax Consequences of Limited Partnership Unit Ownership — Allocation of Income, Gain, Loss and Deduction”.
      To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. We are not entitled to any amortization deductions with respect to any goodwill conveyed to us on formation. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Code.
      If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his limited partnership units. Please read “— Tax Consequences of Limited Partnership Unit Ownership — Allocation of Income, Gain, Loss and Deduction” and “— Disposition of Limited Partnership Units — Gain or Loss in General”.
      The costs incurred in selling our limited partnership units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as a syndication expenses.
Estimates of relative fair market values and basis of properties
      The federal income tax consequences of the acquisition, ownership and disposition of limited partnership units will depend in part on estimates by us as to the relative fair market values and determinations of the initial tax bases of our assets. Although we may consult from time to time with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis may be subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis were found to be incorrect, the character and amount of items of income, gain, loss and deduction previously reported by unitholders might change, and unitholders might be required to amend their previously filed tax returns for prior years and incur interest and penalties with respect to those adjustments. Please read “— Treatment of Operations — Initial Tax Basis, Depreciation and Amortization”.
Disposition of Limited Partnership Units
Gain or loss in general
      If a limited partnership unit is sold or otherwise disposed of, the determination of gain or loss from the sale or other disposition will be based on the difference between the amount realized and the unitholder’s tax basis for such limited partnership unit. A unitholder’s “amount realized” will be measured by the sum of the cash or the fair market value of other property received plus the portion of our nonrecourse liabilities allocated to the limited partnership units sold. To the extent that the amount realized exceeds the unitholder’s basis for the limited partnership units disposed of, the unitholder will recognize gain. Because the amount realized includes the portion of our nonrecourse liabilities allocated to the limited partnership units sold, the tax liability resulting from such gain could exceed the amount of cash received upon the disposition of such limited partnership units. Please read “— Tax Consequences of Limited Partnership Unit Ownership — Tax Basis of Limited Partnership Units”.
      Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in limited partnership units, on the sale or exchange of a limited partnership unit held for more than one year will generally be taxable as capital gain or loss. A portion of this gain or loss, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a limited partnership unit and may be recognized even if there is a net taxable loss realized on the sale of a limited partnership unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of limited partnership units. Net capital loss may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gain in the case of corporations.
      The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method. Although the ruling is unclear as to how the holding period of these interests is determined once they are combined, the Treasury Regulations allow a selling unitholder who can identify limited partnership units transferred with an ascertainable holding period to elect to use the actual holding period of the limited partnership units transferred. Thus, according to the ruling, a unitholder will be unable to select high or low basis limited partnership units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, may designate specific limited partnership units sold for purposes of determining the holding period of limited partnership units transferred. A unitholder electing to use the actual holding period of limited partnership units transferred must consistently use that identification method for all subsequent sales or exchanges of limited partnership units. A unitholder considering the purchase of additional limited partnership units or a sale of limited partnership units purchased in separate transactions should consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.
      Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.
      Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue Treasury Regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.
Allocations between transferors and transferees
      In general, our taxable income and losses are determined annually and are prorated on a monthly basis and subsequently apportioned among the unitholders in proportion to the number of limited partnership units owned by them as of the opening of the NYSE on the first business day of the month. However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business is allocated among the unitholders of record as of the opening of the NYSE on the first business day of the month in which such gain or loss is recognized. As a result of this monthly allocation, a unitholder transferring limited partnership units in the open market may be allocated items of income, gain, loss and deduction realized after the date of transfer.
      The use of the monthly conventions discussed above may not be permitted by existing Treasury Regulations and, accordingly, our tax counsel is unable to opine on the validity of the method of allocating income and deductions between the transferors and transferees of limited partnership units. If the IRS treats transfers of limited partnership units as occurring throughout each month and a monthly convention is not allowed by the Treasury Regulations, the IRS may contend that our taxable income or losses must be reallocated among the unitholders. If any such contention were sustained, the tax liabilities of some unitholders would be adjusted to the possible detriment of other unitholders. Our general partner is authorized to revise our method of allocation (1) between transferors and transferees and (2) as among unitholders whose interests otherwise vary during a taxable period, to comply with any future Treasury Regulations.

      A unitholder who owns limited partnership units at any time during a quarter and who disposes of such limited partnership units prior to the record date set for a cash distribution with respect to such quarter will be allocated items of our income, gain, loss and deduction attributable to such quarter but will not be entitled to receive that cash distribution.
Notification requirements
      A unitholder who sells or exchanges limited partnership units is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange. We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Additionally, a transferor and a transferee of a limited partnership unit will be required to furnish statements to the IRS, filed with their income tax returns for the taxable year in which the sale or exchange occurred, that describe the amount of the consideration received for the limited partnership unit that is allocated to our goodwill or going concern value. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.
Constructive termination
      We will be considered to have been terminated for federal income tax purposes if there is a sale or exchange of 50% or more of our limited partnership units within a twelve-month period, and our constructive termination would cause a termination of each of our subsidiary partnerships. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve-months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.
Uniformity of Limited Partnership Units
      Because we cannot match transferors and transferees of limited partnership units, we must maintain uniformity of the economic and tax characteristics of the limited partnership units to a purchaser of these limited partnership units. Without uniformity in the intrinsic tax characteristics of limited partnership units sold pursuant to this offering and limited partnership units we issue before or after this offering, our compliance with several federal income tax requirements, both statutory and regulatory, could be substantially diminished, and non-uniformity of our limited partnership units could have a negative impact on the ability of a unitholder to dispose of his limited partnership units. A lack of uniformity can result from a literal application of Treasury Regulation section 1.167(c)-1(a)(6) and Treasury Regulations under Sections 197 and 743 of the Code and from the application of the “ceiling limitation” on our ability to make allocations to eliminate Book-Tax Disparities attributable to Contributed Property and Adjusted Property.
      We depreciate and amortize the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property and Adjusted Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of such property or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, despite its inconsistency with the Treasury Regulations. Please read “— Tax Consequences of Limited Partnership Unit Ownership — Section 754 Election”.
      If we determine that our adopted depreciation and amortization conventions cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring limited partnership units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this latter position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic economic and tax characteristics of any limited partnership units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of limited partnership units might be affected, and the gain from the sale of limited partnership units might be increased without the benefit of additional deductions. Please read “— Disposition of Limited Partnership Units — Gain or Loss in General”.
Tax-Exempt Entities, Regulated Investment Companies and Foreign Investors
      Ownership of limited partnership units by employee benefit plans, other tax exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies may raise issues unique to such persons and, as described below, may have substantial adverse tax consequences.
      Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of the taxable income such an organization derives from the ownership of a limited partnership unit will be unrelated business taxable income and thus will be taxable to such a unitholder.
      Regulated investment companies are required to derive 90% or more of their gross income from interest, dividends, gains from the sale of stocks, securities or foreign currency or other qualifying income. We do not anticipate that any significant amount of our gross income will be qualifying income for regulated investment companies purposes.
      Nonresident aliens and foreign corporations, trusts or estates that acquire limited partnership units will be considered to be engaged in business in the United States on account of ownership of such limited partnership units and as a consequence will be required to file federal tax returns in respect of their distributive shares of our income, gains, losses and deductions and pay federal income tax at regular rates, net of credits including withholding, on such income. Generally, a partnership is required to pay a withholding tax on the portion of the partnership’s income that is effectively connected with the conduct of a United States trade or business and that is allocable to the foreign partners, regardless of whether any actual distributions have been made to such partners. However, under rules applicable to publicly traded partnerships, we will withhold on actual cash distributions made quarterly to foreign unitholders at the highest effective rate applicable to individuals. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 BEN or applicable substitute form in order to obtain credit for the taxes withheld. A change in applicable law may require us to change these procedures.
      Because a foreign corporation that owns limited partnership units will be treated as engaged in a United States trade or business, such a unitholder may be subject to United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its allocable share of our earnings and profits, as adjusted for changes in the foreign corporation’s “U.S. net equity,” that are effectively connected with the conduct of a United States trade or business. Such a tax may be reduced or eliminated by an income tax treaty between the United States and the country with respect to which the foreign corporate unitholder is a “qualified resident”. In addition, such a unitholder is subject to special information reporting requirements under Section 6038C of the Code.
      The IRS has ruled that a foreign partner who sells or otherwise disposes of a partnership interest will be subject to federal income tax on gain realized on the disposition of such partnership interest to the extent that such gain is effectively connected with a United States trade or business of the foreign partner. We do not expect that any material portion of any gain from the sale of a limited partnership unit will avoid United States taxation. Moreover, a gain of a foreign unitholder will be subject to United States income tax if that foreign unitholder has held more than 5% in value of the limited partnership units during the five-year period ending on the date of the disposition or if the limited partnership units are not regularly traded on an established securities market at the time of the disposition.
Administrative Matters
Entity-level collections
      If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder, former unitholder or the general partner, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of limited partnership units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund.
Income tax information returns and audit procedures
      We will use all reasonable efforts to furnish unitholders with tax information within 75 days after the close of each taxable year. Specifically, we intend to furnish to each unitholder a Schedule K-1 which sets forth his allocable share of our items of income, gain, loss, deduction and credit. In preparing such information, we will necessarily use various accounting and reporting conventions to determine each unitholder’s allocable share of such items. Neither we nor our tax counsel can assure you that any such conventions will yield a result that conforms to the requirements of the Code, Treasury Regulations thereunder or administrative pronouncements of the IRS. We cannot assure prospective unitholders that the IRS will not contend that such accounting and reporting conventions are impermissible. Contesting any such allegations could result in substantial expense to us. In addition, if the IRS were to prevail, unitholders may incur substantial liabilities for taxes and interest.
      Our federal income tax information returns may be audited by the IRS. The Code contains partnership audit procedures that significantly simplify the manner in which IRS audit adjustments of partnership items are resolved. Adjustments, if any, resulting from such an audit may require each unitholder to file an amended tax return, which may result in an audit of the unitholder’s return. Any audit of a unitholder’s return could result in adjustments to items not related to our returns as well as those related to our returns.
      Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss, deduction and credit and the imposition of penalties and other additions to unitholders’ tax liability are determined at the partnership level in a unified partnership proceeding rather than in separate proceedings with the partners. The Code provides for one partner to be designated as the “Tax Matters Partner” for these purposes. Our partnership agreement appoints our general partner as our Tax Matters Partner.
      The Tax Matters Partner is entitled to make elections for us and our unitholders and can extend the statute of limitations for assessment of tax deficiencies against unitholders with respect to our taxable items. In connection with adjustments to our tax returns proposed by the IRS, the Tax Matters Partner may bind any unitholder with less than a 1% profits interest in us to a settlement with the IRS unless the unitholder elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review to which all the unitholders are bound. If the Tax Matters Partner fails to seek judicial review, such review may be sought by any unitholder having at least a 1% profit interest in us and by unitholders having, in the aggregate, at least a 5% profits interest. Only one judicial proceeding will go forward, however, and each unitholder with an interest in the outcome may participate.
      The unitholders will generally be required to treat their allocable shares of our taxable items on their federal income tax returns in a manner consistent with the treatment of the items on our information return. In general, that consistency requirement is waived if the unitholder files a statement with the IRS identifying the inconsistency. Failure to satisfy the consistency requirement, if not waived, will result in an adjustment to conform the treatment of the item by the unitholder to the treatment on our return. Even if the consistency requirement is waived, adjustments to the unitholder’s tax liability with respect to our items may result from an audit of our or the unitholder’s tax return. Intentional or negligent disregard of the consistency requirement may subject a unitholder to substantial penalties.
Nominee reporting
      Persons who hold our limited partnership units as a nominee for another person are required to furnish to us:

(a) the name, address and taxpayer identification number of the beneficial owners and the nominee;

(b) whether the beneficial owner is:

(1) a person that is not a United States person as defined in Section 7701(a)(30) of the Code,

(2) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or

(3) a tax-exempt entity;

(c) the amount and description of limited partnership units held, acquired or transferred for the beneficial owners; and

(d) information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.
      Brokers and financial institutions are required to furnish additional information, including whether they are a United States person and information on limited partnership units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed for failure to report such information to us. The nominee is required to supply the beneficial owner of the limited partnership units with the information furnished to us.
Registration as a tax shelter
      The Code requires that “tax shelters” be registered with the Secretary of the Treasury. The temporary Treasury Regulations interpreting the tax shelter registration provisions of the Code are extremely broad. Our general partner, as our principal organizer, has registered us as a tax shelter with the IRS in the absence of assurance that we are not subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration is required and not undertaken. We have received tax shelter registration number 90036000017 from the IRS. Issuance of the registration number does not indicate that an investment in limited partnership units or the claimed tax benefits have been reviewed, examined or approved by the IRS. We must furnish our registration number to our unitholders, and a unitholder who sells or otherwise transfers a limited partnership unit in a subsequent transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a limited partnership unit to furnish such registration number to the transferee is $100 for each such failure. The unitholder must disclose our tax shelter registration number on Form 8271 to be attached to the tax return on which any deduction, loss, credit or other benefit generated by us is claimed or income from us is included. A unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for such failure, will be subject to a $250 penalty for each such failure. Any penalties discussed herein are not deductible for federal income tax purposes.

Accuracy-related penalties
      An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.
      A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return (i) for which there is, or was, “substantial authority,” or (ii) as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return. More stringent rules apply to “tax shelters,” a term that in this context does not appear to include us. If any item of income, gain, loss, deduction or credit included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.
      A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.
State, Local and Other Tax Considerations
      Unitholders may be subject to state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which the unitholders reside or in which we or our subsidiary partnerships do business or own property. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider the potential impact of such taxes on his investment in limited partnership units. Our operating subsidiaries own property and do business in Alabama, Arkansas, Colorado, Illinois, Indiana, Kansas, Kentucky, Louisiana, Missouri, Montana, Nebraska, New Mexico, New York, North Dakota, Ohio, Oklahoma, Pennsylvania, Rhode Island, South Dakota, Texas, Utah and Wyoming. A unitholder will likely be required to file state income tax returns in such states, other than South Dakota, Texas and Wyoming, and may be subject to penalties for failure to comply with such requirements. In addition, an obligation to file tax returns or to pay taxes may arise in other states. Moreover, in some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. This could occur, for example, if the unitholder has no income from sources within that state. We are authorized but not required to pay any state or local income tax on behalf of all the unitholders even though such payment may be greater than the amount that would have been required to be paid if such payment had been made directly by a particular partner or assignee; provided, however, that such tax payment shall be in the same amount with respect to each limited partnership unit and, in the general partner’s sole discretion, payment of such tax on behalf of all the unitholders or assignees is in the best interests of the unitholders or the assignees as a whole. Any amount so paid on behalf of all unitholders or assignees shall be deducted as a cash operating expenditure of us in calculating “Cash from Operations”.
      It is the responsibility of each prospective unitholder to investigate the legal and tax consequences, under the laws of pertinent states or localities, of his investment in limited partnership units. Accordingly, each prospective unitholder should consult, and must depend on, his own tax advisors with regard to state and local tax matters. Further, it is the responsibility of each unitholder to file all state and local, as well as federal, tax returns that may be required of such unitholder.

INVESTMENT IN LIMITED PARTNERSHIP UNITS BY EMPLOYEE BENEFIT PLANS
      An investment in limited partnership units by an employee benefit plan is subject to additional considerations because the investments of such plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and restrictions imposed by Section 4975 of the Code. As used herein, the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, Simplified Employee Pension Plans, and tax deferred annuities or Individual Retirement Accounts established or maintained by an employer or employee organization. Among other things, consideration should be given to:

•	whether such investment is prudent under Section 404(a)(1)(B) of ERISA;

•	whether in making such investment such plan will satisfy the diversification requirement of Section 404(a)(1)(C) of ERISA;

•	the fact that such investment could result in recognition of unrelated business taxable income by such plan even if there is no net income;

•	the effect of an imposition of income taxes on the potential investment return for an otherwise tax-exempt investor; and

•	whether, as a result of the investment, the plan will be required to file an exempt organization business income tax return with the IRS.
      Please read “— Tax-Exempt Entities, Regulated Investment Companies and Foreign Investors”. The person with investment discretion with respect to the assets of an employee benefit plan should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for such plan.
      In addition, a fiduciary of an employee benefit plan should consider whether such plan will, by investing in limited partnership units, be deemed to own an undivided interest in our assets. If so, the general partner also would be a fiduciary of such plan, and we would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code.
      Section 406 of ERISA and Section 4975 of the Code prohibit an employee benefit plan from engaging in transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the plan. These provisions also apply to Individual Retirement Accounts which are not considered part of an employee benefit plan. The Department of Labor issued final regulations on November 13, 1986, that provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets”. Pursuant to these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

(1)	the equity interests acquired by employee benefit plans are publicly offered securities, i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under the federal securities laws;

(2)	the entity is an “operating company,” i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

(3)	there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by employee benefit plans (as defined in Section 3(3) of ERISA), whether or not they are subject to the provisions of Title I of ERISA, plans described in Section 4975(e)(1) of the Code, and any entities whose underlying assets include plan assets by reason of a plan’s investments in the entity.
      Our assets would not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in (1) above, and also may satisfy requirements (2) and (3) above.

      Plan fiduciaries contemplating a purchase of limited partnership units should consult with their own counsel concerning the consequences under ERISA and the Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

PLAN OF DISTRIBUTION
      We may sell securities to one or more underwriters for public offering and sale, or we may sell the securities to investors directly or through agents. The applicable prospectus supplement will name any underwriter or agent involved in the offer and sale of the securities.
      Underwriters may offer and sell the securities at fixed prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. We also may authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or though dealers. Dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.
      The applicable prospectus supplement will disclose any underwriting compensation we pay to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against, or contribution toward, certain civil liabilities, including liabilities under the Securities Act.
      If a prospectus supplement so indicates, we will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase the securities to which such prospectus supplement relates, providing for payment and delivery on a future date specified in such prospectus supplement. There may be limitations on the minimum amount that may be purchased by any such institutional investor or on the number of the securities that may be sold pursuant to such arrangements. Institutional investors include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as we may approve. The obligations of the purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except that (i) the purchase by an institution of the securities shall not be prohibited under the applicable laws of any jurisdiction in the United States and (ii) if the securities are being sold to underwriters, we shall have sold to such underwriters the total number of such securities less the number thereof covered by such arrangements. Underwriters will not have any responsibility in respect of the validity of such arrangements or our performance or such institutional investors thereunder.
      If a prospectus supplement so indicates, the underwriters engaged in an offering of securities may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional securities or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the overallotment option. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of securities made by the underwriters in the open market prior to the completion of the offering.
      The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased securities sold by or for the account of such underwriter in stabilizing or short covering transactions.
      Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the securities, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.
      Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for us in the ordinary course of business.
LEGAL
      Certain legal matters in connection with the securities will be passed upon by Fulbright & Jaworski L.L.P., Houston, Texas, as our counsel. Any underwriter will be advised about other issues relating to any offering by their own legal counsel.
EXPERTS
      The consolidated financial statements of TEPPCO Partners, L.P. as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002, the consolidated financial statements of TE Products Pipeline Company, Limited Partnership as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002, and the consolidated balance sheet of Texas Eastern Products Pipeline Company, LLC and subsidiary as of December 31, 2002 (included in TEPPCO Partners, L.P.’s Current Report on Form 8-K filed on July 15, 2003), have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
      The audit report covering the December 31, 2002 consolidated financial statements of TEPPCO Partners, L.P. refers to a change in the method of accounting for derivative financial instruments and hedging activities on January 1, 2001, and, effective January 1, 2002, the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.
      The combined financial statements of the Burlington Resources Gathering Inc. Val Verde Gathering and Processing System as of December 31, 2001 and 2000, and for the years then ended incorporated by reference in this prospectus from TEPPCO Partners, L.P.’s Current Report on Form 8-K filed July 2, 2002, as amended by the Current Reports on Form 8-K/A filed on August 12, 2002 and October 8, 2002, have been audited by PricewaterhouseCoopers LLP, independent accountants, as indicated in their report with respect thereto. Such combined financial statements have been so incorporated in reliance on the report of such independent accountants given on the authority of said firm as experts in auditing and accounting.

$300,000,000

TEPPCO Partners, L.P.

7.000% Fixed/Floating Rate Junior Subordinated Notes due 2067

Guaranteed to the extent described in this prospectus supplement by

TE Products Pipeline Company, Limited Partnership, TCTM, L.P., TEPPCO Midstream Companies, L.P. and Val Verde Gas Gathering Company, L.P.

PROSPECTUS SUPPLEMENT
May 15, 2007

Joint Book-Running Managers

Wachovia Securities	JPMorgan	SunTrust Robinson Humphrey

BNP PARIBAS	RBS Greenwich Capital

BNY Capital Markets, Inc.	KeyBanc Capital Markets	Wells Fargo Securities